     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996
                                                      REGISTRATION NO. 333-05665

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STERICYCLE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          4953                  36-3640402
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         1419 LAKE COOK ROAD, SUITE 410
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-6550
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 MARK C. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STERICYCLE, INC.
                         1419 LAKE COOK ROAD, SUITE 410
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-6550
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        Craig P. Colmar, Esq.                   Geoffrey E. Liebmann, Esq.
          Michael Bonn, Esq.                     Cahill Gordon & Reindel
          Johnson and Colmar                          80 Pine Street
        300 South Wacker Drive                   New York, New York 10005
       Chicago, Illinois 60606

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                STERICYCLE, INC.
                            ------------------------

                             CROSS-REFERENCE SHEET

           PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION
                   IN PROSPECTUS OF PART I ITEMS OF FORM S-1

            ITEM NUMBER AND HEADING IN
         FORM S-1 REGISTRATION STATEMENT                  LOCATION OR CAPTION IN PROSPECTUS
- --------------------------------------------------  ---------------------------------------------
 1.  Forepart of the Registration Statement and     Forepart of Registration Statement; Outside
      Outside Front Cover Page of Prospectus......  Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of   Inside Front Cover Page; Outside Back Cover
      Prospectus..................................  Page

 3.  Summary Information, Risk Factors and Ratio    Prospectus Summary; Risk Factors
      of Earnings to Fixed Charges................

 4.  Use of Proceeds..............................  Use of Proceeds

 5.  Determination of Offering Price..............  Outside Front Cover Page; Underwriting

 6.  Dilution.....................................  Dilution

 7.  Selling Security Holders.....................  Not Applicable

 8.  Plan of Distribution.........................  Outside and Inside Front Cover Pages;
                                                    Underwriting; Outside Back Cover Page

 9.  Description of Securities to be Registered...  Outside Front Cover Page; Prospectus Summary;
                                                    Dividend Policy; Capitalization; Description
                                                    of Capital Stock; Shares Eligible for Future
                                                    Sale

10.  Interests of Named Experts and Counsel.......  Not Applicable

11.  Information with Respect to the Registrant...  Outside and Inside Front Cover Pages;
                                                    Prospectus Summary; Risk Factors; Use of
                                                    Proceeds; Dividend Policy; Capitalization;
                                                    Dilution; Selected Consolidated Financial
                                                    Data; Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management; Certain
                                                    Transactions; Principal Stockholders; Shares
                                                    Eligible for Future Sale; Description of
                                                    Capital Stock; Additional Information;
                                                    Consolidated Financial Statements; Outside
                                                    Back Cover Page

12.  Disclosure of Commission Position on           Not Applicable
      Indemnification for Securities Act
      Liabilities.................................

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 2, 1996


                                3,000,000 SHARES

            [LOGO]
                                  Common Stock


    The 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (this "Offering") are being offered by Stericycle, Inc. ("Stericycle" or the "Company"). Prior to this Offering there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for the factors considered in determining the initial public offering price.


    The Common Stock has been approved for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "SRCL," subject to notice of issuance.


    FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 7-14.

                               -----------------
THESE   SECURITIES   HAVE   NOT   BEEN   APPROVED   OR   DISAPPROVED   BY    THE
   SECURITIES    AND   EXCHANGE   COMMISSION    OR   ANY   STATE   SECURITIES
     COMMISSION  NOR  HAS  THE   SECURITIES  AND  EXCHANGE  COMMISSION   OR
       ANY   STATE  SECURITIES   COMMISSION  PASSED   UPON  THE  ACCURACY
           OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY   REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                                       UNDERWRITING
                                                  PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                   PUBLIC              COMMISSIONS*             COMPANY+
Per Share.................................            $                      $                      $
Total++...................................            $                      $                      $

- ------------

* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

+    Before deducting expenses of this Offering payable by the Company estimated to be $800,000.


++   The Company has granted the Underwriters a 30-day option to purchase up  to
    450,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the
    total price to public will be  $         , the total underwriting  discounts
    and  commissions will be $         and the total proceeds to Company will be
    $        . See "Underwriting."

                              -------------------

    The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York, on
or about         , 1996, against payment therefor. The Underwriters include:

DILLON, READ & CO. INC.
                              SALOMON BROTHERS INC
                                                         WILLIAM BLAIR & COMPANY

                 The date of this Prospectus is         , 1996.

                               [Logo] Stericycle


[Six photographs of the Company's education, collection and treatment processes; the following are the captions to these photographs]



Through on-site training and education programs, Stericycle helps customers establish regulated medical waste management systems.



Stericycle helps healthcare providers protect patients and employees from the potential hazards of regulated medical waste with puncture-resistant, leak-proof STERI-TUB collection containers.



Regulated medical waste is readied for treatment at the beginning of the process.



The empty STERI-TUB continues on to the wash station where it is sanitized and prepared for re-use.



A processing vessel containing the regulated medical waste automatically enters the dielectric oven, where it is treated using Stericycle's patented ELECTRO -
 THERMAL - DEACTIVATION (ETD) treatment process.



The regulated medical waste has now been rendered noninfectious. The treated waste can now be recycled, used as a fuel to provide energy, or safely landfilled.



    Steri-Cement-Registered Trademark-, Steri-Fuel-Registered Trademark-, Steri-Plastic-Registered Trademark- and Steri-Tub-Registered Trademark- are registered trademarks and Stericycle-Registered Trademark- is a registered service mark of the Company.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS A 1-FOR-5.3089 REVERSE STOCK SPLIT, TO BE EFFECTIVE PRIOR TO COMPLETION OF THIS OFFERING, (II) REFLECTS THE REDESIGNATION OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK AS A LIKE NUMBER OF SHARES OF COMMON STOCK, TO BE EFFECTIVE PRIOR TO COMPLETION OF THIS OFFERING, AND (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "DESCRIPTION OF CAPITAL STOCK," "CAPITALIZATION" AND "UNDERWRITING." UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO "STERICYCLE" AND THE "COMPANY" REFER TO STERICYCLE, INC. AND ITS SUBSIDIARIES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER "RISK FACTORS."

                                  THE COMPANY

    Stericycle is a multi-regional integrated company employing proprietary technology to provide environmentally-responsible management of regulated medical waste for the health care industry. Because of the Company's health care orientation, proprietary technology and breadth of service, the Company believes that it is in a unique position to meet the fundamental need of the health care industry to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. The Company believes that its exclusive focus on regulated medical waste and the experience of its management in the health care industry distinguish the Company from its chief competitors, most of whom participate in multiple businesses and most of whose management experience is primarily in the solid waste business. The Company believes that its regulated medical waste management system, including its proprietary ELECTRO-THERMAL-DEACTIVATION ("ETD") treatment process, is the only commercially-proven system that provides all of the following benefits: (i) it kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions; (ii) it affords certain operating cost advantages over the principal competing technologies; (iii) it reduces the volume of regulated medical waste by up to 85%; (iv) it renders regulated medical waste unrecognizable; (v) it permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) it enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production. The Company's full-service program is designed to help to protect its customers and their employees against potential liabilities and injuries in connection with the handling, transportation and disposal of regulated medical waste.

    The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, reuse and recycling services, together with related training and education programs, consulting services and product sales, in four geographic service areas: (i) California;
(ii) Washington, Oregon, Idaho and British Columbia; (iii) Wisconsin, Illinois, Indiana and Michigan; and (iv) Massachusetts, Maine, New Hampshire, Vermont, Rhode Island, Connecticut, New York and New Jersey. As of December 31, 1995, the Company served over 13,000 customers, consisting of two principal types of regulated medical waste generators. Approximately 70% of the Company's 1995 revenues were derived from hospitals, blood banks and pharmaceutical manufacturers ("Core" generators), and approximately 30% of its revenues were derived from long-term and subacute care facilities, outpatient clinics, medical and dental offices, industrial clinics, dialysis centers, laboratories, biotechnology and biomedical companies, veterinary offices, municipal health departments, ambulance, fire and police departments, correctional facilities, schools, park districts and funeral homes ("Alternate Care" generators). The Company's current operations are comprised of four treatment centers, one recycling center, five transfer stations and four customer service centers.

    Regulated medical waste is generally defined as any waste that can cause an infectious disease or that reasonably can be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical, emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents; and blood and blood products.

    Generators of regulated medical waste are responsible for that waste from its origin through its disposal. The Company seeks to offer a single-source solution to a wide spectrum of regulated medical waste management issues confronting generators of regulated medical waste, thereby managing the generators' compliance responsibilities relating to proper packaging, labeling, handling, treatment, disposal, tracking and reporting. In addition, the Company offers programs to assist customers in educating their employees on safety, resource conservation and compliance issues. This full-service approach to regulated medical waste management assists customers in dealing cost-effectively with the increasingly complex regulatory framework in which generators of regulated medical waste operate.

    An independent study published in 1995 estimated that the size of the regulated medical waste management market in the United States in 1995 was approximately $1 billion. Based upon certain public information and the Company's estimates of its competitors' revenues, the Company believes that it is the second-largest provider of regulated medical waste management services in the United States.

    The Company believes that the demand for its services will grow as a consequence of certain trends in the health care and regulated medical waste industries:

    - The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted increasing public awareness and regulatory attention. The Occupational Health and Safety Administration ("OSHA") has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious materials that require, among other things, special procedures for handling regulated medical waste and annual training of all personnel who are potentially exposed to blood and bodily fluids.

    - Alternate Care generators have become an increasingly important source of revenues in the regulated medical waste industry. Individual Alternate Care generators, however, typically do not produce regulated medical waste in sufficient volumes to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel. Accordingly, Alternate Care generators often rely on a regulated medical waste management provider for a broad range of regulated medical waste management services.

    - The health care industry is under increasing pressure to reduce costs and improve efficiency, which the Company believes can be achieved in the case of regulated medical waste by obtaining waste management services from outside sources.

    - Governmental clean air regulations and public opposition are combining to increase the cost and difficulty of obtaining permits to build and operate incinerators. As a result, many hospitals have shut down their incinerators, and the Company expects that many more will do so, with a corresponding increase in demand for off-site alternative treatment services such as those offered by the Company.

    - Although  the  regulated   medical  waste   management  industry   remains
      fragmented, the number of competitors is rapidly decreasing as a result of industry consolidation.

    The Company believes that it has the opportunity to increase its penetration of the geographic service areas in which it currently operates as well as to expand into adjacent service areas and offer additional products and services to its customers. Since August 1993, the Company has acquired eight regulated medical waste management businesses. The Company intends to continue to expand through business acquisitions, in which it will attempt to acquire businesses that can be integrated into the Company's existing operations and businesses in new geographic service areas that can be assembled in a "hub and spoke" configuration using transfer stations and treatment facilities. Through a combination of logistics and marketing efforts and business acquisitions, the Company intends to improve its operating efficiency.

    Stericycle, Inc. is a Delaware corporation with its principal executive offices located at 1419 Lake Cook Road, Suite 410, Deerfield, Illinois 60015. Its telephone number is (847) 945-6550.

                                  THE OFFERING

Common Stock offered by the Company.............  3,000,000 shares
Common Stock to be outstanding after this         9,218,455 shares (1)
Offering........................................
Use of proceeds.................................  To  repay  bank  and other  debt  and for
                                                  general  corporate  purposes,   including
                                                  capital expenditures, working capital and
                                                  potential  future acquisitions.  See "Use
                                                  of Proceeds."
Proposed Nasdaq National Market symbol..........  SRCL

- ------------------------

(1) Based on the number of shares outstanding as of June 1, 1996, after giving effect to the issuance of 98,001 shares of Common Stock in partial payment of a note to be repaid upon completion of this Offering. Excludes 414,030 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of June 1, 1996, at a weighted average exercise price of $0.69 per share, and 387,468 shares issuable upon the exercise of outstanding warrants all of which were exercisable as of June 1, 1996 at a weighted average exercise price of $5.31 per share. Also excludes 304,413 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $1.35 per share, and 21,778 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $34.27 per share, which either were not exercisable within 60 days of June 1, 1996 or were exercisable at prices in excess of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus. See "Description of Capital Stock -- Options" and "-- Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1991      1992(4)     1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Revenues.................................  $   1,563  $   5,010  $   9,141  $  16,141  $  21,339  $  10,756  $  11,616
Cost of revenues.........................      2,005      5,466      9,137     13,922     17,478      8,872      9,189
Selling, general and administrative
 expenses................................      3,377     11,223      5,988      7,927      8,137      4,663      3,315
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.....................     (3,819)   (11,679)    (5,984)    (5,708)    (4,276)    (2,779)      (888)
Interest expense.........................        (77)      (244)      (245)      (260)      (277)      (103)      (206)
Interest income..........................        243        283        201        156          9          6         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.................................  $  (3,653) $ (11,640) $  (6,028) $  (5,812) $  (4,544) $  (2,876) $  (1,094)
Less cumulative preferred dividends......     (1,351)    (2,737)    (3,733)    (4,481)        --(5)    (3,146)        --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss applicable to common stock..........  $  (5,004) $ (14,377) $  (9,761) $ (10,293) $  (4,544) $  (6,022) $  (1,094)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per common share (1)............  $   (2.38) $   (6.64) $   (4.51) $   (4.76) $   (0.65) $   (2.78) $   (0.15)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares
 outstanding.............................  2,106,842  2,165,625  2,162,611  2,162,988  7,029,441  2,162,988  7,074,440
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per common share
 (2).....................................                                              $   (0.45)            $   (0.11)
                                                                                       ---------             ---------
                                                                                       ---------             ---------
Pro forma weighted average number of
 common shares outstanding (3)...........                                              10,029,441            10,074,440
                                                                                       ---------             ---------
                                                                                       ---------             ---------


                                              JUNE 30, 1996
                                           --------------------
                                                         AS
                                            ACTUAL    ADJUSTED(6)
                                           ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $      40     $  25,770
Total assets............................................................................     25,834        51,564
Current portion of long-term debt.......................................................      4,306           816
Long-term debt, net of current maturities...............................................      4,399         2,241
Shareholders' equity....................................................................     11,911        43,289


- ------------------------------

(1) See Note 2 to the Consolidated Financial Statements for information concerning the computation of net loss per share.


(2) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered hereby and application of the estimated net proceeds to the Company for contemplated debt repayment, with elimination of the interest expense on the indebtedness repaid ($64,000 for the year ended December 31, 1995 and $83,000 for the six months ended June 30, 1996). See "Use of Proceeds."


(3) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered hereby.

(4) During 1992, the Company approved a restructuring plan which resulted in a nonrecurring charge of $2,747,000, primarily to write-off assets associated with a technology used by the Company prior to the development of the ETD process.

(5) In August 1995 and in connection with a recapitalization of the Company, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as Class A common stock. See "Description of Capital Stock -- 1995 Recapitalization."


(6) Adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus, and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), application of the estimated net proceeds to the Company and the issuance of 98,001 shares of Common Stock in partial payment of a note to be repaid upon completion of this Offering. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


    The Company is engaged in the regulated medical waste management business. The Company's operations have not been profitable since the Company began operations in 1989. As of June 30, 1996, the Company had an accumulated deficit of approximately $38,196,000. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net losses of approximately $4,544,000, or $0.65 per share, and approximately $1,094,000, or $0.15 per share, respectively. There can be no assurance that the Company will be able to operate profitably in the future. The Company is subject to the risks and uncertainties inherent in the growth of a developing business in its industry, including, among other things, limited access to capital, difficulties and delays in obtaining necessary government permits and authorizations, other delays in implementing its business strategy in particular geographic service areas and significant competition.


IMPACT OF GOVERNMENT REGULATION

    The regulated medical waste management industry is subject to extensive federal, state, local and applicable foreign laws and regulations. The collection, transportation, treatment and disposal of regulated medical waste require applicable government permits, authorizations and approvals ("permits"), the nature of which may vary from jurisdiction to jurisdiction, and continuing compliance with required packaging, labeling, handling, treatment, disposal and documentation procedures and notice and reporting obligations. The Company believes that it has obtained all government permits required to operate its existing business and that it is in compliance in all material respects with these permits and all applicable laws and regulations. State and local laws and regulations change with some frequency, however, and the amendment of existing laws or regulations or the adoption of new laws or regulations could require the Company to obtain new government permits or to modify its current methods of operation in order to comply with these changes. There can be no assurance that the Company would be able to obtain any such new permits or that the cost of compliance with any such changes would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Governmental Regulation."

    The permits that the Company requires, and in particular the permits required to build and operate treatment and transfer facilities and transport regulated medical waste, are difficult and time-consuming to obtain and, if and when issued, may be subject to conditions or restrictions which limit the Company's ability to operate efficiently in the applicable jurisdiction. There can be no assurance that the Company will be successful in obtaining the permits necessary in order to expand the geographic service areas in which it operates or that any such permits will be obtained when contemplated by the Company's expansion plans or under conditions or with restrictions acceptable to the Company. The Company's inability to expand the geographic service areas in which it operates, either because it is unable to obtain the necessary permits or because they are issued under conditions or with restrictions which are not acceptable to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's applications for treatment and transfer facility permits are frequently subject to opposition by elected officials, local residents or citizen groups, and public opposition could force the Company to delay or withdraw its application and abandon its plans to expand into a particular geographic service area or to locate a treatment or transfer facility at a particular site. Even after a permit is issued, opponents may initiate administrative proceedings or litigation to compel the applicable regulatory agency to modify the conditions under which the permit was granted or to revoke the issuance of the permit. The Company's withdrawal of a permit application, after incurring substantial costs in the preparation and prosecution of the application and underlying market studies, site selection, facility design and pre-marketing activities, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

    The Company's failure to operate in compliance with the requirements and limitations of any permit, or with the laws and regulations pursuant to which the permit was issued, could jeopardize the permit. Routine compliance inspections by the issuing regulatory agency, as well as complaints filed or anonymously sponsored by the Company's competitors or others alleging that the Company is not operating in compliance with a particular permit, could result in administrative proceedings to modify, suspend or revoke the permit. Any such modification, suspension or revocation could have a material adverse effect on the Company's business, financial condition and results of operations. Some permits have to be renewed periodically, and there can be no assurance that any existing or future permit which is required to be renewed will be renewed by the issuing regulatory agency. The failure to obtain any such renewal could have a material adverse effect on the Company's business, financial condition and results of operations. Subsequent to the issuance of the Company's original license for its Woonsocket, Rhode Island treatment facility, the State of Rhode Island enacted legislation that required the Company to obtain an additional license for its regulated medical waste operations. The Company has applied for but not yet received this additional license. Until regulatory action is taken in respect of this additional license, the Company is permitted to continue to operate under its current license. There can be no assurance that the Company will receive the additional license. Denial of this license could result in the Company being required to cease treatment operations in Rhode Island and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

    The Company's treatment technology is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has been permitted to operate its treatment technology in 13 states with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations. Like any technology, the Company's treatment process may be subject to certain technological limitations. Although the Company has never been denied regulatory approval because of any technological limitation on its treatment process, there can be no assurance that specific limitations will not be identified by a regulatory agency as a sufficient reason to withhold a necessary permit in a particular jurisdiction or used by competitors to encourage customers or potential customers to engage their services rather than those of the Company. There can be no assurance that any such actions would not have a material adverse effect on the Company's business, financial condition and results of operations.

    In the State of Washington, the Company is subject to regulation by the Utilities and Transportation Commission, which regulates all businesses engaged in transportation in the state. As a regulated business, the Company must receive approval from the Utilities and Transportation Commission for the prices that it charges for its services in Washington. While the Commission has approved the Company's current prices, there can be no assurance that the Commission will approve the prices that the Company may seek to charge in the future or that the prices approved will be adequate to enable the Company to earn an acceptable return on its operations in Washington. There can be no assurance that the Company will not be regulated in a similar manner in other states or jurisdictions in the future. Any such regulation could result in the Company's failure to attain otherwise available levels of profitability and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

GOVERNMENTAL ENFORCEMENT PROCEEDINGS

    The Company has been and may continue to be subject from time to time to governmental enforcement proceedings and has been and may be required to pay fines and penalties or undertake remedial work at its facilities. The amount of any such fines and penalties and the cost of any such remedial work could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations. In August 1995, the Company and the Rhode Island Department of Environmental Management ("RIDEM") entered into a settlement agreement pursuant to which, without admitting liability, the Company agreed to pay $400,000 over a seven-year period and to perform community services and conduct seminars over a five-year period. The settlement arose from certain notices of violation that RIDEM issued in September 1994 and April 1995 pursuant to which RIDEM sought penalties of $3,356,000, claiming that the Company had violated state medical waste and solid waste regulations by, among other things, mishandling and improperly treating medical waste and endangering its employees' health by failing to provide proper training and protective clothing. RIDEM has recently contacted the Company's local counsel and informally suggested that it may issue additional notices of violation. The Company believes that there is no basis for the issuance of any such additional notices and that the resolution of the matter will be favorable to the Company. There can be no assurance, however, that if the resolution is unfavorable to the Company, the Company's obligations as a result of any such additional notices of violation would not have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company believes that the action by RIDEM prompted regulatory authorities in all of the other states in which the Company does business to investigate or inquire into the Company's operations. None of these investigations or inquiries has resulted in any fines, penalties or remedial work. The Company believes that the Massachusetts Attorney General inquired into the Company's activities in Massachusetts but does not know whether the inquiry, if any, is still pending. The Company believes, however, that if there is or was any such inquiry, it was begun following the adverse publicity that the Company received in connection with the notices of violation from RIDEM.

    In 1994, when the Company still used a third party for transportation services prior to obtaining its own California waste transportation permit, the California Department of Health Services initiated an investigation of possible violations of the state medical waste management act by the third party and the Company, including delays in transport and insufficient tracking of regulated medical waste in transit. In order to resolve this matter, the Company agreed in April 1995 to pay $75,000 to the California Department of Health Services Medical Waste Management Fund and to assume direct responsibility for the transportation of regulated medical waste to the Company's treatment facilities. In 1993 the Company resolved separate inquiries by the Federal Trade Commission and state agencies in California and Washington by voluntarily agreeing to clarify in its promotional materials the proportions of treated regulated medical waste going to resource recovery and recycling.

    There can be no assurance that the Company will be successful in its defense of any future government enforcement proceeding or in obtaining a settlement of any fines or penalties sought to be imposed on terms acceptable to the Company. The expense and time involved in defending against any such enforcement proceeding, the cost of any fines or penalties imposed or paid in settlement, and the adverse publicity, loss of customers and additional investigations or inquiries associated with any proceeding, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulatory and Legal Proceedings."

IMPORTANCE OF GOVERNMENTAL ENFORCEMENT OF ENVIRONMENTAL REGULATIONS

    The Company believes that its business prospects are enhanced by the enforcement of stringent statutory and regulatory requirements relating to the collection, transportation, treatment and disposal of regulated medical waste. These laws and regulations are, and will continue to be, a principal factor affecting demand for the Company's regulated medical waste management services. In addition, the Company views laws and regulations that make it more difficult or expensive to use competing regulated medical waste treatment technologies, such as incineration and autoclaving, as advantageous to its business prospects. The Company believes that legislative initiatives offering financial incentives for or otherwise encouraging the recycling of treated medical waste similarly enhance the Company's business prospects. Changes in the law or regulations that relax the requirements governing regulated medical waste, including changes that reduce incentives to landfill diversion and resource recovery or that remove obstacles to the use of incineration and autoclaving for the treatment of regulated medical waste, could have a material adverse effect on the Company's business, financial condition and results of operations. The level of future enforcement of existing and new laws and regulations, the scope of future laws and regulations and the impact of technological changes on existing or future laws and regulations cannot be predicted. The level of enforcement in each jurisdiction is subject to changing political and budgetary pressures. A significant reduction in government enforcement in one or more jurisdictions could have a material adverse effect on the Company's business, financial condition and results of operations.

INTENSE COMPETITION WITHIN INDUSTRY

    The Company operates within the intensely competitive regulated medical waste management industry. Competition in the industry has resulted in substantial price reductions in virtually all geographic areas. Although prices have stabilized in certain areas, there can be no assurance that competitive pressures within the regulated medical waste management industry will not result in continued or accelerated price reductions. Substantial continued or accelerated price reductions would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company faces competition from several national waste management companies and many regional and local businesses in its present locations, and will be confronted in the future with such competition in each location where it seeks to expand. The Company's business strategy involves selling its services to customers who may have established relationships with existing regulated medical waste management businesses and who therefore may be reluctant to use the Company's services. Several of the Company's competitors are larger and have substantially greater capital resources, regulatory experience, sales and marketing capabilities and broader product and service offerings than the Company and are well established in their respective markets. Among these larger competitors are Browning-Ferris Industries, Inc. ("BFI"), WMX Technologies, Inc., Laidlaw Waste Systems, Inc. and USA Waste Services, Inc. The Company's primary competitor is BFI. BFI or other competitors, either alone or together with competitors having sufficient resources, could engage in a variety of actions that may have the effect of delaying or preventing the implementation of the Company's business strategy. These activities may include aggressive price competition, bundling of regulated medical waste management services with other services including solid waste management, lobbying or other government relations initiatives designed to impede the Company's ability to obtain or maintain necessary permits and approvals, financial support of citizens' groups that oppose the Company's plans to locate a facility at a particular site, offering  a  higher  level  of  customer service,  and  efforts  to  recruit the
Company's customers. There can be no assurance that the Company's competitors will not substantially increase their commitment of resources devoted to competing aggressively with the Company or that the Company will be able to compete profitably with BFI or other competitors. To the extent that the Company's competitors are able to secure significant numbers of long-term customer agreements with penalties for early termination in geographic service areas that the Company targets for growth, the Company may be unable to meet its growth objectives. In addition, the widespread adoption of long-term regulated medical waste management agreements among the Company's potential customers may increase the likelihood that the Company will be accused of wrongful interference with the contractual rights of a competitor if and when the Company attempts to persuade a potential customer to terminate its relationship with that competitor and become a customer of the Company. See "Business -- Competition."

GROWTH STRATEGY DEPENDENT UPON ACQUISITIONS

    The Company's growth strategy depends in significant part on its ability to acquire other regulated medical waste management businesses. There can be no assurance that the Company will be able to identify suitable businesses to acquire, successfully negotiate their acquisition, improve the productivity of their operations or integrate their operations into the Company's business. The recent consolidation in the regulated medical waste management industry may increase competition for the acquisition of existing businesses and result in fewer acquisition opportunities and higher purchase prices. Some of the Company's competitors for acquisitions are larger companies with significantly greater resources than the Company. If the Company is successful in identifying suitable regulated medical waste management businesses to acquire and in negotiating terms of acquisition acceptable to the Company, there can be no assurance that any debt or equity financing which may be necessary to complete their acquisition could be obtained on terms satisfactory to the Company. Any additional equity financing may be dilutive to the Company's existing stockholders, and any debt financing, if available, may significantly increase the Company's debt and involve restrictive covenants which limit the Company's operations. The Company's failure to implement successfully its growth strategy could delay the Company's achievement of profitable operations and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business -- Growth Strategy" and "-- Acquisition Program."

    If the Company is successful in acquiring additional regulated medical waste management businesses, the Company may experience a period of rapid growth which could place significant additional demands on the Company's management, resources and management information systems. The Company's failure to manage any such rapid growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL INABILITY TO FUND FUTURE CAPITAL REQUIREMENTS

    The Company anticipates that its future acquisitions of other regulated medical waste management businesses will be made by the payment of cash, including cash from the net proceeds of this Offering, the issuance of debt or equity securities or a combination of these methods. In addition, the Company's growth through internal expansion of its existing business as well as continuing operations will require substantial expenditures. If the Company is unable to use debt or equity securities to make business acquisitions after the substantial exhaustion of the net proceeds of this Offering, there can be no assurance that the Company will have sufficient capital resources for that purpose, or other purposes, or that it will be able to obtain additional resources on terms acceptable to the Company or at all. Any additional equity financing may be dilutive to the Company's existing stockholders, and any debt financing, if available, may involve restrictive covenants which limit the Company's operations. The Company's failure to raise capital if and when needed could delay or suspend the Company's growth strategy and result in a material modification of the Company's business strategy. The Company's inability to fund its capital requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business -- Growth Strategy" and "-- Acquisition Program."

DEPENDENCE ON PATENTS AND PROPRIETARY INFORMATION


    The Company owns four United States patents and is the owner or licensee of a number of United States and foreign patent applications covering aspects of the treatment of medical waste through ELECTRO-THERMAL-DEACTIVATION and irradiation. The Company also owns one United States patent for its STERI-TUB-Registered Trademark- container. The Company believes that its patents are important to its prospects for success. There can be no assurance, however, that the Company's patent applications will issue as patents or that any issued patents will provide competitive advantages to the Company or will not be successfully challenged or circumvented by competitors or other third parties. In addition, there can be no assurance that the Company's regulated medical waste treatment processes do not infringe the patent or other proprietary rights of third parties. Litigation may be required to enforce the Company's patents, to defend the Company against claims of infringement by third parties and to determine the enforceability, validity and scope of third parties' proprietary rights. Any such litigation could involve a substantial expense to the Company and require significant time and attention of the Company's management. The Company also could be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which also could involve a substantial expense. A determination adverse to the Company in any such litigation or interference proceedings could result in a substantial liability to the Company or prevent the Company from continuing to use its regulated medical waste treatment processes. In the former event, the liability could have a material adverse effect on the Company's business, financial condition and results of operations. In the latter event, the Company could seek a license from the third party or attempt to redesign its regulated medical waste treatment processes to avoid infringement. The Company's failure to obtain such a license on terms acceptable to the Company, or its failure to redesign its processes to avoid infringement, similarly could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."


    In addition to patent protection, the Company seeks to protect its proprietary information through confidentiality agreements with its employees, consultants and collaborators. There can be no assurance that such agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's proprietary information will not otherwise become known to or be independently developed by the Company's competitors. See "Business -- Patents and Proprietary Rights."

    The Company holds federal registrations of the trademarks "Steri-Fuel," "Steri-Plastic," "Steri-Tub" and "Steri-Cement" and the service marks "Stericycle" and a mark consisting of a graphic that the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company would result in the loss of any goodwill associated with that trademark, service mark or trade name, could entail significant expense and could have a material adverse effect on the Company's business, financial condition and results of operation.

POTENTIAL RISK OF PRODUCT LIABILITY AND POTENTIAL UNAVAILABILITY OF INSURANCE

    The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. The Company's failure to comply with applicable laws and regulations or to manage regulated medical waste in an environmentally safe manner could result in environmental contamination, personal injury and property damage. The Company maintains pollution liability, general liability and workers' compensation insurance which the Company considers adequate to protect its business and employees. An uninsured or partially insured claim against the Company, however, could have a material adverse effect on the Company's business, financial condition and results of operations. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, impose strict, joint and several liability on current and former owners and operators of facilities from which releases of hazardous substances have occurred and on generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial waste site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of waste site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs. There can be no assurance that the Company will not face claims under CERCLA or similar state laws, or under other laws, resulting in a substantial liability for which the Company is unable to obtain contribution from other responsible parties and for which the Company is uninsured or only partially insured. The Company's pollution liability insurance excludes liabilities under CERCLA. The Company may experience difficulty in the future in obtaining adequate insurance coverage on acceptable terms. A successful claim against the Company for which it is uninsured or only partially insured, and for which it is unable to obtain contribution from other responsible parties, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Potential Liability and Insurance."

ALTERNATIVE TECHNOLOGIES; TECHNOLOGICAL OBSOLESCENCE

    The regulated medical waste management industry presents continuing opportunities for the development of alternative treatment and disposal technologies. These alternative technologies may emphasize operating cost efficiencies, reductions in the volume of regulated medical waste generated or other environmental factors. The development and commercialization of alternative treatment or disposal technologies that are more cost-efficient than the Company's technologies or that reduce the volume of regulated medical waste generated or afford other environmental benefits could place the Company at a competitive disadvantage. The Company is aware of certain new regulated medical waste management technologies, including the production of reusable or degradable medical products, which, if successfully developed and commercialized, could have a material adverse effect on the Company's business, financial condition and results of operations.

UNPROFITABILITY OF REUSE AND RECYCLING

    One of the components of the Company's business and marketing strategy is to reuse and recycle treated regulated medical waste. The demand for reusable and recyclable regulated medical waste products can be volatile and subject to changing market conditions. The Company does not currently make a profit on its reuse and recycling operations, and there can be no assurance that the Company will do so in the future. In the event that the cost of operating its reuse and recycling programs increases significantly in the future, the Company may abandon those programs. Their abandonment would deprive the Company of what it considers to be a significant marketing and sales advantage over its competitors who do not offer such services while increasing the Company's disposal costs related to such waste, and thus could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon a limited number of key management, technical and sales personnel. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies and organizations, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company does not have written employment agreements with its officers providing for specific terms of employment, and officers and other key personnel could leave the Company's employ with little or no prior notice. The Company's loss of key personnel, especially if the loss is without advance notice, or the Company's inability to hire or retain key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not carry any key man life insurance.

BROAD DISCRETION IN USE OF PROCEEDS


    The Company intends to use approximately $6,110,000 of the estimated net proceeds of this Offering for debt repayment, development of the Company's transfer station in San Leandro, California as a combined treatment and transfer facility, and a project to utilize treated regulated medical waste as a fossil fuel substitute in cement production. The Company intends to use the remaining estimated net proceeds of approximately $23,780,000 for general corporate purposes, including capital expenditures, working capital and potential future acquisitions of other regulated medical waste management or related businesses. As of the date of this Prospectus, the Company has no pending agreements, commitments or understandings to acquire other regulated medical waste management or related businesses. At the discretion of the Company's Board of Directors, the Company could use a substantial portion of the net proceeds of this Offering to make one or more acquisitions, or could apply the net proceeds for other purposes, which some or even a majority of the Company's stockholders might oppose but which would not be submitted to a vote of the stockholders for their approval. See "Use of Proceeds."

CONTINUED CONTROL BY CURRENT OFFICERS, DIRECTORS AND AFFILIATED ENTITIES


    Following completion of this Offering, the Company's current executive officers, directors and entities affiliated with them will beneficially own, in the aggregate, approximately 38.9% of the Company's outstanding Common Stock. If they were to act together, these stockholders would be able to control substantially all matters requiring approval by the Company's stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could prevent a change in control of the Company. See "Principal Stockholders."


EFFECT OF APPLICABLE ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

    The Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain restrictions on transactions between a corporation and "interested stockholders" (as defined in Section 203). These restrictions could operate to delay or prevent a change in control of the Company and to discourage, impede or prevent a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock
- -- Anti-Takeover Provisions of Delaware Law."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or, if one develops, that it will be sustained. The initial public offering price for the shares of Common Stock offered hereby was determined by negotiation between the Company and the Managing Underwriters based upon several factors and may not be indicative of the market price of the Common Stock after this Offering. See "Underwriting." The market price of the Common Stock may be volatile. The market price of the Common Stock could be adversely affected by fluctuations in the Company's operating results or the operating results of the Company's competitors, the failure of the Company's operating results to meet the expectations of market analysts and investors, changes in regulated medical waste management laws and regulations, actions by regulatory authorities, developments in respect of patents or proprietary rights, changes in market analyst recommendations regarding the Company or the regulated medical waste management industry generally, general market conditions, or other events and factors.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Such sales could also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company considers desirable.


    Upon completion of this Offering, the Company will have 9,218,455 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding stock options and warrants after June 1, 1996. Of these outstanding shares, the 3,000,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are purchased by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,218,455 shares of Common Stock held by the Company's existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule
144. Holders of 5,407,728 shares of Common Stock, including all of the Company's officers and directors, have entered into "lock-up" agreements with the Managing Underwriters pursuant to which such holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. on behalf of the Managing Underwriters. A holder of 461,028 of such shares has certain limited redemption rights. See "Description of Capital Stock -- Limited Redemption Rights of

One Holder." Upon the expiration of these agreements, 2,218,298 shares will be eligible for sale without restriction pursuant to Rule 144(k), 3,354,708 shares will be eligible for sale subject to the volume limitation and other conditions of Rule 144, and the remaining 645,449 shares will become eligible for sale pursuant to Rule 144 upon the expiration of their respective two-year holding periods on various dates occurring more than 180 days after the date of this Prospectus. In addition, holders of 5,107,829 shares of Common Stock, warrants to purchase 6,773 shares of Common Stock and a note payable upon completion of this Offering by, in part, the Company's issuance of 98,001 shares of Common Stock, have certain registration rights in respect of such shares. By virtue of the lock-up agreements, no registration rights can be exercised for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. on behalf of the Managing Underwriters. The number of shares of Common Stock sold in the public market could increase significantly if holders of registration rights were to exercise their rights following the expiration of the lock-up agreements. See "Description of Capital Stock -- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale."


    As of June 1, 1996, there were outstanding options under the Company's Incentive Compensation Plan (the "1995 Stock Plan") to purchase 696,962 shares of Common Stock, of which options for 397,555 shares were exercisable within 60 days of June 1, 1996, and other options outstanding to purchase 21,481 shares of Common Stock, of which options for 16,475 shares were exercisable within 60 days of June 1, 1996. Of the total options exercisable within 60 days of June 1, 1996, options for 286,769 shares were held by officers, directors and employees of the Company and other parties subject to the lock-up agreements described above. Shortly after completion of this Offering, the Company intends to register the 1,500,000 shares of Common Stock issued or issuable under the 1995 Stock Plan and the 285,000 shares of Common Stock issuable under the Company's Directors Stock Option Plan. The shares registered will be available for immediate sale in the public market, subject to the volume limitation under Rule 144 in the case of sales by affiliates of the Company, except to the extent that the shares are subject to the lock-up agreements described above. See "Management -- Stock Option Plans" and "Shares Eligible for Future Sale."



    As of June 1, 1996, there were outstanding warrants to purchase 409,246 shares of Common Stock, all of which were then exercisable. Holders of warrants to purchase 387,829 shares of Common Stock are subject to the lock-up agreements described above.


    After completion of this Offering, the Company may issue unregistered shares of Common Stock as full or partial consideration for future business acquisitions and may grant registration rights to the holders of such shares. The Company has agreed that no such grant of registration rights would permit the rights to be exercised for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. on behalf of the Managing Underwriters. See "Business -- Acquisition Program."

IMMEDIATE AND SUBSTANTIAL DILUTION


    The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. New investors purchasing Common Stock in this Offering accordingly will incur immediate dilution of $7.30 in the net tangible book value per share of Common Stock purchased (at an assumed initial public offering price of $11.00, the mid-point of the price range as set forth on the cover page of this Prospectus and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Dilution."


ABSENCE OF DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from this Offering are estimated to be approximately $29,890,000 ($34,493,500 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.



    Approximately $1,348,000 of the net proceeds will be used to repay the Company's outstanding indebtedness under its revolving credit facility with Silicon Valley Bank. The Company's borrowings under this credit facility were incurred primarily to refinance other debt, to provide working capital and to finance the Company's acquisitions of certain assets of Bio-Med of Oregon, Inc. and WMI Medical Services of New England, Inc. in January 1996, and of Doctors Environmental Control, Inc. ("Doctors") and Sharps Incinerator of Fort, Inc. in May 1996, at an aggregate cost of $2,426,000, of which an aggregate of $1,062,000 was paid in cash at the respective closings of these acquisitions. The Company's revolving credit facility provides for borrowings of up to $2,500,000, subject to certain limitations based upon eligible accounts receivable, had a weighted average interest rate of 11.5% per annum at December 31, 1995 and will mature in October 1997.



    Approximately $600,000 of the net proceeds will be used to repay the Company's outstanding indebtedness under certain notes given in connection with the Doctors acquisition in May 1996. The notes have an interest rate of 6.0% per annum and are scheduled to mature in May 1998.



    Approximately $220,000 of the net proceeds will be used to repay the Company's outstanding indebtedness under a note to Security State Bank in connection with a loan to acquire and equip the Company's treatment facility at Morton, Washington. The note had an interest rate of 9.78% per annum at December 31, 1995 and is scheduled to mature in December 2007.


    Approximately $992,000 of the net proceeds will be used to pay the cash portion of a note (the "Safe Way Note") to Safe Way Disposal Systems, Inc. ("Safe Way") which was given in connection with the Company's purchase of certain of Safe Way's assets in September 1994. The Safe Way Note is for $2,480,000, does not bear interest, is due upon completion of this Offering and is payable in cash for 40% of its face amount and in 98,001 shares of Common Stock for the balance.

    Approximately $1,000,000 of the net proceeds will be used to repay the Company's outstanding indebtedness to holders of subordinated notes that the Company issued in May 1996 in connection with a short-term loan to provide working capital. The subordinated notes are interest-free if paid when due, subject to certain exceptions, and are due within 30 days after completion of this Offering. In connection with this loan, the Company issued warrants to the lenders to purchase an aggregate of 226,036 shares of Common Stock at a price of $7.96 per share. See "Certain Transactions."

    The Company intends to use a portion of the net proceeds to complete the construction and equipping of a treatment facility at its San Leandro, California transfer station. The Company currently estimates the cost of completion at approximately $1,600,000. In addition, the Company currently intends to use approximately $350,000 of the net proceeds on a project to utilize treated regulated medical waste as a fossil fuel substitute in cement production. The remainder of the net proceeds will be used for general corporate purposes, including capital expenditures, working capital and potential future acquisitions of other regulated medical waste management or related businesses. See "Business -- Growth Strategy" and "-- Acquisition Program." After repayment of the revolving credit facility, the Company also will be able to redraw on the credit facility for capital expenditures, potential future acquisitions, working capital and other general corporate purposes. Pending use of the net proceeds, the Company intends to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its capital stock. The Company currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company is prohibited from paying cash dividends under the terms of its revolving credit facility with Silicon Valley Bank and is restricted from paying cash dividends under an agreement in connection with the industrial development revenue bonds issued to finance the Company's construction of its treatment facility at Woonsocket, Rhode Island. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION

    Dilution is the reduction in the value of a purchaser's investment in Common Stock measured by the difference between the purchase price per share and the net tangible book value per share of the Common Stock after the purchase. The net tangible book value per share of the Common Stock represents the net tangible book value of the Company divided by the number of shares of Common Stock outstanding. The net tangible book value of the Company represents its total assets less its total liabilities and intangible assets (consisting primarily of goodwill).


    As of June 30, 1996, the net tangible book value of the Company was approximately $2,837,000, and the net tangible book value per share was approximately $0.46. The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $34,215,000, and the pro forma net tangible book value per share was approximately $3.70, after giving effect to (i) the sale of the 3,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus, and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and (ii) payment of the Safe Way Note, which was outstanding as of June 30, 1996 and is payable upon completion of this Offering by payment of $992,000 in cash and delivery of 98,001 shares of Common Stock. This difference represents an immediate increase in net tangible book value per share of $3.24 to existing stockholders and an immediate dilution in net tangible book value per share of $7.30 to new investors purchasing Common Stock in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.........................  $   11.00
  Net tangible book value per share before this Offering................       0.46
  Increase per share attributable to new investors (1)..................       3.24
Pro forma net tangible book value per share after this Offering.........       3.70
                                                                          ---------
Dilution per share to new investors.....................................  $    7.30
                                                                          ---------
                                                                          ---------


- ------------------------
(1) After deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.


    The following table summarizes, on a pro forma basis as of June 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders (after giving effect to the issuance of 98,001 shares of Common Stock in partial payment of the Safe Way Note) and by new investors purchasing Common Stock in this Offering (at an assumed initial public offering price of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus, before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                                                           TOTAL
                                            SHARES PURCHASED           CONSIDERATION
                                         ----------------------  -------------------------  AVERAGE PRICE
                                           NUMBER     PERCENT       AMOUNT       PERCENT      PER SHARE
                                         ----------  ----------  -------------  ----------  -------------
Existing shareholders..................   6,253,941       67.6%  $  51,624,000       61.0%    $    8.25
New investors..........................   3,000,000       32.4      33,000,000       39.0         11.00
                                         ----------      -----   -------------      -----
    Total..............................   9,253,941      100.0%  $  84,624,000      100.0%
                                         ----------      -----   -------------      -----
                                         ----------      -----   -------------      -----



    Both of these tables assume no exercise of outstanding options and warrants and no exercise of the Underwriters' over-allotment option. As of June 30, 1996, there were outstanding options to purchase 682,957 shares of Common Stock, at a weighted average exercise price of $0.98 per share, and outstanding warrants to purchase 409,246 shares of Common Stock, at a weighted average exercise price of $6.85 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION


    The following table sets forth, as of June 30, 1996, the capitalization of the Company and the capitalization of the Company as adjusted to give effect to the receipt and application by the Company of the estimated net proceeds from the sale of the 3,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus, and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the issuance of 98,001 shares of Common Stock in partial payment of the Safe Way Note. The table also gives effect to
(i) a reverse 1-for-5.3089 stock split, (ii) the redesignation of outstanding shares of Class A and Class B common stock as a like number of shares of Common Stock and (iii) the decrease in the Company's authorized stock from 58,000,000 to 30,000,000 shares, all of which are to be effective prior to completion of this Offering:



                                                                                                JUNE 30, 1996
                                                                                           -----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  ------------
                                                                                               (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt......................................................  $   4,306   $      816
Long-term debt:
  Industrial development revenue bonds and other.........................................      3,051        2,241
  Note payable to bank...................................................................      1,348       --
                                                                                           ---------  ------------
    Total long-term debt.................................................................      4,399        2,241
Shareholders' equity:
  Common Stock, $0.01 par value; 30,000,000 shares authorized; 6,155,940 shares issued
   and outstanding, 9,253,941 shares issued and outstanding, as adjusted.................         62           93
  Additional paid-in-capital.............................................................     50,075       81,422
  Notes receivable for common stock purchases............................................        (30)         (30)
  Accumulated deficit....................................................................    (38,196)     (38,196)
                                                                                           ---------  ------------
    Total shareholders' equity...........................................................     11,911       43,289
                                                                                           ---------  ------------
      Total capitalization...............................................................  $  20,616   $   46,346
                                                                                           ---------  ------------
                                                                                           ---------  ------------

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected consolidated financial data of the Company. The statements of operations data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the balance sheet data at December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the consolidated financial statements of the Company (the "Consolidated Financial Statements"), which are included elsewhere in this Prospectus and which have been audited by Ernst & Young LLP, independent auditors. The statements of operations data for the six months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 are derived from the unaudited condensed consolidated financial statements of the Company (the "Condensed Consolidated Financial Statements") included elsewhere in this Prospectus. The Condensed Consolidated Financial Statements include all adjustments, consisting of normal recurring adjustments and the adjustment described in Note 1 to the Condensed Consolidated Financial Statements, that the Company considers necessary for a fair presentation of the financial position and results of operations for that period. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, Condensed Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. The Company did not declare any cash dividends during any of the periods for which consolidated financial data is presented.



                                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                           JUNE 30,
                                   ----------------------------------------------------------  ----------------------
                                      1991      1992(2)       1993        1994        1995        1995        1996
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues.......................  $    1,563  $    5,010  $    9,141  $   16,141  $   21,339  $   10,756  $   11,616
  Cost of revenues...............       2,005       5,466       9,137      13,922      17,478       8,872       9,189
  Selling, general and
   administrative expenses.......       3,377      11,223       5,988       7,927       8,137       4,663       3,315
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Loss from operations...........      (3,819)    (11,679)     (5,984)     (5,708)     (4,276)     (2,779)       (888)
  Interest expense...............         (77)       (244)       (245)       (260)       (277)       (103)       (206)
  Interest income................         243         283         201         156           9           6          --
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net loss.......................      (3,653)    (11,640)     (6,028)     (5,812)     (4,544)     (2,876)     (1,094)
  Less cumulative preferred
   dividends.....................      (1,351)     (2,737)     (3,733)     (4,481)         --(3)     (3,146)         --
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Loss applicable to common
   stock.........................  $   (5,004) $  (14,377) $   (9,761) $  (10,293) $   (4,544) $   (6,022) $   (1,094)
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net loss per common share
   (1)...........................  $    (2.38) $    (6.64) $    (4.51) $    (4.76) $    (0.65) $    (2.78) $    (0.15)
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Weighted average number of
   common shares outstanding.....   2,106,842   2,165,625   2,162,611   2,162,988   7,029,441   2,162,988   7,074,440
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------



                                                                      DECEMBER 31,
                                                  -----------------------------------------------------  JUNE 30,
                                                    1991       1992       1993       1994       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................  $   7,046  $  11,343  $   7,690  $   1,206  $     138  $      40
  Total assets..................................     12,720     21,368     21,355     27,809     23,491     25,834
  Long-term debt, net of current maturities.....      1,256      2,935      2,293      4,838      5,622      4,399
  Convertible redeemable preferred stock........  $  20,617  $  40,354  $  52,079  $  62,909         --         --
  Shareholders' equity (net capital
   deficiency)..................................  $ (11,068) $ (25,663) $ (35,106) $ (45,363) $  12,574  $  11,911


- ------------------------
(1) See Note 2 to the Consolidated Financial Statements for information concerning the computation of net loss per share.
(2) During 1992, the Company approved a restructuring plan which resulted in a nonrecurring charge of $2,747,000, primarily to write-off assets associated with a technology used by the Company prior to the development of the ETD process.
(3) In August 1995 and in connection with a recapitalization, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as Class A common stock. See "Description of Capital Stock -- 1995 Recapitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

BACKGROUND


    The Company was incorporated in March 1989. The Company provides regulated medical waste collection, transportation, treatment, disposal, reduction, reuse and recycling services to its customers, together with related training and education programs and consulting services. The Company also sells ancillary supplies and transports pharmaceuticals, photographic chemicals, lead foil and amalgam for recycling in selected geographic service areas. As part of its recycling services, the Company supplies recycled treated medical waste plastics to a plastics manufacturer and supplies treated medical waste as a refuse-derived fuel for use in the production of electricity. The Company's regulated medical waste treatment facilities utilize its patented treatment technology, ELECTRO-THERMAL-DEACTIVATION ("ETD"). The Company opened its first full-scale ETD treatment facility in Morton, Washington in January 1992 and opened additional treatment facilities in Loma Linda, California, Woonsocket, Rhode Island, and Yorkville, Wisconsin in November 1992, December 1992 and November 1993, respectively.


    The Company's results of operations from its inception through December 31, 1995 reflect significant expenditures to develop proprietary treatment and recycling processes, obtain required governmental permits and approvals, build and equip the Company's treatment facilities and a recycling and research and development center, and open its transfer stations. The Company also made significant expenditures to develop its sales and marketing resources and to acquire selected assets of other regulated medical waste management businesses. The Company believes that additional revenues for its existing treatment facilities, and in particular additional revenues derived from Alternate Care generators (as defined below), will significantly enhance operating efficiencies at the Company's treatment facilities, all of which currently operate at levels below capacity.

    The Company's revenues have increased from $1,563,000 in 1991 to $21,339,000 in 1995. From January 1991 to July 1993, the Company relied entirely on its internal sales force to add new customers in existing geographic service areas and to develop customers in new areas. The Company's sales force consisted of sales representatives with backgrounds in the health care industry. Beginning in 1993, these direct sales enabled the Company to generate sufficient revenues to cover its cost of revenues.

    Since August 1993, the Company has acquired selected assets of eight regulated medical waste management companies. In each of these acquisitions the Company purchased specific assets of the seller consisting principally of customer lists, customer contracts, vehicles and related supplies and equipment. In some of these acquisitions the Company also assumed certain of the seller's liabilities. The Company did not acquire any of the regulated medical waste treatment facilities or technology of any of the sellers, and those sellers with their own regulated medical waste treatment facilities within the service areas of the acquired businesses subsequently closed their facilities. All of these acquisitions were accounted for as purchases, and accordingly, the results of operations of the acquired businesses have been included in the Company's financial statements only from their respective dates of acquisition and have affected period-to-period comparisons of the Company's operating results. The Company seeks to integrate its acquisitions rapidly into its existing operations. Accordingly, the impact of such acquisitions on the Company's revenues, cost of revenues and expenses is measured by the Company only to the extent that this financial information correlates to the operations of a particular treatment facility or route, which the Company considers to be of greater financial relevance. The Company anticipates that a significant portion of its future growth will come from the acquisition of additional regulated medical waste management or related businesses. Such additional acquisitions could continue to affect period-to-period comparisons of the Company's operating results.

RESULTS OF OPERATIONS

GENERAL

    Revenues from regulated medical waste collection, transportation, treatment and disposal accounted for approximately 95% of the Company's revenues of $21,339,000 during the year ended December 31, 1995. Revenues from the sale of ancillary supplies and miscellaneous products and services accounted for the remaining 5% of the Company's 1995 revenues.

    The Company derives its revenues from services to two principal types of generators of regulated medical waste: (i) hospitals, blood banks and pharmaceutical manufacturers ("Core" generators) and (ii) long-term and subacute care facilities, outpatient clinics, medical and dental offices, industrial clinics, dialysis centers, laboratories, biotechnology and biomedical companies, veterinary offices, municipal health departments, ambulance, fire and police departments, correctional facilities, schools and park districts and funeral homes ("Alternate Care" generators). Substantially all of the Company's services are provided pursuant to customer contracts specifying either scheduled or on-call regulated medical waste management services, or both. Contracts with hospitals and other Core generators, which may run for more than one year, typically include price escalator provisions which allow for price increases generally tied to an inflation index or set at a fixed percentage. Contracts with Alternate Care generators generally provide for annual price increases and have an automatic renewal provision unless the customer notifies the Company prior to completion of the contract. As of December 31, 1995, the Company had more than 13,000 customers.

    In 1993, the Company began to make acquisitions of selected assets, including customer lists and customer contracts, of competitors who were withdrawing in whole or in part from the regulated medical waste management business. The Company's revenues increased from $5,010,000 in 1992, before the Company began its acquisition program, to $21,339,000 in 1995. The Company estimates that approximately $8,500,000 of this increase in revenues was attributable to the four acquisitions that it completed during this three-year period. These acquisitions provided the Company with a substantial new base of customers, principally Alternate Care generators. These new customers provided the Company with additional volume for its treatment facilities, generally at a higher unit pricing than the unit pricing of Core generators. Alternate Care generators typically require greater service and support in relation to the volume of regulated medical waste produced than do Core generators, and accordingly, the Company can price its services at levels permitting it to realize higher gross profit margins on Alternate Care generators than it can realize on Core generators. The growth in the number of Alternate Care generators that the Company serves has contributed to an improvement in the
Company's operating results. The Company believes that cost-containment pressures in the health care industry will result in continued growth in the number of medical procedures performed by Alternate Care generators. The Company has continued to pursue acquisitions within the geographic areas in which it currently operates and to focus on acquisitions that provide the desired proportion of Core and Alternate Care generators and allow the Company to improve the efficiency of its transportation, treatment and sales functions.

    Prices for the Company's services are determined on the basis of the type and frequency of the services required, the weight and types of regulated medical waste to be collected, container count, container volume, type and quantity of equipment and supplies furnished, distance to collection site, types of medical waste, special treatments required, state tariffs and prices charged for similar services by competitors. The Company's ability to pass on cost increases may be limited by the terms of its contracts. Service agreements are generally for a period of one to five years with renewal options, although customers may terminate on written notice and typically upon payment of a penalty.

    The Company's operating expenses for the collection, transportation, treatment and disposal of regulated medical waste include direct labor wages and benefits, equipment lease payments, expenses for fuel, electricity, processing, safety supplies, containers, ancillary supplies and equipment maintenance, depreciation of plant, equipment, vehicles and containers, and disposal fees paid to landfills and waste-to-energy facilities.

    As part of the Company's marketing strategy, the Company offers reduction, resource recovery and recycling services to customers. Accordingly, the Company has invested funds to treat and recover the plastics from single-use products, and as a part of that strategy, the Company has entered into an agreement with a plastic products manufacturer to provide recycled regulated medical waste plastics for use in a line of medical waste sharps containers. The Company has delivered the recycled plastics as required under the agreement and continues to recycle plastics as part of the Company's commitment to provide environmentally sound alternatives to other regulated medical waste treatment methods. The demand for recycled treated regulated medical waste plastics is currently limited. The Company continues to search for additional uses and users of recycled plastics. See "Risk Factors -- Cost of Reuse and Recycling."

    In 1994, as a result of increasing demand for customer service from the growing number of Alternate Care generators, the Company began implementing a transition from the use of a national contract carrier to its own transportation of regulated medical waste. The Company has obtained its own permits, hired and trained its own drivers, purchased or leased its own trucks and trailers and obtained approvals for and opened transfer stations. The Company believes that since it has assumed control of transportation, it has been able to improve service levels, equipment utilization and route density and provide more efficient dispatching.

    Selling, general and administrative expenses include management salaries and benefits, clerical and administrative expenses, costs associated with the sales force, permitting fees, research and development expenses, office rental expenses, legal and audit expenses, travel expenses, depreciation of office equipment and amortization of goodwill.

    The Company expenses as incurred all permitting, design and start-up costs associated with all of its facilities. The Company elects to expense rather than to capitalize the costs of obtaining permits and approvals for each proposed facility regardless of whether the Company is ultimately successful in obtaining the desired permits and approvals and developing the facility. The Company recognizes as a current expense all legal fees and other costs related to obtaining and maintaining permits and approvals. In addition, the Company expenses all costs related to research and development as incurred.

    The Company has currently invested $1,000,000 and expensed $800,000 against operating results in a project to utilize treated regulated medical waste as an alternative fuel for use in the production of cement. The Company may be required to expend approximately $350,000 or more to complete this project or may abandon the project if it is unable to incorporate successfully the treated medical waste into the cement production process.

    As of December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $36,493,000, expiring beginning in 2004. No income tax expense has been recorded since the Company's inception. Utilization of the Company's net operating loss carryforwards may be subject to annual limitations under the Internal Revenue Code of 1986, as amended, as a result of changes in the Company's ownership, which could significantly restrict or partially eliminate their utilization.

    Inflation has not had a significant impact to date on the Company's operations.


SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995



    REVENUES. Revenues increased $860,000, or 8.0%, to $11,616,000 during the six months ended June 30, 1996 from $10,756,000 during comparable period in 1995 as the Company continued to implement its strategy of focusing on higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Core generators. This increase also reflects the inclusion of six months of revenues from the Safetech Health Care, Inc. ("Safetech") acquisition, which was completed in June 1995, five months of revenues from the WMI Medical Services of New England, Inc. ("WMI-NE") acquisition, which was completed in January 1996 and two months of revenues from the Doctors Environmental Control, Inc. ("DEC") and Sharps Incinerator of Fort, Inc. ("Sharps") acquisitions, both of which were completed in May 1996. The increase in revenues was partially offset by a decline in revenues attributable to a lack of any miscellaneous product sales during the six months ended June 30, 1996 and the sale in April 1995 of certain unprofitable customer accounts and related assets obtained through acquisitions.



    COST OF REVENUES. Cost of revenues increased $317,000, or 3.6%, to $9,189,000 during the six months ended June 30, 1996 from $8,872,000 during the comparable period in 1995. The principal reasons for the increase were higher transportation costs as a result of the Safetech, WMI-NE, DEC and Sharps acquisitions and start-up expenses related to the Company's expansion into new geographic areas where the Company primarily serves Alternate Care generators. Cost of revenues as a percentage of revenues decreased to 79.1% during the six months ended June 30, 1996 from 82.5% during the comparable period in 1995.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased to $3,315,000 during the six months ended June 30, 1996 from $4,663,000 during the comparable period in 1995. This decrease was primarily attributable to a reduction in expenditures to develop treated medical waste as an alternate fuel for the production of cement and to savings from the integration into the Company's operations of the Safe Way Disposal Systems, Inc. ("Safe Way") acquisition in 1994. These savings resulted from the elimination of redundant employee and staff positions and the reallocation of resources to Alternate Care generators. In addition, corporate costs and permitting expenses were at lower levels during the current period than they were during the comparable period in 1995. Selling, general and administrative expenses as a percentage of revenues decreased to 28.5% during the six months ended June 30, 1996 from 43.4% during the comparable period in 1995.



    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $206,000 during the six months ended June 30, 1996 from $103,000 during the comparable period in 1995. This increase was primarily attributable to higher indebtedness under the Company's revolving credit facility. Interest income declined to a negligible amount during the six months ended June 30, 1996 from $6,000 during the comparable period in 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES.  Revenues increased $5,198,000,  or 32.2%, to $21,339,000 in  1995 from $16,141,000 in 1994. This increase was attributable primarily to the inclusion of a full year of revenues from customers acquired as a result of the Recovery Corporation of Illinois ("RCI") acquisition, which was completed in March 1994, and the Safe Way acquisition, which was completed in September 1994. Revenues for 1995 reflected only a partial year of revenues from the Safetech acquisition, which was completed in June 1995.

    COST OF REVENUES. Cost of revenues increased $3,556,000, or 25.5%, to $17,478,000 in 1995 from $13,922,000 in 1994. The principal reasons for the increase were higher transportation costs, processing costs, disposal volumes and container costs attributable to additional customers acquired during 1995. Cost of revenues as a percentage of revenues decreased to 81.9% in 1995 from 86.3% in 1994. This percentage decrease was primarily due to increased utilization of the Company's treatment facilities and transportation equipment as a result of increased volumes.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $8,137,000 in 1995 from $7,927,000 in 1994. The increase was primarily attributable to an increase in amortization expense as a result of additional goodwill from the Company's acquisitions. Selling, general and administrative expenses as a percentage of revenues decreased to 38.1% in 1995 from 49.1% in 1994. This percentage decrease was due primarily to lower permitting costs and reduced administrative expenses, as partially offset by higher goodwill amortization expense.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $277,000 in 1995 from $260,000 in 1994, primarily as a result of commitment fees and higher interest rates associated with the Company's revolving credit facility. In addition, the Company incurred higher levels of indebtedness during 1995. Interest income decreased to $9,000 in 1995 from $156,000 in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    REVENUES.  Revenues increased $7,000,000,  or 76.6%, to $16,141,000 in  1994 from $9,141,000 in 1993. This increase was attributable primarily to the inclusion of revenues from customers acquired as a result of the RCI and Safe Way acquisitions, which were completed in March and September 1994, respectively, and the addition of Core generators as new customers.

    COST OF REVENUES. Cost of revenues increased $4,785,000, or 52.4%, to $13,922,000 in 1994 from $9,137,000 in 1993. The primary reasons for this increase were higher transportation costs, processing costs, disposal volumes and container costs attributable to additional customers and the inclusion of a full year's depreciation expense for the Company's Yorkville, Wisconsin treatment facility. Cost of revenues as a percentage of revenues decreased to 86.3% in 1994 from 100.0% in 1993. This percentage decrease was primarily due to increased utilization of the Company's treatment facilities and transportation equipment as a result of increased volumes.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $7,927,000 in 1994 from $5,988,000 in 1993. This increase was the result of an increase in sales personnel as a result of the Safe Way acquisition, additional marketing and sales expenses for Alternate Care generators and an increase in amortization expense as a result of additional goodwill from the Company's acquisitions. Selling, general and administrative expenses as a percentage of revenues decreased to 49.1% in 1994 from 65.5% in 1993. This percentage decrease was primarily due to the integration of sales and administrative personnel resulting from the Company's Safe Way acquisition.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $260,000 in 1994 from $245,000 in 1993 primarily as a result of additional debt related to equipment financing at the Company's Yorkville, Wisconsin treatment facility. Interest income decreased to $156,000 in 1994 from $201,000 in 1993.

LIQUIDITY AND CAPITAL RESOURCES


    To date, the Company has been financed principally through the sale of preferred stock to investors. Purchasers of preferred stock have invested more than $50,137,000 in capital which has been used to fund research and development, acquisitions, capital expenditures, ongoing operating losses and working capital requirements. The Company has also been able to secure plant and equipment leasing or financing in connection with some of its facilities. These debt facilities are secured by security interests in the financed assets. In addition, during 1995 the Company was able to obtain a $2,500,000 revolving line of credit secured by accounts receivable and a security interest in all other assets of the Company.


    During 1995 the Company's stockholders approved a plan of recapitalization, pursuant to which all of the Company's outstanding shares of preferred stock were reclassified as shares of new Class A common stock. As a result, the Company was able to eliminate any liability for accrued but unpaid dividends on its preferred stock and the preferential rights on liquidation of holders of preferred stock.


    At June 30, 1996, the Company's working capital was $(3,032,000) compared to $924,000 at June 30, 1995. This reduction was due to a lower cash position, an increase in debt as a result of the May 1996 bridge loan and the reclassification from long-term debt to current portion of long-term debt of the Safe Way Note, which is due upon completion of this Offering. The Company continues to use all available cash and working capital to fund current operating losses and capital requirements. During the six months ended June 30, 1996, the Company's loss from operations of $888,000 was exceeded by its depreciation and amortization expense of $976,000, resulting in cash flow from operations of $88,000.



    The Company is also using its line of credit to fund cash requirements of any acquisitions. At June 30, 1996, the Company had drawn $1,348,000 on its line of credit and had approximately $1,102,000 available. The revolving credit facility matures in October 1997. The facility requires the Company to maintain certain financial ratios and consult with the bank on acquisitions and also includes a prohibition on the payment of dividends. In April 1996, the Company used substantially all of its remaining line of credit to fund the cash portion of two additional acquisitions, for Doctors Environmental Control, Inc. and Sharps Incinerator of Fort, Inc. The bank agreed to revise certain financial covenants in order to allow the Company to complete the acquisitions. The loan agreement allows the bank to demand immediate repayment of the Company's indebtedness if the bank, acting in a commercially reasonable manner, deems itself insecure.


    In May 1996, the Company borrowed $1,000,000 under a short-term loan from a lending group comprised of certain officers, directors and stockholders of the Company to provide working capital. The subordinated notes issued in connection with this loan are interest-free if paid when due, subject to certain exceptions, and are due within 30 days after completion of this Offering. See "Certain Transactions."


    The Company's other financial obligations include industrial development revenue bonds issued on behalf of and guaranteed by the Company to finance its Woonsocket, Rhode Island treatment facility and equipment. These bonds, which had an outstanding aggregate balance of $1,560,000 as of June 30, 1996 at fixed interest rates ranging from 5.8% to 7.4%, are due in various amounts through June 2017. An agreement entered into by the Company in connection with the issuance of these bonds requires the Company to maintain specified levels of working capital and other debt and net worth ratios. As of December 31, 1995, the Company reclassified its reusable containers as long-term assets based upon their expected useful lives, which resulted in a violation of the Company's requirement to maintain a specified current ratio on December 31, of each year. The Company received a waiver of this requirement for December 31, 1995, to the extent of any violation as a result of the Company's reclassification of its reusable containers. Any violation of this or the other requirements of the Company's agreement in connection with the issuance of the industrial development revenue bonds would constitute a default under the Company's revolving credit facility with Silicon Valley Bank.

    In connection with the Safe Way acquisition, the Company issued the Safe Way Note which does not bear interest and is due upon completion of this Offering. The Safe Way Note is payable in cash for 40% of its face amount, or $992,000, and 60% in stock, or 98,001 shares of Common Stock.

    The Company has an obligation to pay the Rhode Island Air and Water Protection Fund $35,000 each year from 1995 to 1998, $50,000 in 1999, $60,000 in
2000 and $150,000 in 2001. Without admitting liability, the Company agreed to make these payments as part of a settlement of two notices of violations issued by the Rhode Island Department of Environmental Management in 1994 and 1995. Although the Company disputed both the nature and extent of the alleged violations, the Company entered into the settlement in order to resolve the matter in the best interests of the Company and its customers in a timely manner. The Company recorded the present value of all payments to the Air and Water Protection Fund and the Company's legal fees relating to the matter as expenses in 1995. Under the settlement agreement, the Company is also required to perform certain community service and educational projects, including conducting environmental management seminars. The Company has accrued the expenses associated with conducting these activities. See "Risk Factors -- Governmental Enforcement Proceedings."

    Capital expenditures for 1996 are currently estimated to be approximately $2,350,000, of which approximately $1,600,000 is for the construction and equipping of a treatment facility at the Company's San Leandro, California transfer station and approximately $750,000 is for containers and transportation equipment. Capital expenditures were $726,000 in 1995 and $1,910,000 in 1994. The Company did not open any new treatment facilities during 1995. The Company may decide to build additional treatment facilities as volumes increase in the Company's current geographic services areas or as the Company enters new areas. The Company also may elect to increase capacity in its existing treatment facilities, which would require additional capital expenditures. In addition, capital requirements for transportation equipment will continue to increase as the Company grows. The amount and level of these expenditures cannot be determined currently as they will depend upon the nature and extent of the Company's growth and acquisition opportunities. The Company believes that cash flow from operations and funds provided from this Offering will fund its capital requirements through 1997.

    Net cash used for operations decreased to $871,000 in 1995 from $6,712,000 in 1994. The reduced cash usage reflects a smaller operating loss, higher depreciation and amortization expenses and improved collections of accounts receivables.

    Net cash used in investing activities was $393,000 in 1995 compared to $3,440,000 in 1994. The reduction in 1995 from the prior year was due to reduced plant requirements and fewer business acquisitions. The Company benefitted from the sale in April 1995 of certain unprofitable customer accounts and related assets obtained through acquisitions.

    Net cash provided by financing activities decreased to $196,000 in 1995 from $3,668,000 in 1994. The difference is primarily attributable to no issuance of preferred stock during 1995 compared to the issuance of $3,458,000 in preferred stock in 1994.

                                    BUSINESS

INTRODUCTION

    Stericycle is a multi-regional integrated company employing proprietary technology to provide environmentally-responsible management of regulated medical waste for the health care industry. Because of the Company's health care orientation, proprietary technology and breadth of service, the Company believes that it is in a unique position to meet the fundamental need of the health care industry to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. The Company believes that its exclusive focus on regulated medical waste and the experience of its management in the health care industry distinguish the Company from its chief competitors, most of whom participate in multiple businesses and most of whose management experience is primarily in the solid waste business. The Company believes that its regulated medical waste management system, including its proprietary ELECTRO-THERMAL-DEACTIVATION ("ETD") treatment process, is the only commercially-proven system that provides all of the following benefits: (i) it kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions; (ii) it affords certain operating cost advantages over the principal competing treatment methods; (iii) it reduces the volume of regulated medical waste by up to 85%; (iv) it renders regulated medical waste unrecognizable; (v) it permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) it enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production. The Company's full-service program is designed to help to protect its customers and their employees against potential liabilities and injuries in connection with the handling, transportation and disposal of regulated medical waste.

    The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, reuse and recycling services, together with related training and education programs, consulting services and product sales, in four geographic service areas: (i) California;
(ii) Washington, Oregon, Idaho and British Columbia; (iii) Wisconsin, Illinois, Indiana and Michigan; and (iv) Massachusetts, Maine, New Hampshire, Vermont, Rhode Island, Connecticut, New York and New Jersey. As of December 31, 1995, the Company served over 13,000 customers, consisting of two principal types of generators of regulated medical waste. Approximately 70% of the Company's 1995 revenues were derived from hospitals, blood banks and pharmaceutical manufacturers ("Core" generators), and approximately 30% of its revenues were derived from long-term and subacute care facilities, outpatient clinics, medical and dental offices, industrial clinics, dialysis centers, laboratories, biotechnology and biomedical companies, veterinary offices, municipal health departments, ambulance, fire and police departments, correctional facilities, schools, park districts and funeral homes ("Alternate Care" generators). The Company's current operations are comprised of four treatment centers, one recycling center, five transfer stations and four customer service centers.

    Regulated medical waste is generally defined as any waste that can cause an infectious disease or that can reasonably be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical, emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents; and blood and blood products. An independent study published in 1995 estimated that the size of the regulated medical waste management market in the United States in 1995 was approximately $1 billion.

    Based upon certain public information and the Company's estimates of its competitors' revenues, the Company believes that it is the second-largest provider of regulated medical waste management services in the United States.

TRENDS IN THE HEALTH CARE AND MEDICAL WASTE INDUSTRIES

    The Company believes that the demand for its services will grow as a consequence of certain trends in the health care and regulated medical waste industries.

    INCREASED AWARENESS OF REGULATED MEDICAL WASTE. The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted increased public awareness and regulatory attention. The proper management of potentially infectious medical waste gained national attention in 1988 when disposable syringes and other medical waste washed ashore on New Jersey and New York coastlines. These events raised concerns about the potential transmission of hepatitis B, HIV and other infectious diseases. The Medical Waste Tracking Act of 1988 ("MWTA") was enacted in response to this problem and established a two-year demonstration program for the proper tracking and treatment of medical waste. Many states have enacted legislation modeled on MWTA's requirements.

    In addition, OSHA has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious material that require, among other things, special procedures for the handling and disposal of regulated medical waste and annual training of all personnel who are potentially exposed to blood and other bodily fluids. The Company believes that the scope of these regulations will help to expand the market for the Company's services beyond traditional providers of health care.

    As a consequence of these legislative and regulatory initiatives, the Company believes that health care providers and other generators of regulated medical waste have become increasingly concerned about the handling, treatment and disposal of regulated medical waste. These concerns are reflected by their desire to (i) reduce on-site handling of regulated medical waste in order to minimize employee contact; (ii) assure safe transportation of regulated medical waste to treatment sites; (iii) assure destruction of potentially infectious human pathogens; (iv) render the treated regulated medical waste non-recognizable in order to reduce liability and to increase disposal options;
(v) minimize the impact of the treatment process on the environment and the volume of solid waste deposited in landfills; and (vi) participate in recycling programs where possible.

    GROWING IMPORTANCE OF ALTERNATE CARE GENERATORS. The Company believes that in response to managed care and other health care cost-containment pressures, patient care is increasingly shifting from higher-cost acute-care settings to less expensive off-site treatment alternatives. According to a report published by the U.S. Health Care Financing Authority, total alternate-site health care expenditures in the United States increased from approximately $5 billion in 1985 to approximately $22 billion in 1994. The Company believes that alternate-site health care expenditures will continue to grow in response to governmental and private cost-containment initiatives. Many common diseases and conditions, including pulmonary diseases, neurological conditions, infectious diseases, digestive disorders, AIDS and various forms of cancer are now being treated in alternate-site settings.

    Alternate Care generators have become an increasingly important source of revenues in the regulated medical waste industry. An independent report in 1990 estimated that approximately 23% (by weight) of regulated medical waste was produced by Alternate Care generators. Based on the Company's experience, the Company believes both that this percentage has increased significantly and that Alternate Care generators account for a greater percentage of regulated medical waste treatment revenues than the percentage of regulated medical waste volume that they generate. Individual Alternate Care generators typically do not produce a sufficient volume of regulated medical waste to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel. Accordingly, the Company believes that Alternate Care generators are extremely service-sensitive, relying on their regulated medical waste management provider for timely waste removal, creative solutions for safer regulated medical waste handling, establishment of regulated medical waste management protocols, education on regulated medical waste reduction techniques and assistance with compliance and record-keeping. The Company believes that growth in the number of Alternate Care generators will generate growth in the overall regulated medical waste market and may provide growth opportunities for the Company.

    HEALTH CARE COST CONTAINMENT INITIATIVES. The health care industry is under increasing pressure to reduce costs and improve efficiency. The Company believes that its regulated medical waste management services facilitate cost containment by health care providers by reducing their regulated medical waste tracking, handling and compliance costs, reducing their potential liability related to employee exposure to bloodborne pathogens and other potentially infectious material, and significantly reducing the amount of capital invested in on-site treatment of regulated medical waste.

    SHIFT FROM ON-SITE INCINERATION TO OFF-SITE TREATMENT. The Company believes that during the past five years, government clean air regulations have increased both the capital costs required to bring many existing incinerators into compliance with such regulations and the operating costs of continued compliance. As a result, many hospitals have shut down their incinerators. This trend is expected to accelerate when the U.S. Environmental Protection Agency ("EPA") adopts proposed regulations which are currently being revised and are scheduled to be released in July 1997. These regulations are expected to limit the discharge into the atmosphere of nine pollutants released by hospital waste incineration. The EPA had predicted that under the regulations as initially proposed, many of the nation's hospital-based incinerators would be shut down and that many planned medical waste incinerators would not be built due to the increased costs of installing air pollution control systems. The Company expects to benefit from this trend as former users of incinerators seek alternatives for the treatment of their regulated medical waste.

    INDUSTRY CONSOLIDATION. Although the regulated medical waste management industry remains fragmented, the number of competitors is rapidly decreasing as a result of industry consolidation. National attention on regulated medical waste in the late 1980s led to rapid growth in the industry and a highly-fragmented competitive structure. Entrants into the industry included several large municipal waste companies and many independent haulers and incinerator operators. Since 1990, however, government clean air regulations and public concern about the environment have increased the costs and public opposition to both on- and off-site regulated medical waste incineration. As a result, the Company believes that independent haulers and incinerator operators have encountered increasing difficulty competing with integrated companies like Stericycle, which typically have their own low-cost treatment plants located within the geographic areas that they serve. The Company believes that many of these independent haulers and incinerator operators are withdrawing from the regulated medical waste industry. The Company's internal estimates show that in its geographic service areas, the number of competitors has fallen from approximately 50 in 1991 to approximately 30 in 1996, a decline of 40%. As a result of industry consolidation, the Company believes that it has increasing opportunities to acquire regulated medical waste management businesses.

GROWTH STRATEGY

    The Company believes that it is currently the second-largest provider of regulated medical waste management services in the United States. The Company's goals are to accelerate its revenue growth through penetration of existing geographic service areas and expansion into new areas and to become profitable and increase profits through the more efficient use of its existing infrastructure. See "Use of Proceeds."

    INCREASED PENETRATION OF EXISTING SERVICE AREAS. All of the Company's treatment facilities are currently operating below capacity. Due to the high fixed costs associated with the collection and treatment of regulated medical waste, the Company's operating margins would increase with incremental volume gains. Accordingly, the Company is currently implementing a number of programs to increase customer density and penetration of its existing geographic service areas in order to maximize operating efficiencies. The Company focuses its telemarketing and direct sales efforts at securing agreements with new customers among both Core and Alternate Care generators. The Company intends to acquire competitors and enter into marketing alliances with various hospitals, health maintenance organizations, medical suppliers and others.

    GEOGRAPHIC EXPANSION. In order to expand its geographic coverage, the Company plans, among other things, to develop additional transfer stations, acquire independent haulers and integrated competitors, expand its telemarketing and direct sales efforts and where appropriate construct new treatment facilities. The Company estimates that its existing transportation and treatment system enables it to serve effectively an area encompassing approximately 25% of the U.S. population. The Company believes that expanding its "hub and spoke" transportation strategy would allow it to maximize the utilization of existing treatment facilities by channeling waste through existing and additional transfer stations. The Company estimates that doing so would enable it to serve effectively an area encompassing approximately 55% of the U.S. population. In order to reach new geographic service areas, the Company is exploring acquiring independent haulers and integrated competitors. The Company believes that expanding telemarketing and direct sales efforts will increase customer density in existing and new geographic service areas. A combination of these factors may lead to the construction of additional treatment and other facilities.

    OTHER GROWTH OPPORTUNITIES. The Company believes that it has the opportunity to expand its business by increasing the range of products and services that it offers to its existing customers and by adding new customer categories. The Company, for example, may expand its collection, treatment, disposal and recycling of regulated medical waste generated by health care providers to include wastes that are currently handled by the Company only on a limited basis, such as photographic chemicals, lead foils and amalgam used in dental and radiology laboratories. In addition, the Company may decide to offer single-use disposable medical supplies to its customers. The Company is exploring marketing alliances with organizations that focus on Alternate Care generators. The Company is also investigating expansion into international markets. In June 1996, the Company entered into an agreement with a Brazilian company to assist it in exploring opportunities for the commercialization of the Company's medical waste management technology in certain territories in South America.

ACQUISITION PROGRAM

    The acquisition of other regulated medical waste management businesses, including both independent haulers and integrated competitors, is a key element of the Company's strategy to increase the number of customers in its current markets and to expand its operations geographically. Many of these potential acquisition candidates participate in both the solid waste industry as well as the regulated medical waste industry. The Company believes that its exclusive focus on the regulated medical waste industry makes it an attractive buyer for the medical waste operations of these companies. The Company believes that its expansion strategy also makes it an attractive buyer to haulers whose owners may wish to remain active in their businesses, both as managers and as equity holders, while participating in the growth potential inherent in an industry consolidation. In addition, the Company believes that its customer-service focus makes it an attractive buyer to owners who place significant importance on the assurance that their customers will receive quality service following the sale of their businesses.

    The Company's senior management is actively involved in identifying acquisition candidates and consummating acquisitions. In determining whether to proceed with a business acquisition, the Company evaluates a number of factors, including: (i) the composition and size of the seller's customer base; (ii) the efficiencies that may be obtained when the acquisition is integrated with one or more of the Company's existing operations; (iii) the potential for enhancing or expanding the Company's geographic service area and allowing the Company to make other acquisitions in the same service area; (iv) the seller's historical and projected financial results; (v) the purchase price negotiated with the seller and the Company's expected internal rate of return; (vi) the experience, reputation and personality of the seller's management; (vii) the seller's customer service reputation and relationships with the communities that it serves; and (viii) if the acquisition involves the assumption of liabilities, the extent and nature of the seller's liabilities, including environmental liabilities. Following this Offering, the Company will also consider the effect of the proposed acquisition on the Company's earnings per share as an evaluation factor.

    The Company has established a procedure for efficiently integrating newly-acquired companies into its business while minimizing disruption of the continuing operations of both the Company and the acquired business. Once a medical waste management business is acquired, the Company promptly implements programs designed to improve customer service, sales, marketing, routing, equipment utilization, employee productivity, operating efficiencies and overall profitability.

    The Company anticipates that its future acquisitions of other regulated medical waste management businesses will be made by the payment of cash, including cash from the net proceeds of this Offering, the issuance of debt or equity securities or a combination of these methods. The Company believes that its acquisition strategy will be enhanced by the fact that the Company's Common Stock will be publicly-traded. Historically, the Company's acquisition strategy has been to acquire selected assets of regulated medical waste management businesses, consisting principally of customer lists, customer contracts, vehicles and related supplies and equipment. Some of the Company's acquisitions have also involved the Company's assumption of certain liabilities of the seller. The following table shows the Company's completed acquisitions since the Company began its acquisition program in August 1993.

                         ACQUISITIONS SINCE AUGUST 1993

                                                                                     STERICYCLE
                SELLER                  ACQUISITION DATE         LOCATION        TREATMENT FACILITY
- --------------------------------------  -----------------  --------------------  ------------------
Therm-Tec Destruction Service of        August 1993        Portland, OR          Morton, WA
 Oregon, Inc.
Recovery Corporation of Illinois        March 1994         Lombard, IL           Yorkville, WI
Safe Way Disposal Systems, Inc.         September 1994     Middletown, CT        Woonsocket, RI
Safetech Health Care                    June 1995          Valencia, CA          Loma Linda, CA
Bio-Med of Oregon, Inc.                 January 1996       Portland, OR          Morton, WA
WMI Medical Services of New England,    January 1996       Hudson, NH            Woonsocket, RI
 Inc.
Doctors Environmental Control, Inc.     May 1996           Santa Ana, CA         Loma Linda, CA
Sharps Incinerator of Fort, Inc.        May 1996           Fort Atkinson, WI     Yorkville, WI

TREATMENT TECHNOLOGY

    The three most common off-site commercial technologies for treating regulated medical waste are incineration, autoclaving and the Company's proprietary ETD treatment process. Alternative technologies and methods, which have not gained wide commercial acceptance, include chemical treatment, microwaving and certain specialized or experimental technologies, including the development and marketing of reusable or degradable medical products designed to reduce the generation of regulated medical waste. The Company believes that the ETD treatment process has certain advantages over incineration and autoclaving.

    PRINCIPAL TREATMENT TECHNOLOGIES

    - INCINERATION. Incineration accounts for approximately 70% of permitted off-site capacity to treat regulated medical waste. Incineration burns regulated medical waste at elevated temperatures and reduces it to ash. Like ETD, incineration significantly reduces the volume of waste, and it is the recommended treatment and disposal option for certain types of regulated medical waste such as anatomical waste or residues from chemotherapy procedures. Incineration has come under increasing criticism from the public and from state and local regulators, however, because of the airborne emissions that it generates. Emissions from incinerators can contain pollutants such as dioxins, furans, carbon monoxide, mercury, cadmium, lead and other toxins which are subject to federal, state and, in some cases, local regulation. The fly-ash by-product of incineration may also constitute a hazardous substance. As a result, there is a significant cost to construct new incineration facilities, or to improve existing facilities, to insure that their operation is in compliance with regulatory standards.

    - AUTOCLAVING. Autoclaving accounts for approximately 22% of permitted off-site capacity to treat regulated medical waste. Autoclaving treats regulated medical waste with steam at high temperature and pressure to kill pathogens. The technology is most effective if all surfaces are uniformly exposed to the steam, but uniform exposure may not always occur, potentially leaving some pathogens untreated. In addition, autoclaving alone does not change the appearance of waste, and recognizable regulated medical waste may not be accepted by landfill operators. To compensate for this disadvantage, autoclaving may be combined with a shredding or grinding process to render the regulated medical waste non-recognizable. The high temperatures generated in the autoclaving process occasionally change the physical properties of plastic waste, prohibiting its recycling.

    - ETD TREATMENT PROCESS. The Company's patented ETD treatment process accounts for approximately 7% of permitted off-site capacity to treat regulated medical waste. ETD also includes a proprietary system for grinding regulated medical waste. ETD uses an oscillating energy field of low-frequency radio waves to heat regulated medical waste to temperatures that destroy pathogens such as viruses, vegetative bacteria, fungi and yeast without melting the plastic content of the waste. ETD is most effective on materials with low electrical conductivity that contain polar molecules, including all human pathogens. Polar molecules are molecules that have an asymmetric electronic structure and tend to align themselves with an imposed electric field. When the polarity of the applied field changes rapidly, the molecules try to keep pace with the alternating field direction, thus vibrating and in the process dissipating energy as heat. The Company believes that the electric field created by ETD produces high molecular agitation and thus rapidly creates high temperatures. All of the molecules exposed to the field are agitated simultaneously, and accordingly, heat is produced evenly throughout the waste instead of being imposed from the surface as in conventional heating. This phenomenon, called volumetric heating, transfers energy directly to the waste, resulting in uniform heating throughout the entire waste material and eliminating the inherent inefficiency of transferring heat first from an external source to the surface of the waste and then from the surface to the interior of the waste material. ETD employs low-frequency radio waves because they can penetrate deeper than high-frequency waves, such as microwaves, which can penetrate regulated medical waste of a typical density only to a depth of approximately five inches. ETD uses specific frequencies that match the physical properties of regulated medical waste generally, enabling the ETD treatment process to kill pathogens while maintaining the temperature of the non-pathogenic waste at temperatures as low as 90 DEG. C. Although ETD is effective in destroying pathogens present in anatomical waste, the Company does not currently treat anatomical waste through the ETD process.

    ADVANTAGES OF ETD. The Company believes that its proprietary ETD treatment process provides certain advantages over incineration and certain advantages over autoclaving.

    - PERMITTING. It is difficult and time-consuming to obtain the permits necessary to construct and operate any regulated medical waste treatment facility, regardless of the treatment technology to be employed at the proposed facility. Local residents, citizen groups and elected officials frequently object to the construction and operation of proposed regulated medical waste treatment facilities solely because regulated medical waste will be transported to and stored and handled at the facility. The Company believes, however, that the fact that the ETD treatment process does not generate liquid effluents or regulated air emissions may enable the Company to locate treatment facilities near dense population centers, where greater numbers of potential customers are found, with less difficulty than would be encountered by a competitor attempting to locate an incinerator in the same area.

    - COST. The Company believes that it is less expensive to construct and operate an ETD treatment facility than to construct and operate either a like-capacity incinerator or a like-capacity autoclave with shredding capability, which may enable the Company to price its treatment services competitively. The Company believes that the comparative advantage that it possesses in its ability to locate treatment facilities near dense population centers may also provide transportation and operating efficiencies.

    - VOLUME REDUCTION AND UNRECOGNIZABILITY. The Company's regulated medical waste management program reduces the overall volume of regulated medical waste in several ways. The Company's patented reusable container, used under the trademark STERI-TUB-Registered Trademark-, replaces the use of corrugated containers for many Core and Alternate Care generators of large amounts of regulated medical waste, thus reducing waste volume by as much as 10-15%. Once medical waste has undergone the ETD treatment process, the original cubic volume of the waste is reduced by approximately 85%. This reduction in the volume of regulated medical waste is comparable to the volume reduction obtained by incineration. Autoclaving alone does not reduce the volume of regulated medical waste or render it unrecognizable. To reduce waste volume and to overcome the unwillingness of many landfill operators to accept recognizable treated regulated medical waste, autoclaving must be combined with a shredding or grinding operation, adding to its cost. A proprietary grinding feature is a component of the ETD treatment process. The Company believes that the ability of its ETD treatment process both to reduce the volume of regulated medical waste and to render it unrecognizable gives the process an advantage over autoclave operations that do not include shredding or grinding.

    - REUSE AND RECYCLING. The Company believes that its reuse and recycling capabilities provide a marketing advantage with customers who prefer to use a regulated medical waste management provider with a commitment to resource conservation. The Company's customers can participate in a voluntary recycling program by source-segregating their regulated medical waste. The source-segregated regulated medical waste is treated by the ETD treatment process and then processed through the Company's proprietary systems for the automatic recovery of polypropylene plastics. The recovered polypropylene plastics are used by a third party to manufacture a line of "sharps" containers which are used by health care providers to dispose of sharp objects such as needles and blades. In addition, in two of the Company's geographic service areas, the Company's treated regulated medical waste is transported to resource recovery facilities owned by third parties where it is used as refuse-derived fuel in "waste-to-energy" plants to produce electricity. The Company is working to develop a process in conjunction with a cement manufacturer to utilize treated regulated medical waste as a fossil fuel substitute in cement kilns. As a result of grinding, reuse and recycling, only approximately 7% of the original cubic volume of the regulated medical waste treated by the Company during 1995 was disposed of in landfills.

MARKETING AND SALES

    MARKETING STRATEGY. The Company's marketing strategy is to provide customers with a complete cost management and compliance program for their regulated medical waste. In addition to its regulated medical waste collection, transportation, treatment and disposal services, the Company also offers a variety of training and education programs and consulting services to its customers. The Company's senior management and many of its other employees are experienced health care professionals able to convey the importance of these issues in the healthcare marketplace.

    The Company's marketing strategy recognizes that its potential customers are generally health care providers, who approach the problem of regulated medical waste management from a different perspective than typical generators of solid or municipal waste. Health care personnel have become increasingly sensitive to the risk of contracting diseases such as AIDS and hepatitis through accidental contact with infected patient blood. In addition, patients are increasingly demanding that practitioners demonstrate continual vigilance against such risks. Regulations which were recently adopted by OSHA require annual training of all personnel who potentially can come into contact with bloodborne pathogens and other potentially infectious materials. These regulations also require documentation of handling procedures and detailed clean-up plans. As a result, there has been heightened awareness by health care providers of the need to implement safeguards against such risks.

    The Company has developed programs to help train employees of customers on the proper methods of handling, segregating and containing regulated medical waste in order to reduce their potential exposure. The Company can also advise health care providers on the proper methods of recording and documenting their regulated medical waste management in order to comply with federal, state and local regulations. In addition, the Company offers consulting and review services to such providers regarding their internal collection and control systems and assists them in developing systems to provide for the efficient management of their regulated medical waste from the point of generation through treatment and disposal. The Company also offers consulting services to its health care customers to assist them in reducing the amount of regulated medical waste at the point of generation.

    The Company's marketing and sales efforts are an integral part of its strategy of pursuing opportunities for targeted growth. The Company attempts to focus its marketing and sales efforts on potential customers that will yield the greatest transportation and operating advantages.

    CORE GENERATORS. The Company's marketing and sales efforts to Core generators are conducted by account executives whose responsibilities include identifying and attracting new customers and serving existing customers. In addition, the Company employs customer service representatives to assist its account executives. The Company's marketing and sales personnel are trained to understand the issues confronting Core generators of regulated medical waste. In addition to securing customer contracts, the Company's marketing and sales personnel provide consulting services to its health care customers to assist them in reducing the amount of regulated medical waste that they generate, training their employees on safety issues and implementing programs to audit, classify and segregate regulated medical waste in a proper manner.

    The Company has secured several large and prestigious hospitals and health care institutions as customers, including Sharp HealthCare and Stanford University Medical Center in California; the Kaiser Permanente Medical

Care Program in California, Washington and Oregon; Northwestern Memorial Hospital in Illinois; and VHA Healthfront in New England. The Company believes that its relationship with these and other similarly well-known institutions will enhance its ability to market its services to other Core generators and surrounding Alternate Care generators.

    The Company's marketing and sales efforts directed to Core generators are supplemented by several strategic marketing alliances. In October 1993, the Company entered into an alliance agreement with Baxter Healthcare Corporation ("Baxter"). A key component of this agreement is the expansion of Baxter's procedure-based delivery system ("PBDS") to include regulated medical waste disposal by the Company. Under PBDS, Baxter hospital supplies are custom-packed in containers provided by the Company based on the requirements of a specific hospital and, in many cases, the requirements of a specific medical provider. Baxter's agreement to include regulated medical waste disposal as part of PBDS was intended to assist its customers in consolidating the specific costs of a patient procedure. In connection with the alliance agreement, Baxter paid $8,000,000 to purchase shares of the Company's preferred stock, of which the Company was required to spend $1,000,000 for research and development related to enhancements of the Company's technology to increase recycling of Baxter's products. See "Description of Capital Stock -- Limited Redemption Rights of One Holder." In November 1995, Baxter's parent corporation, Baxter International Inc., announced that it intended to spin off its domestic hospital supply and health care cost management businesses, which had sales of approximately $4.58 billion in 1995, to a new company, Allegiance Corporation ("Allegiance"). The spin-off is expected to be completed later this year, and the Company anticipates that Baxter will transfer its interest in the alliance agreement to Allegiance in connection with the spin-off. In addition to the Baxter alliance, the Company has entered into strategic marketing alliances with several hospital associations pursuant to which the Company may receive endorsements or marketing assistance.

    ALTERNATE CARE GENERATORS. The Company's marketing and sales efforts for Alternate Care generators are conducted by telemarketing representatives who use the Company's proprietary database to identify and qualify potential customers and set appointments for the Company's trained field sales representatives. These field sales representatives provide follow-up customer service and ancillary product sales. The Company has refined its telemarketing system and believes it to be a cost-effective means to reach the numerous Alternate Care generators of small quantities of regulated medical waste. The Company's sales efforts are supplemented by several strategic marketing agreements with, for example, the Massachusetts Dental Society and the Sisters of Providence Health System in Washington and Oregon, under which the Company may receive endorsements or marketing assistance.

    SERVICE AGREEMENTS. The Company negotiates individual service agreements with each Core and Alternate Care generator customer. Although the Company has a standard form of agreement, terms vary depending upon the customer's service requirements and volume of regulated medical waste generated. Service agreements typically include provisions relating to types of containers, frequency of collection, pricing, treatment and documentation for tracking purposes. Each agreement also specifies the customer's obligation to pack its regulated medical waste in approved containers. Service agreements are generally for a period of one to five years and include renewal options, although customers may terminate on written notice and typically upon payment of a penalty. Many payment options are available including flat monthly or quarterly charges. The Company may set its prices on the basis of the number of containers that it collects, the weight of the regulated medical waste that it collects and treats, the number of collection stops that it makes on the customer's route, the number of collection stops that it makes for a particular multi-site customer, and other factors.

    The Company has a diverse customer base, with no single customer accounting for more than three percent of the Company's 1995 revenues. The Company does not believe that the loss of any single customer would have a material adverse effect on its business, financial condition or results of operations.

LOGISTICS

    An important element of the Company's business strategy is to maximize the efficiency with which it collects and transports a large volume of regulated medical waste and directs the deployment of many collection vehicles. This aspect of the Company's operations -- referred to as logistics -- represents the Company's single largest operating cost. Accordingly, the Company considers logistics to be a critical component of its operating plan. The Company's integrated approach to regulated medical waste management is designed to provide it with numerous logistic advantages in the process of managing regulated medical waste.

    PRE-COLLECTION. Before regulated medical waste is collected, the Company's integrated waste management approach can "build in" efficiencies that will yield logistic advantages. For example, the Company's consulting services can assist its customers in minimizing their regulated medical waste volume at the point of generation. In addition, the Company provides customers with the documentation necessary for regulatory compliance which, if properly completed, will minimize interruptions in the regulated medical waste treatment cycle for verification of regulatory compliance.

    CONTAINERS. A key element of the Company's pre-collection measures is the use of specially-designed containers by most of the Company's Core and Alternate Care generators of large volumes of regulated medical waste. The Company has developed and patented a reusable leak- and puncture-resistant container, called a STERI-TUB, made from recycled plastic. The STERI-TUB enables regulated medical waste generators to reduce costs by reducing the number of times that regulated medical waste is handled, eliminating the cost (and weight) of corrugated boxes and potentially reducing workers' compensation liability resulting from human contact with regulated medical waste. The Company recently introduced two smaller sizes of STERI-TUBS that are popular in certain areas of hospitals, such as the laboratory, and with many Alternate Care generators. The Company has also developed a step-on lid opener and a sliding lid that fit the various sizes of STERI-TUB and make STERI-TUBS even safer and more convenient to use. STERI-TUBS are designed to maximize the loads that will fit within the cargo compartments of standard trucks and trailers. The Company believes these features to be an improvement over its competitors' reusable "point-of-generation" containers. The Company's customers are responsible for packing their regulated medical waste in a STERI-TUB or approved corrugated container and placing the loaded containers at a designated collection area on their premises. If a customer generates a large volume of waste, the Company will place a large temporary storage container or trailer on the customer's premises. In order to maximize regulatory compliance and minimize potential liability, the Company will not accept medical waste unless it is properly packaged by customers in Company-supplied or Company-approved containers.

    COLLECTION AND TRANSPORTATION. Efficiency of collection and transportation is a critical element of the Company's logistics. The Company seeks to maximize route density and the number of stops on each route. The Company also employs a tracking system for its collection vehicles which is designed to maximize logistic efficiency. The Company deploys dedicated collection vehicles of different capacities depending upon the amount of regulated medical waste to be collected at a particular stop or on a particular route. The Company collects containers of regulated medical waste from its customers at intervals depending upon customer requirements, terms of the service agreement and the volume of regulated medical waste produced. All containers are inspected at the customer's site prior to pickup. The waste is then transported directly to one of the Company's treatment facilities or to one of the Company's transfer stations where it is aggregated with other regulated medical waste and then transported to a treatment facility. In certain circumstances, the Company transports waste to other specially-licensed regulated medical waste treatment facilities. The Company transports small quantities of hazardous substances, such as photographic fixer, lead foils and amalgam, from certain of its customers to a metals recycling operation.

    TRANSFER STATIONS. The use of transfer stations is another important component of the Company's logistics. The Company utilizes transfer stations in a "hub and spoke" configuration which allows the Company to expand its geographic service area and increase the volume of regulated medical waste that can be treated at a particular facility. Smaller loads of waste containers are stored at the transfer stations until they can be consolidated into full truckloads and transported to a treatment facility.

    INSPECTION, TREATMENT AND DISPOSAL. Upon arrival at a treatment facility, each container of regulated medical waste is scanned to verify that it does not contain any unacceptable materials such as hazardous substances or radioactive material. Any container which is discovered to contain hazardous substances or radioactive material is returned to the customer. In some cases the Company's operating permits require that unacceptable waste be reported to the appropriate regulatory authorities. After inspection, the regulated medical waste is loaded into the processing system and ground, compacted and treated using the Company's ETD treatment process. Upon completion of this process, the treated medical waste is transported for resource recovery, recycling or disposal in a nonhazardous waste landfill. After the STERI-TUBS have been emptied, they are washed, sanitized and returned to customers for re-use.

    DOCUMENTATION. The Company provides complete documentation to its customers for all regulated medical waste that it collects, including the name of the generator, date of pick-up and date of delivery to a treatment facility. The Company's documentation system meets all applicable federal, state and local regulations regarding the packaging and labeling of regulated medical waste, including, but not limited to, all relevant regulations issued by the U.S. Department of Transportation, OSHA and state and local authorities.

FACILITIES

    The Company's corporate offices occupy 7,300 square feet under a lease expiring in April 1999. The Company owns or leases the following facilities:

   PRINCIPAL FUNCTION           LOCATION              OWNED OR LEASED               SIZE
- ------------------------  ---------------------  --------------------------  -------------------
Treatment facility        Loma Linda, CA         Leased; lease expires in    11,500 square feet
                                                  December 2001
Treatment facility        Morton, WA             Owned                       15,000 square feet
Treatment facility        Woonsocket, RI         Leased; lease expires in    24,000 square feet
                                                  June 2017; option to
                                                  purchase for $2,000
Treatment facility        Yorkville, WI          Owned                       18,000 square feet
Recycling and research    West Memphis, AR       Owned                       10,000 square feet
 development facility
Transfer station          San Leandro, CA        Leased; lease expires in    22,500 square feet
                                                  December 2002
Transfer station          Valencia, CA           Leased; month-to-month      5,900 square feet

    The Company also utilizes three transfer stations, in New York, New York, Haverhill, Massachusetts and Vancouver, British Columbia, at facilities owned by third parties licensed to operate transfer stations. In addition, all of the Company's treatment facilities are authorized to transfer regulated medical waste. The Company also leases sales and customer service centers in Kirkland, Washington, Salem, New Hampshire and Middletown, Connecticut, and a depot in Valparaiso, Indiana.

    The Company's lease of its treatment facility at Woonsocket, Rhode Island expires in June 2017 upon the maturity of the last to mature of the industrial development revenue bonds which were issued to finance the acquisition and equipping of the facility. The Company's leasehold interest in the facility and the Company's machinery and equipment at the facility are pledged as collateral to secure the Company's obligations in connection with these bonds. The Company has an option to purchase the facility for $2,000 upon the repayment of all of the bonds. The Company's machinery and equipment at its Yorkville, Wisconsin treatment facility are leased under an equipment lease expiring in February 1999 and are pledged as collateral to secure the Company's obligations under the lease. Substantially all of the Company's property and equipment provide collateral for the Company's obligations under its revolving credit facility with Silicon Valley Bank. The Company believes that its existing facilities are generally adequate for its current needs.

COMPETITION

    The regulated medical waste services industry is highly competitive, fragmented, and requires substantial labor and capital resources. Intense competition exists within the industry not only for customers but also for businesses to acquire. The Company's largest competitor is BFI. Other significant competitors include WMX Technologies, Inc., Laidlaw Waste Systems, Inc. and USA Waste Services, Inc. A large number of regional and local companies also compete in the industry. The Company faces competition from these national waste management companies and from many regional and local businesses in its present locations and will be confronted with such competition in the future in each location where it intends to expand. In addition, the Company faces competition from businesses and other organizations that are attempting to commercialize alternate treatment technologies or products designed to reduce or eliminate the generation of regulated medical waste, such as reusable or degradable medical products.

    The Company competes for service agreements primarily on the basis of cost effectiveness, quality of service, geographic location and generator-perceived liability risks. The Company's ability to obtain new service agreements may be limited by the fact that a potential customer's current vendor may have an excellent service history or may reduce its prices to the potential customer. See "Risk Factors -- Intense Competition Within Industry."

GOVERNMENTAL REGULATION

    The Company operates within the regulated medical waste management industry, which is subject to extensive and frequently changing federal, state and local laws and regulations. This statutory and regulatory framework imposes compliance burdens and risks on the Company, including requirements to obtain and maintain government permits. These permits grant the Company the authority, among other things, to construct and operate treatment and transfer facilities, to transport regulated medical waste within and between relevant jurisdictions, and to handle particular regulated substances. The Company's permits must be periodically renewed and are subject to modification or revocation by the issuing regulatory authority. In addition to the requirement that it obtain and maintain permits, the Company is subject to extensive federal, state and local laws and regulations that, among other things, govern the definition, generation, segregation, handling, packaging, transportation, treatment, storage and disposal of regulated medical waste. The Company is also subject to extensive regulation designed to minimize employee exposure to regulated medical waste. In addition, the Company is subject to certain foreign laws, rules and regulations. See "Risk Factors -- Impact of Government Regulation."

    FEDERAL REGULATION

    There are at least four federal agencies that have authority over medical waste. These agencies are the EPA, OSHA, Department of Transportation ("DOT") and Postal Service. These agencies regulate medical waste under a variety of statutory and regulatory authorities.

    MEDICAL WASTE TRACKING ACT OF 1988. In the late 1980s, the EPA outlined a two-year demonstration program pursuant to the Medical Waste Tracking Act of 1988 ("MWTA"), which was added as Subtitle J to the Resource Conservation and Recovery Act of 1976 ("RCRA"). The MWTA was adopted in response to health and environmental concerns over infectious medical waste after medical waste washed ashore on beaches, particularly in New York and New Jersey during the summer of 1988. Public safety concerns were amplified by media reports of careless management of medical waste. The MWTA was intended to be the first step in addressing these problems. The primary objective of the MWTA was to ensure that regulated medical wastes which were generated in a covered state and which posed environmental (including aesthetic) problems were delivered to disposal or treatment facilities with a minimum of exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations.

    In its regulations implementing the MWTA, the EPA defined regulated medical waste and established guidelines for its segregation, handling, containment, labeling and transport. Under the MWTA, the EPA was to deliver three reports to Congress on different aspects of regulated medical waste management and the success of the demonstration program for tracking regulated medical waste. Two of these reports were completed; the third report has not yet been issued. The third report is expected to cover the use of alternative medical waste treatment technologies, including the Company's ETD technology. There can be no assurance that if and when the third report is issued, it will not contain findings or make recommendations that are adverse to the Company's medical waste treatment technology. Any such adverse findings or recommendations could have a material adverse effect on the Company's business, financial condition and results of operations.

    The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

    RESOURCE CONSERVATION AND RECOVERY ACT OF 1976. In 1976, Congress passed RCRA as a response to growing public concern about problems associated with the handling and disposal of solid and hazardous waste. RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes, including a manifest program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. Regulated medical wastes are currently considered non-hazardous solid wastes under RCRA. However, certain substances collected by the Company from some of its customers, including photographic fixer developer solutions, lead foils and amalgam, are considered hazardous wastes, for which the Company provides transportation services for metals recycling.

    DEPARTMENT OF TRANSPORTATION REGULATIONS. The DOT has implemented regulations under the Hazardous Materials Transportation Authorization Act of 1994 governing the transportation of hazardous materials, regulated medical waste and infectious substances. Under these regulations, the Company is required to package regulated medical waste in compliance with the bloodborne pathogens standards issued by OSHA. Under these standards, the Company must identify its packaging with a "biohazard" marking on the outer packaging, and its regulated medical waste container must be rigid, puncture-resistant, leak-resistant, properly sealed and impervious to moisture.

    The transportation of infectious substances is subject to additional packaging standards. However, the Company is presently party to an exemption to these standards which authorizes the transportation of certain cultures and stocks of infectious substances if they are described and properly packaged. The exemption issued by DOT is scheduled to expire on December 31, 1997. The Company believes that it would be able to fully comply with the stricter packaging standards applicable to the infectious substances it transports if and when the exemption expires. DOT regulations also require that a transporter of hazardous substances be capable of responding on a 24 hour-per-day basis in the event of an accident, spill or release to the environment of a hazardous material. The Company has entered into an agreement with CHEMTREC, an organization that provides 24-hour emergency spill coverage in the United States and Canada, to provide spill cleanup services in all of the Company's service areas.

    The Company's drivers are specifically trained on topics such as safety, hazardous materials, specifically-regulated medical waste, hazardous chemicals and infectious substances. Employees are trained to deal with emergency situations including spills, accidents and releases in to the environment, and the Company has a written contingency plan for these events. The Company's vehicles are outfitted with spill control equipment and the drivers are trained in their use.

    COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), established a regulatory and remedial program to provide for the investigation and clean-up of facilities from which there has been an actual or threatened release of hazardous substances into the environment. CERCLA and similar state laws, impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial waste site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of waste site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs.

    The Company utilizes landfills for disposal of treated regulated medical waste from three of its facilities. Following treatment by the Company, the waste is considered non-hazardous solid waste. Non-hazardous solid waste is not regulated as hazardous unless it has been contaminated with a hazardous substance. The Company employs quality control measures to check incoming regulated medical waste for hazardous substances. Customer contracts also require the exclusion of hazardous substances or radioactive materials from the regulated medical waste. Separate customer contracts govern the Company's transportation for recycling of limited quantities of its customers' hazardous substances.

    OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970. The Occupational Safety and Health Act of 1970, as amended, authorizes OSHA to promulgate occupational safety and health standards. Various standards apply to certain aspects of the Company's operations. These standards include rules governing exposure to bloodborne pathogens and other potentially infectious materials, lock out/tag out procedures, medical surveillance requirements, use of respirators and personal protective equipment, emergency planning, hazard communication, noise, ergonomics, and forklift safety, among others. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments. The Company is subject to unannounced safety inspections at any time. Employees are required by Company policy to receive new employee training, annual refresher training and training in their specific tasks. As part of the Company's medical surveillance program, employees receive pre-employment physicals, including drug testing, annually-required medical surveillance and exit physicals. The Company also subscribes to a drug-free workplace policy.

    UNITED STATES POSTAL SERVICE. The Company was required to obtain a permit from the U. S. Postal Service to conduct its "mail-back" program, pursuant to which customers mail appropriately packaged sharps containers which contain regulated medical waste directly to the Company's treatment facilities.

    STATE AND LOCAL REGULATION

    The Company currently conducts some type of business activity in 17 states. These activities include the collection, transportation, processing, transferring or recycling of regulated medical waste and, in somes cases, hazardous substances. Each state has its own regulations related to the handling, treatment and storage of regulated medical waste. Although there are many differences among the various state laws and regulation, many states have followed the regulated medical waste model under the MWTA and are implementing programs under RCRA. Regulations cover the Company's transportation of regulated medical waste both intrastate and interstate. In each of the states where the Company operates a treatment facility or transfer station, it is required to comply with numerous state and local laws and regulations as well as its site-specific operating plan. Agencies writing regulations at the state level typically include departments of health and state environmental protection agencies. In addition, many municipalities have ordinances, local laws and regulations affecting the Company's operations, including but not limited to zoning and health measures.

    In recent years, a number of communities have instituted "flow control" requirements, which typically require that waste collected within a particular area be deposited at a designated facility. In May 1994, the U.S. Supreme Court ruled that a flow control ordinance was inconsistent with the Commerce Clause of the Constitution of the United States. A number of lower federal courts have struck down similar measures. Although the U. S. Senate passed a bill proposing the Interstate Transportation of Municipal Solid Waste Act of 1995, which would have partially granted flow control authority to states under the Commerce Clause, the U. S. House of Representatives rejected the bill in January 1996. The Company believes that the U.S. Congress will continue to consider other bills that could at least partially overturn these court decisions and immunize particular governmental actions from Commerce Clause scrutiny.

    Similarly, the U. S. Supreme Court has consistently held that state and local measures that seek to restrict the importation of extraterritorial waste or tax imported waste at a higher rate are unconstitutional. To date, congressional efforts to enable states, under certain circumstances, to impose differential taxes on out-of-state waste or restrict waste importation have been unsuccessful. At present, a bill that would partially grant flow control authority to states and authorize certain restrictions on interstate waste disposal is being considered by a committee of the U.S. House of Representatives.

    In the absence of federal legislation, certain local laws that direct waste flows to designated facilities may be unenforceable, and discriminatory taxes and waste importation restrictions should continue to be subject to judicial invalidation. If the U. S. Congress adopts legislation allowing for certain types of flow control or restricting the importation of waste, or if legislation affecting interstate transportation of waste is adopted at the federal or state level, such legislation could adversely affect the Company's medical waste collection, transport, treatment and disposal operations and hence would have a material adverse effect on the Company's business, financial condition and results of operations.

    In 1993, the Company challenged an ordinance enacted by the City of Delavan, Wisconsin, which sought to prohibit transporting regulated medical waste into Delavan. The Company succeeded at trial in having the Delavan ordinance declared unconstitutional. Despite this favorable outcome, however, the Company abandoned its plans to construct and operate a regulated medical waste treatment facility in Delavan. The Company incurred significant expense in its abandoned efforts, and there can be no assurance that other municipalities will not attempt to block or discourage the Company from locating a treatment or transfer facility within their limits by passing similar ordinances, even though the Company may ultimately prevail in challenging the constitutionality of such ordinances.

    States predominantly regulate medical waste as a solid or "special" waste and not as a hazardous waste under RCRA. State definitions of medical waste include, but are not limited to, microbiological waste (cultures and stocks of infectious agents); pathology waste (human body parts from surgical and autopsy waste); blood and blood products; and sharps.

    Most states require segregation of different types of regulated medical waste at the point of generation. A majority of states require that the universal biohazard symbol or related label appear on medical waste containers. Storage regulations may apply to the generator, the treatment facility, the transport vehicle, or all three. Storage rules center on identifying and securing the storage area for public safety as well as setting standards for the manner and length of storage. Many states mandate employee training for safe environmental clean-up through emergency spill and decontamination plans. Many states mandate that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place.

    In the State of Washington, the Company is subject to regulation by the Utilities and Transportation Commission, which regulates all businesses engaged in transportation in the state. As a regulated business, the Company must receive approval from the Utilities and Transportation Commission for the prices it charges for its services in Washington. See "Risk Factors -- Impact of Government Regulation."

    The Company maintains numerous permits and licenses to conduct its business from various state and local authorities. The Company's permits vary from state to state based upon the Company's activities within that state and on the applicable state and local laws and regulations. These permits include transport permits for solid waste, regulated medical waste and hazardous substances, permits to construct and operate treatment facilities, permits to construct and operate transfer stations, permits governing discharge of sanitary water and registration of equipment under air regulations, specific approval for the use of ETD to treat regulated medical waste, a bulk pool irradiator operator's license for the Company's currently inactive irradiator at its West Memphis, Arkansas facility and various business operator's licenses. The Company believes that it is in substantial compliance with all applicable state and local laws and regulations.

    The Company's treatment technology is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has been permitted to operate its treatment technology in 13 states with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations.

    FOREIGN REGULATION

    The Company presently conducts business in only one foreign jurisdiction, British Columbia, Canada, where it collects regulated medical waste in the Vancouver area and transports it to the Company's Morton, Washington treatment facility. The Company's activities in British Columbia are governed at the federal level by the Canadian Transportation of Dangerous Goods Act, 1992, and at the provincial level by the British Columbia Waste Management Act. The federal Transportation of Dangerous Goods Act, 1992, regulates the movement of dangerous goods, including infectious substances and other "specified dangerous goods," by all modes of transportation, and imposes joint and several liability on all persons who are responsible for, or who caused or contributed to, the release of any "specified dangerous good" into the environment. Any business engaged in a regulated activity is presumed to be liable for any such release, unless the business can demonstrate that it acted reasonably. The provincial Waste Management Act regulates the storage, transportation and disposal of waste, including biomedical waste, and imposes strict, joint and several liability for all clean-up costs associated with the release of hazardous substances into the environment. The Company has obtained all permits required by these two acts. There can be no assurance, however, that the Company will not be required in the future to pay for waste clean-up costs incurred under either act on a joint and several basis.

    If the Company expands its operations into other foreign jurisdictions, it will be required to comply with the laws and regulations of each such jurisdiction.

    PERMITTING PROCESS

    Each state in which the Company operates, and each state in which the Company may operate in the future, has a specific permitting process. After the Company has identified a geographic area in which it wishes to locate a treatment or transfer facility, the Company will identify one or more locations for a potential new site. Typically, the Company will develop a site contingent on obtaining zoning approval and local and state operating authority. Most communities rely on state authorities to provide operating rules and safeguards for their community. Usually the state provides public notice of the project and, if a sufficient threshold of public interest is shown, a public hearing may be held. If the Company is successful in meeting all regulatory requirements, the state may issue a permit to construct the treatment facility or transfer station. Once the facility is constructed, the state may again issue public notice of its intent to issue an operating permit and provide an opportunity for public opposition or other action that may impede the Company's ability to construct or operate the planned facility.

    The Company has been successful in obtaining permits for its current regulated medical waste transfer, treatment and processing facilities and for its transportation operations. Several of the Company's past attempts to construct and operate regulated medical waste treatment facilities, however, have met with significant community opposition. In some of these cases, the Company has withdrawn from the permitting process. Permitting for transportation operations frequently involves registration of vehicles, inspection of equipment and background investigations on the Company's officers and directors.

REGULATORY AND LEGAL PROCEEDINGS

    In August 1995, the Company entered into a voluntary settlement with the Rhode Island Department of Environmental Management ("RIDEM") pursuant to which, without admitting liability, the Company agreed to pay $400,000 over a seven-year period and to perform community services and conduct seminars over a five-year period.The settlement arose from certain notices of violation that RIDEM issued in September 1994 and April 1995 pursuant to which RIDEM sought penalties of $3,356,000, claiming that the Company had violated state medical waste and solid waste regulations by, among other things, mishandling and improperly treating medical waste and endangering its employees' health by failing to provide proper training and protective clothing. RIDEM has recently contacted the Company's local counsel and informally suggested that it may issue additional notices of violation. The Company believes that there is no basis for the issuance of any such additional notices and that the resolution of the matter will be favorable to the Company. There can be no assurance, however, that if the resolution is unfavorable to the Company, the Company's obligations as a result of any such additional notices of violation would not have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company believes that the Massachusetts Attorney General inquired into the Company's activities in Massachusetts but does not know whether the inquiry, if any, is still pending. The Company believes, however, that if there is or was any such inquiry, it was begun following the adverse publicity that the Company received in connection with the notices of violation from RIDEM. See "Risk Factors -- Governmental Enforcement Proceedings."


    In September 1995, the Connecticut Department of Revenue Services notified the Company that it was being assessed for sales and use tax of $219,000 as the successor in interest to Safe Way. The Company appealed the assessment on the ground that, as a purchaser of assets, it was not legally obligated to pay Safe Way's debts. The Company has been informed that its appeal has been denied by the Department of Revenue Services. Safe Way has indemnified the Company for any liability as a result of Safe Way's obligations arising prior to the closing of the Safe Way acquisition in September 1994. Safe Way's indemnification obligation is secured first by 166,153 shares of Common Stock issued to Safe Way which are currently held in escrow (the "Safe Way Escrow") and then by off-set rights of the Company under the Safe Way Note. See "Description of Capital Stock
- -- Common Stock."



    In April 1996, Local 174, International Brotherhood of Teamsters, AFL-CIO, filed an unfair labor practice charge against the Company with the National Labor Relations Board. The charge arose from an attempt by the union to organize the the Company's truck drivers in Washington and Oregon, and claimed that the Company's elimination of certain drivers' positions shortly before a union recognition election, which the union lost, unlawfully discriminated against employees engaged in protected activity. The union has voluntarily withdrawn the unfair labor practice charge. The Company's production and maintenance employees at its Morton, Washington facility voted to affiliate with the union. The Company is challenging the results of that vote. If the Company's challenge is unsuccessful, the Company will be required to negotiate in good faith for a collective bargaining agreement covering these employees.


    The Company operates in a highly competitive industry and may be exposed to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons. The Company has been involved in several legal and administrative proceedings that have been settled or otherwise resolved on terms acceptable to the Company, without having a material adverse effect on the Company's business, financial condition or results of operations. From time to time the Company may consider it more cost-effective to settle such proceedings than to involve itself in costly and time-consuming administrative actions or litigation. The Company is also a party to various legal proceedings arising in the ordinary course of its business. The Company believes that the resolution of these other matters will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Governmental Enforcement Proceedings."

POTENTIAL LIABILITY AND INSURANCE

    The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. Potential liability could involve, for example, claims for clean-up costs, personal injury or damage to the environment, claims of employees, customers or third parties for personal injury or property damages occurring in the course of the Company's operations, or claims alleging negligence or professional errors or omissions in the planning or performance of work. The Company could also be subject to fines in connection with violations of regulatory requirements.

    The Company carries liability insurance coverage which it considers sufficient to meet regulatory and customer requirements and to protect the Company's employees, assets and operations. The availability of liability insurance within the regulated medical waste industry has been adversely affected by the constrained market for environmental liability and other insurance. More aggressive enforcement of environmental and management regulations, as well as legal decisions and judgments adverse to companies exposed to pollution damage claims, could lead to a substantial reduction in the availability and extent of insurance coverage. In the future, available insurance may be at significantly increased premiums with less extensive coverage. If the Company is unable to obtain adequate insurance coverage at a reasonable cost, it may become exposed to potential liability claims. In such event, a successful claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition or results of operation.

    CERCLA and similar state statutes impose strict, joint and several liability on the present and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for waste site investigation, waste site clean-up costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims under CERCLA or similar state laws resulting in substantial liability for which the Company is uninsured and which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's pollution liability insurance excludes liabilities under CERCLA. See "Risk Factors -- Potential Risk of Product Liability and Potential Unavailability of Insurance."

PATENTS AND PROPRIETARY RIGHTS

    The Company considers the protection of its technology relating to the processing of regulated medical waste to be material to its business. The Company's policy is to protect its technology by a variety of means, including applying for patents in the United States and in appropriate foreign countries. See "Risk Factors -- Dependence on Patents and Proprietary Information."

    The Company holds four United States patents and has three additional patent applications pending in the United States relating to the ETD treatment process and other aspects of processing regulated medical waste. The Company has filed counterpart patent applications in several foreign countries and has received patents in Mexico and Australia. The Company also holds one United States patent for its reusable container, used under the trademark
STERI-TUB-Registered Trademark-.

    In November 1995, the Company entered into a license agreement with IIT Research Institute ("IITRI"). Under this agreement, IITRI granted to the Company a royalty-free exclusive license in North America, Europe, Japan and other industrialized countries throughout the world to use and commercialize certain patent rights and know-how held by IITRI relating to the use of radio-frequency technology in the treatment of regulated medical waste, and the Company granted to IITRI a royalty-free exclusive license in the remaining countries of the world to use and commercialize certain corresponding patent rights and know-how held by the Company. The agreement continues until the expiration of the last-to-expire of any of the subject patents held by either IITRI or the Company.

    An issued patent grants to the owner the right to exclude others from practicing the inventions claimed in the patent. In the United States, a patent filed before June 8, 1995 is enforceable for 17 years from the date of issuance or 20 years from the effective date of filing, whichever is longer. Patents issued on applications filed on or after June 8, 1995 expire 20 years from the effective date of filing. The last-to-expire of the Company's existing United States patents relating to its ETD treatment process will expire in April 2013.

    In addition, the Company has additional proprietary technology relating to the processing of regulated medical waste that the Company believes is patentable. The Company has chosen, however, not to file for patent protection for this technology at this time.

    There can be no assurance that any claims which are included in pending or future patent applications will be issued, that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties or that the existing or future patents of third parties will not have an adverse effect on the ability of the Company to carry out its business. In addition, there can be no assurance that other companies will not independently develop similar processes or engineer around patents that may have been issued to the Company. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

    The commercial success of the Company will also depend in part upon the Company's not infringing patents issued to competitors. There can be no assurance that patents belonging to competitors will not require the Company to alter its processes, pay licensing fees or cease development of its current or future processes. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company would be able to license the technology rights that it may require at a reasonable cost or at all. Failure by the Company to obtain a license to any technology that the Company currently uses to process regulated medical waste would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to determine the priority of inventions or patent applications the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in proceedings before foreign agencies, any of which would result in substantial costs to the Company and distraction of the Company's management.

    The Company holds federal registrations of the trademarks "Steri-Fuel," "Steri-Plastic," "Steri-Tub" and "Steri-Cement" and the service marks "Stericycle" and a mark consisting of a graphic the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company would result in the loss of any goodwill associated with that trademark, service mark or trade name and could entail significant expense.

    The Company also relies on unpatented and unregistered trade secrets, trademarks, proprietary know-how and continuing technological innovation that it seeks to protect, in part, by confidentiality agreements with its employees, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets or know-how will not otherwise become known or independently discovered by third parties.

EMPLOYEES

    At December 31, 1995, the Company employed 216 full-time employees and 27 part-time employees engaged primarily in sales and marketing.

    The Company considers its employee relations generally to be satisfactory. None of the Company's employees is covered by a collective bargaining agreement. The Company's production and maintenance employees at its Morton, Washington facility have voted to affiliate with a union. See "-- Legal and Regulatory Proceedings."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The directors and executive officers of Stericycle, Inc. and their ages as of June 1, 1996, are as follows:

             NAME                   AGE                                   POSITION
- ------------------------------      ---      ------------------------------------------------------------------
Mark C. Miller                          40   President, Chief Executive Officer and Director
Anthony J. Tomasello                    49   Vice President, Operations
Linda D. Lee                            39   Vice President, Regulatory Affairs and Quality Assurance
James F. Polark                         46   Vice President, Finance and Chief Financial Officer
Michael J. Bernert                      42   Vice President, Eastern Region
Richard O. Shea                         43   Vice President, Western Region
Jack W. Schuler (1)                     55   Chairman of the Board of Directors
Patrick F. Graham (2)                   56   Director
John Patience (2)                       48   Director
Lloyd D. Ruth (2)                       49   Director
Peter Vardy (1)                         66   Director
L. John Wilkerson, Ph.D (1)             52   Director

- ------------------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

    MARK C. MILLER has served as President and Chief Executive Officer and a director of the Company since May 1992. From May 1989 until he joined the Company, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

    ANTHONY J. TOMASELLO has served as the Company's Vice President, Operations since August 1990. For five years prior to joining Stericycle, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems, companies providing process and automation services. From 1980 to 1985, he served as Vice President of Operations for Spang and Company, an operating service firm specializing in resource recovery and recycling for manufacturing and process industries. Mr. Tomasello received a B.S. degree in mechanical engineering from the University of Pittsburgh.

    LINDA D. LEE has served as the Company's Vice President, Regulatory Affairs and Quality Assurance since July 1990. She previously served as the Company's Executive Director for Regulatory Compliance. Prior to joining the Company in November 1989, she served for six years as Director of Environmental Health and Safety for Medical Services at the University of Arkansas. Ms. Lee has served as the chairperson of the American Hospital Association's Environmental Advocacy Committee and on the American Society for Hospital Engineers' Safety

Committee. She has also served on a number of government committees, including the Arkansas Governor's Task Force on Medical Waste, and has written several books and articles on safety and waste disposal. Ms. Lee received a B.S. degree in environmental health sciences from Indiana State University and an M.S. degree in operations management from the University of Arkansas.

    JAMES F. POLARK has served as the Company's Vice President, Finance and Chief Financial Officer since July 1993. From 1980 until joining the Company, he served in various capacities with Sara Lee Corporation, most recently as Chief Financial Officer of Superior Coffee and Foods, Inc., one of Sara Lee' divisions. Prior to joining Sara Lee, Mr. Polark was a member of the audit staff at Price Waterhouse. He received a B.S. degree in accounting from the University of Northern Iowa.

    MICHAEL  J.  BERNERT has  served as  the  Company's Vice  President, Eastern
Region, with responsibility for sales and service in New England and the Midwest, since February 1992. Prior to joining the Company in 1992, he held a series of management positions with Abbott Laboratories. Mr. Bernert received a B.A. degree in economics from Brown University and an M.B.A. degree from the University of Dallas.

    RICHARD O. SHEA has served as the Company's Vice President, Western Region, with responsibility for sales and service in the Pacific Northwest and California, since April 1991. From September 1989 to March 1991, he was Vice President of Sales and Marketing for Microprobe Corporation in Bethell, Washington. He previously held several management positions with the Diagnostics Division of Abbott Laboratories. Mr. Shea received a B.S. degree in marketing from Nichols College.

    JACK W. SCHULER has served as Chairman of the Board of Directors of the Company since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company which he joined in 1972 and where he held a number of management and marketing positions and served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation, Medtronic, Inc. and Somatogen, Inc., and several privately held companies. He is a co-founder of Crabtree Partners, a private investment partnership in Deerfield, Illinois, which was formed in June 1995. He received a B.S. degree in mechanical engineering from Tufts University and an M.B.A. degree from the Stanford University Graduate School of Business Administration.

    PATRICK F. GRAHAM has served as a director of the Company since May 1991. He is a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he has served in a number of positions since 1973, including Vice Chairman and Chief Financial Officer. He was previously a Group Vice President with Boston Consulting Group. Mr. Graham is a director of WorldCorp, Inc. and several privately held companies. He received a B.A. degree from Knox College.

    JOHN PATIENCE has served as a director of the Company since its incorporation in March 1989. He is a co-founder and partner of Crabtree Partners, a private investment partnership in Deerfield, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of the general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which participated in the initial capitalization of the Company. He was previously a director with McKinsey & Company, Inc., a general management consulting firm. Mr. Patience is a director of TRO Learning, Inc., and several privately held companies. He received B.A. and B.L. degrees from the University of Sydney, Sydney, Australia, and an M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

    LLOYD D. RUTH has served as a director of the Company since September 1995. He previously served as a director of the Company from December 1989 to October 1990. Mr. Ruth is a co-founder of Marquette Venture Partners, L.P., a venture capital fund in Deerfield, Illinois, where he has served as a general partner of its general partner since January 1988. From 1981 until 1988 he served with the Sprout Group, a venture capital fund affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Ruth received a B.S. degree in industrial engineering from Cornell University, an M.S. degree in computer science from the Naval Postgraduate School in Monterey, California and an M.B.A. degree from Stanford University.

    PETER VARDY has served as a director of the Company since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc. (now WMX Technologies, Inc.), a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

    L. JOHN WILKERSON, PH.D., has served as a director of the Company since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York, where he has served since 1982. Dr. Wilkerson also serves as a general partner of the general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated venture capital funds. He is a director of British Biotech Plc, Gensia, Inc., TheraTx, Incorporated and several privately held companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

BOARD OF DIRECTORS

    Directors are elected at the annual meeting of stockholders and hold office until the next annual meeting or until their successors have been elected and qualified. Members of the Board of Directors receive no cash compensation for their services as directors. During the year ended December 31, 1995, the Company granted options to Jack W. Schuler, Patrick F. Graham and Peter Vardy, all of whom are members of the Board of Directors, to purchase 52,857, 32,723 and 7,120 shares of Common Stock, respectively. These options were granted pursuant to an equity restructuring program which was intended, among other purposes, to reverse the dilutive effect of a recapitalization pursuant to which the Company's outstanding shares of preferred stock were reclassified as common stock. See "-- 1995 Equity Adjustment Program" and "Description of Capital Stock
- -- 1995 Recapitalization."

    Pursuant to the Company's Directors Stock Option Plan, which was adopted by the Board of Directors in June 1996 and approved by the Company's stockholders in July 1996, directors who are not officers or employees of the Company will be eligible to receive periodic option grants. See "-- Stock Option Plans."

    The Compensation Committee of the Board of Directors, consisting of Messrs. Schuler and Vardy and Dr. Wilkerson, makes recommendations to the full Board of Directors concerning salaries and incentive compensation for employees of the Company and administers the Company's Incentive Compensation Plan. The Audit Committee of the Board of Directors, consisting of Messrs. Graham, Patience and Ruth makes recommendations to the full Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal control functions.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company during the year ended December 31, 1995 to the Company's President and Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                  COMPENSATION AWARDS
                                                                                     ANNUAL      ---------------------
                                                                                  COMPENSATION   NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                                         FISCAL YEAR      SALARY       UNDERLYING OPTIONS
- ------------------------------------------------------------------  -----------  --------------  ---------------------
Mark C. Miller....................................................        1995     $  212,083            485,620
  President and Chief Executive Officer
Anthony J. Tomasello..............................................        1995        146,875             31,816
  Vice President, Operations
Linda D. Lee......................................................        1995        127,916             28,621
  Vice President, Regulatory Affairs and
  Quality Assurance
Michael J. Bernert................................................        1995        108,750             49,515
  Vice President, Eastern Region
Richard O. Shea...................................................        1995        113,541             46,353
  Vice President, Western Region

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding stock options that the Company granted to the Named Executive Officers during the year ended December 31, 1995. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future appreciation of the price of its Common Stock. The Company did not grant stock appreciation rights to any Named Executive Officer during the year ended December 31, 1995.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                                        --------------------------                                 POTENTIAL REALIZABLE
                                                      % OF TOTAL                                     VALUE AT ASSUMED
                                                        OPTIONS                                   ANNUAL RATES OF STOCK
                                         NUMBER OF    GRANTED TO                                  PRICE APPRECIATION FOR
                                        SECURITIES   EMPLOYEES IN                                     OPTION TERM(4)
                                        UNDERLYING      FISCAL      EXERCISE PRICE   EXPIRATION   ----------------------
                                        OPTIONS(1)      YEAR(2)      PER SHARE(3)       DATE          5%         10%
                                        -----------  -------------  ---------------  -----------  ----------  ----------
Mark C. Miller........................     485,620        52.60%       $    0.53        11/1/05   $  161,864  $  410,195
Anthony J. Tomasello..................      31,816          3.4%            0.53        11/1/05       10,605      26,874
Linda D. Lee..........................      28,621          3.1%            0.53        11/1/05        9,540      24,176
Michael J. Bernert....................      49,515          5.4%            0.53        11/1/05       16,504      41,825
Richard O. Shea.......................      46,353          5.0%            0.53        11/1/05       15,450      39,154

- ------------------------
(1) All of the options granted to the Named Executive Officers were granted under the Company's Incentive Compensation Plan (the "1995 Stock Plan") pursuant to an equity adjustment program which was substantially implemented in November 1995. See "-- Stock Option Plans" and "-- 1995 Equity Adjustment Program." The options granted were for shares of the Company's Class B common stock. The number of options granted shown in the table has been adjusted to reflect the 1-for-5.3089 reverse stock split to be effective prior to completion of this Offering. Also prior to completion of this Offering, all of the Company's outstanding options to purchase shares of Class B common stock will be converted into options to purchase a like number of shares of Common Stock. See "Description of Capital Stock -- Reverse Stock Split." The options granted to the Named Executive Officers vest in equal monthly increments over periods of 12, 24 or 36 months.

(2) Based on an aggregate of 923,292 options granted to employees during the year ended December 31, 1995, all of which were granted under the 1995 Stock Plan.

(3) The exercise price per share of each option is equal to the fair market value of the Company's Class B common stock on the date of grant as determined by the Company's Board of Directors.

(4) The potential realizable value was calculated based on the 10-year term of each option on its date of grant, assuming that the fair market value of the underlying stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the date of grant. The actual realizable value of the options could be considerably higher than the potential realizable values shown in the table.

OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information with respect to the value of the stock options held by the Named Executive Officers at December 31, 1995. No Named Executive Officer exercised any stock options or stock appreciation rights during the year ended December 31, 1995 or had any stock appreciation rights outstanding at the end of the year.

                         FISCAL YEAR END OPTION VALUES


                                                                        NUMBER OF SECURITIES
                                                                                                VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED
                                                                       OPTIONS AT FISCAL YEAR   IN-THE-MONEY OPTIONS
                                                                               END(1)          AT FISCAL YEAR END(2)
                                                                       ----------------------  ----------------------
                                                                        VESTED     UNVESTED     VESTED     UNVESTED
                                                                       ---------  -----------  ---------  -----------
Mark C. Miller.......................................................    333,275     152,345      --          --
Anthony J. Tomasello.................................................     16,383      15,433      --          --
Linda D. Lee.........................................................     12,814      15,807      --          --
Michael J. Bernert...................................................     23,567      25,948      --          --
Richard O. Shea......................................................     30,627      15,726      --          --


- ------------------------
(1) All unexercised options at December 31, 1995 were options to purchase shares of the Company's Class B common stock. The number of unexercised options shown in the table has been adjusted to reflect a 1-for-5.3089 reverse stock split to be effective prior to completion of this Offering. See "Description of Capital Stock -- Reverse Stock Split."

(2) The value of unexercised options was calculated based on the fair market value of the underlying shares of the Company's Class B common stock at December 31, 1995 ($0.53 per share), as determined by the Company's Board of Directors, less the exercise price payable for such shares ($0.53 per share), adjusting both amounts to reflect the 1-for-5.3089 reverse stock split to be effective prior to completion of this Offering. Also prior to completion of this Offering, all of the Company's outstanding options to purchase shares of Class B common stock will be converted into options to purchase a like number of shares of Common Stock. See "Description of Capital Stock -- Reverse Stock Split."

STOCK OPTION PLANS


    1995 STOCK PLAN. The Company's Incentive Compensation Plan (the "1995 Stock Plan") was adopted by the Board of Directors in August 1995 and approved by the Company's stockholders in September 1995 in connection with a recapitalization of the Company. See "Description of Capital Stock -- 1995 Recapitalization." As amended by the Board of Directors in May and July 1996 and approved by the Company's stockholders in July 1996, the 1995 Stock Plan authorizes a total of 1,500,000 shares of Common Stock to be issued pursuant to options granted and restricted stock awarded under the plan. If an option granted under the 1995 Stock Plan expires unexercised or is surrendered, or if the Company repurchases shares of restricted stock awarded under the plan, the shares of Common Stock subject to the option or repurchased by the Company once again become available for option grants and restricted stock awards under the 1995 Stock Plan. As of June 1, 1996, options to purchase an aggregate of 696,962 shares were outstanding and 31,476 shares were available for future option grants or restricted stock awards under the 1995 Stock Plan. The 1995 Stock Plan has a 10-year term, and no option may be granted or shares of restricted stock awarded under the plan after its expiration in July 2005.


    The 1995 Stock Plan provides for the grant of incentive stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and restricted stock awards. Incentive stock options may be granted and shares of restricted stock may be awarded only to employees of the Company. Nonstatutory stock options may be granted only to employees of and consultants to the Company. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors, which selects the eligible persons to whom options are granted or restricted stock is awarded and, subject to the provisions of the plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock, the purchase price, if any, and the restrictions applicable to the award.

    The exercise price of options granted under the 1995 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant, with the exception that the exercise price of an incentive stock option granted to an employee of the Company holding more than 10% of the outstanding stock of the Company must be at least 110% of the fair market value. The maximum term of any option may not exceed 10 years. An option may be exercised only when it is vested and, in the case of options granted to employees, only while the holder of the option remains an employee of the Company or during the 90-day period following the termination of his or her employment. In the Compensation Committee's discretion, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, the Compensation Committee may accelerate the exercisability of an option at any time. With the approval of the Compensation Committee, the holder of an option may pay the exercise price by delivering other shares of Common Stock, or by directing the Company to withhold shares of Common Stock otherwise issuable upon exercise of the option, having a fair market value on the date of exercise equal to the exercise price.

    DIRECTORS STOCK OPTION PLAN. The Company's Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors in June 1996 and approved by the Company's stockholders in July 1996. The Directors Plan authorizes a total of 285,000 shares of Common Stock to be issued pursuant to nonstatutory stock options granted under the plan to directors of the Company other than directors who are officers or employees of the Company ("outside directors"). Under the Directors Plan, each incumbent outside director will automatically receive an option as of the date of closing of this Offering for a number of shares of Common Stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the average of the closing bid and asked prices of a share of Common Stock (the "closing price") on the date of grant. As of each annual meeting of the Company's stockholders after the date of this Offering, each incumbent outside director who is re-elected as a director at the annual meeting will automatically receive an option for a number of shares of Common Stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting, and each outside director who is elected as a director for the first time will automatically receive an option for a number of shares of Common Stock determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or to a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case an outside director who is elected as a director for the first time at an annual meeting). In addition, each outside director who is elected as a director for the first time other than at an annual meeting of the Company's stockholders will automatically receive, as of the date of his or her election, an option for a number of shares of Common Stock equal to three times the number of shares of Common Stock for which each incumbent outside director received an option as of the last annual meeting. The exercise price of each option granted under the Directors Plan will be the closing price on the date of grant. The term of each option will be six years from the date of grant. Each option will vest in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director. With the approval of the full Board of Directors, the holder of an option may pay the exercise price by delivering other shares of Common Stock, or by directing the Company to withhold shares of Common Stock otherwise issuable upon exercise of the option, having a fair market value on the date of exercise equal to the exercise price. The Directors Plan has a six-year term, and no option may be granted under the plan after its expiration in June 2002.

1995 EQUITY ADJUSTMENT PROGRAM

    In November 1995, the Company substantially implemented a program to adjust the equity interests of the Company's officers and employees and certain of its directors to reflect a plan of recapitalization of the Company which was adopted by the Board of Directors in August 1995 and approved by the Company's stockholders in September 1995 and which, among other things, authorized the issuance of Class A and Class B common stock. See "Description of Capital Stock
- -- 1995 Recapitalization." The purpose of the program was to (i) restore the percentages of potential ownership interests in the Company of participants in the program to substantially the same percentages that existed prior to the recapitalization, (ii) substantially restore the potential value of stock in the Company that participants had previously purchased or for which they had been granted stock options, (iii) provide additional potential ownership interests by option grants for voluntary participation in a new salary reduction program being adopted for the Company's management and (iv) provide the Company's President and Chief Executive Officer, Mark C. Miller, with the opportunity potentially to acquire a 5% ownership interest in the Company. In connection with this equity adjustment program, the Company allowed participants to surrender their existing options to purchase shares of Class A common stock for options to purchase a larger number of shares of Class B common stock. The Company also agreed to reduce the purchase price of Class A common stock being purchased by participants under non-recourse notes to reflect the stock's current fair market value, as determined by the Board of Directors, and to accept shares of Class A common stock in satisfaction of the unpaid balance of the notes and issue shares of Class B common stock in exchange for the shares of Class A common stock for which the purchase price had been paid. The following table sets forth certain information for the year ended December 31, 1995 regarding the Named Executive Officers and the directors of the Company who participated in the equity adjustment program:

                                          OPTIONS      SHARES OF STOCK   NEW OPTIONS     NEW SHARES OF
NAME                                  SURRENDERED(1)    EXCHANGED(1)     RECEIVED(2)   STOCK RECEIVED(2)
- ------------------------------------  ---------------  ---------------  -------------  -----------------
Mark C. Miller......................        37,989           38,262         485,620            3,868
Anthony J. Tomasello................         4,031           12,244          31,816           48,974
Linda D. Lee........................         3,014            8,288          28,621           26,465
Michael J. Bernert..................         7,791            2,825          49,515              283
Richard O. Shea.....................         4,073            8,476          46,353           11,584
Jack W. Schuler.....................         6,404           80,768          52,857          211,429
Patrick F. Graham...................         1,601            9,306          32,723           --
Peter Vardy.........................         5,463            6,404           7,120           28,480

- ------------------------
(1) All options surrendered were options to purchase, and all shares of stock exchanged were, shares of the Company's Class A common stock. The number of options surrendered and shares of stock exchanged have been adjusted to reflect a 1-for-5.3089 reverse stock split to be effective prior to completion of this Offering. See "Description of Capital Stock -- Reverse Stock Split."

(2) All options received were options to purchase, and all shares of stock received were, shares of the Company's Class B common stock. The number of options and shares of stock received have been adjusted to reflect a 1-for-5.3089 reverse stock split to be effective prior to completion of this Offering. See "Description of Capital

    Stock -- Reverse Stock Split." Also prior to completion of this Offering, all of the Company's outstanding shares of Class B common stock and outstanding options to purchase shares of Class B common stock will be converted automatically into a like number of shares of Common Stock, or options to purchase a like number of shares of Common Stock, as the case may be. See "Description of Capital Stock -- Reverse Stock Split."

OTHER PLANS

    The Company maintains a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits the Company to make matching contributions of a percentage of participants' deferrals to be determined each year by the Board of Directors. For 1993, 1994 and 1995, the Company made matching contributions of 30% of the first $1,000 contributed by participants.

EMPLOYMENT AGREEMENTS

    The Company has not entered into written employment agreements with any of its executive officers or employees. All of the Company's executive officers and employees have signed confidentiality agreements with the Company.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of a director's duty of care to the Company and its stockholders. This provision does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief will remain available under Delaware law. Each director continues to remain liable for a breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, for improper distributions to stockholders and for any transaction from which the director derives an improper personal benefit. This provision also does not affect a director's liability under other laws, such as the federal securities laws.

    The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by Delaware law. The Company believes that indemnification under its By-Laws covers at least negligence and gross negligence on the part of indemnified parties. The Company's By-Laws also permit it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Prior to completion of this Offering, the Company intends to enter into indemnification agreements with each of its executive officers and directors, indemnifying them for certain expenses (including attorneys' fees), judgments, fines and settlement payments in certain circumstances, and to obtain a policy of directors' and officers' liability insurance to insure against certain liabilities.

    There is no pending litigation or proceeding involving a director or officer of the Company for which indemnification is required or permitted, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS


    In July 1995, the Company borrowed $830,000 under a 90-day line of credit, at the prime rate plus 3% per annum, from a lending group comprised of Galen Partners, L.P., Galen Partners International, L.P. and Marquette Venture Partners, L.P., stockholders of the Company, and John Patience, Jack W. Schuler and Peter Vardy, directors of the Company. The Company's notes to the members of the lending group were secured by the Company's accounts receivable. In connection with this line of credit, the Company issued warrants to members of the lending group to purchase an aggregate of 220,559 shares of Common Stock. These warrants expire in July 2000 and are exercisable at any time at the price of $1.59 per share. As of June 1, 1996, warrants for 59,127 shares had been exercised.



    In May 1996, the Company borrowed $1,000,000 under a short-term loan from a lending group comprised of Galen Partners, L.P. and Galen Partners
International, L.P., stockholders of the Company, Jack W. Schuler, Mark C. Miller, John Patience and Peter Vardy, directors of the Company (and, in Mr. Miller's case, also an executive officer) and Michael J. Bernert, James F. Polark and Anthony J. Tomasello, executive officers of the Company. The Company's notes to the members of the lending group are interest-free if paid when due, subject to certain exceptions, and are due within 30 days after completion of this Offering or upon the occurrence of certain other events. The notes are unsecured and are subordinated to certain bank and other debt. In connection with this loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of Common Stock. These warrants expire in May 2001 and are exercisable at any time at a price of $7.96 per share. The Company will record as an interest expense the excess over the exercise price of the fair market value at the time of exercise of the shares of Common Stock for which any warrant is exercised. Each warrant may be exercised by the holder at any time by directing the Company to withhold in payment, from the shares of Common Stock otherwise issuable upon the exercise of the warrant, a number of shares of Common Stock having a fair market value on the date of exercise equal to the exercise price. In connection with the loan, the Company also amended the warrants issued in connection with the July 1995 line of credit held by members of the lending group to add a similar "cashless exercise" provision to those warrants.


    In June 1996, the Company loaned $31,000 to Richard O. Shea, an executive officer of the Company. This loan has an interest rate of 11.75% per annum. The Company previously made two loans to Mr. Shea of $60,000 and $5,000, respectively, which remain outstanding. These loans have interest rates of 5.54% per annum. All three loans are due on December 2, 1998 and are secured by a security interest in all of Mr. Shea's shares of Common Stock, including any shares issuable upon his exercise of any stock options.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 1, 1996, and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby, by
(i) each person known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                                                                                 PERCENTAGE BENEFICIALLY
                                                                                                        OWNED (1)
                                                                                                 ------------------------
                                                                                     NUMBER OF     BEFORE        AFTER
                             NAME OF BENEFICIAL OWNER                               SHARES (1)    OFFERING     OFFERING
- ----------------------------------------------------------------------------------  -----------  -----------  -----------
Marquette Venture Partners, L.P. (2) .............................................   1,154,731        18.7%        12.5%
 Corporate 500 Center
 520 Lake Cook Road, Suite 450
 Deerfield, Illinois 60015
State Farm Mutual Automobile Insurance Company ...................................     937,521        15.3%        10.2%
 One State Farm Plaza
 Bloomington, Illinois 61710
Missner Venture Partners II, L.P. (3) ............................................     466,212         7.6%         5.1%
 Two First National Bank Plaza, Suite 2020
 Chicago, Illinois 60603
Baxter Healthcare Corporation ....................................................     461,028         7.5%         5.0%
 One Baxter Parkway
 Deerfield, Illinois 60015
Galen Partners, L.P (4) ..........................................................     433,476         7.0%         4.7%
 666 West Third Avenue, Suite 1400
 New York, New York 10017
Jack W. Schuler (5)...............................................................     813,382        13.0%         8.7%
Mark C. Miller (6)................................................................     558,171         9.0%         6.0%
Linda D. Lee (7)..................................................................      55,333        *            *
Anthony J. Tomasello (8)..........................................................     131,003         2.1%         1.4%
Michael J. Bernert (9)............................................................      52,590        *            *
Richard O. Shea (10)..............................................................      55,315        *            *
Patrick F. Graham (11)............................................................      35,727        *            *
John Patience (12)................................................................     200,858         3.3%         2.2%
Lloyd D. Ruth (2).................................................................      --            *            *
Peter Vardy (13)..................................................................     160,107         2.6%         1.7%
L. John Wilkerson, Ph.D. (14).....................................................      --            *            *
All officers and directors as a group (11 persons) (15)...........................   2,120,119        31.8%        21.7%

- ------------------------
  * Less than 1%.

 (1)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 1, 1996 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered for purposes of computing the percentage of any other person. The 98,001 shares of Common Stock issuable under the Safe Way Note are considered outstanding after completion of this Offering.

 (2)Includes 53,811 shares issuable under a warrant exercisable within 60 days of June 1, 1996. Lloyd D. Ruth, a director of the Company, is a general partner of the general partner of Marquette Venture Partners, L.P.

    ("Marquette"). Mr. Ruth disclaims any beneficial ownership in any of the shares held by Marquette except to the extent of his pecuniary interest arising from his general partnership interest in the general partner of Marquette.

 (3)Includes 35,414 shares owned by Richard H. Missner, who is a general partner and a limited partner of Missner Venture Partners II, L.P. ("Missner Partners"). Mr. Missner disclaims any beneficial ownership of the shares held by Missner Partners except to the extent of his individual ownership and his pecuniary interest arising from his general partnership and limited partnership interests in Missner Partners.

 (4)Includes 81,374 shares issuable under a warrant exercisable within 60 days of June 1, 1996 and 40,459 shares (including 8,377 shares issuable under a warrant exercisable within 60 days of June 1, 1996) which are owned by an affiliate, Galen Partners International, L.P. L. John Wilkerson, Ph.D., a director of the Company, is a general partner of the general partner of Galen Partners, L.P. and Galen Partners International, L.P. Dr. Wilkerson disclaims any beneficial ownership of the shares held by Galen Partners, L.P. or Galen Partners International, L.P. except to the extent of his individual ownership and his pecuniary interest arising from his general partnership interest in their general partner.


 (5)Includes 88,394 shares issuable under warrants exercisable within 60 days of June 1, 1996, 39,643 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 32,716 shares owned by Mr. Schuler's wife or trusts for the benefit of his children, in respect of which Mr. Schuler disclaims any beneficial ownership.


 (6)Includes 27,509 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 63,290 shares issuable under a warrant exercisable within 60 days of June 1, 1996, and 75,345 shares owned by trusts for the benefit of Mr. Miller's children, in respect of which Mr. Miller disclaims any beneficial ownership.

 (7)Includes 25,519 shares issuable under stock options exercisable within 60 days of June 1, 1996.

 (8)Includes 29,687 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 12,432 shares issuable under a warrant exercisable within 60 days of June 1, 1996.

 (9)Includes 40,041 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 11,302 shares issuable under a warrant exercisable within 60 days of June 1, 1996.

(10)Includes 43,544 shares issuable under stock options exercisable within 60 days of June 1, 1996.

(11)Includes 31,087 shares issuable under stock options exercisable within 60 days of June 1, 1996.

(12)Includes 1,627 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 34,583 shares issuable under a warrant exercisable within 60 days of June 1, 1996.

(13)Includes 22,966 shares issuable under a warrant exercisable within 60 days of June 1, 1996, 1,780 shares issuable under options exercisable within 60 days of June 1, 1996 and 67,613 shares owned by trusts for the benefit of Mr. Vardy's children, in respect of which Mr. Vardy disclaims any beneficial ownership.

(14)L. John Wilkerson, Ph.D., a director of the Company, is a general partner of the general partner of Galen Partners, L.P. and Galen Partners International, L.P. Dr. Wilkerson disclaims any beneficial ownership of the shares held by Galen Partners, L.P. or Galen Partners International, L.P. except to the extent of his individual ownership and his pecuniary interest arising from his general partnership interest in their general partner.

(15)Includes 286,769 shares issuable under stock options exercisable within 60 days of June 1, 1996 and 244,269 shares issuable under warrants exercisable within 60 days of June 1, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this Offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $.01 per share. The following description reflects (i) a 1-for-5.3089 reverse stock split to be effective immediately prior to completion of this Offering and (ii) the automatic redesignation upon completion of this Offering of all of the Company's outstanding shares of Class A and Class B common stock and outstanding options to purchase shares of Class A or Class B common stock as a like number of shares of Common Stock or options to purchase a like number of shares of Common Stock, as the case may be. See "-- Reverse Stock Split."

COMMON STOCK


    As of June 1, 1996, there were 6,120,454 shares of Common Stock outstanding which were held of record by 160 stockholders.



    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders but do not have cumulative voting rights in respect of the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment or provision for payment of the Company's liabilities. Holders of Common Stock have no preemptive or other subscription rights to purchase any securities of the Company, and there are no conversion rights or redemption or sinking fund provisions in respect the Common Stock. All outstanding shares of Class A and Class B common stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and non-assessable. All information in this Prospectus, including the Consolidated Financial Statements, Condensed Consolidated Financial Statements and related Notes thereto, relating to the number of shares of Common Stock outstanding as of and after June 1, 1996 assumes the release to the Company from the Safe Way Escrow, in satisfaction of certain of the Company's indemnification claims against Safe Way, of 36,168 shares of Common Stock and the Company's subsequent cancellation of the shares released. See "Business -- Regulatory and Legal Proceedings."


WARRANTS


    As of June 1, 1996, there were outstanding warrants to purchase 409,246 shares of Common Stock, all of which were then exercisable at a weighted average exercise price of $6.85 per share. Of these outstanding warrants, warrants for 15,005 shares of Common Stock, at an exercise price of $18.58 per share, expire in March 1998; warrants for 6,773 shares of Common Stock, at an exercise price of $69.02 per share, expire in March 1999; warrants for 161,432 shares of Common Stock, at an exercise price of $1.59 per share, expire in July 2000; and warrants for 226,036 shares of Common Stock, at an exercise price of $7.96, expire in May 2001. Holders of the warrants expiring on March 17, 1999 are entitled to certain rights in respect of the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Common Stock issued upon the exercise of the warrants. See "-- Registration Rights of Certain Holders."


OPTIONS

    As of June 1, 1996, there were outstanding options to purchase 718,443 shares of Common Stock, at a weighted average exercise price of $0.97 per share, of which options for 414,030 shares, at a weighted average exercise price of $0.69 per share, were exercisable within 60 days of June 1, 1996. With the exception of options for 9,943 shares, which were granted under terminated plans and are held by former employees and vendors to the Company and options for 11,537 shares issued to consultants engaged by the Company, all of these outstanding options were granted under the 1995 Stock Plan. See "Management -- Stock Option Plans."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Upon completion of this Offering, holders of 5,212,603 shares of Common Stock (including 6,773 shares issuable upon the exercise of certain of the Company's outstanding warrants and 98,001 shares to be issued in partial payment of an outstanding note due upon completion of this Offering) (the "Registrable Shares") will be entitled to certain rights in respect of the registration of the Registrable Shares under the Securities Act. Under the Amended and Restated Registration Agreement dated October 19, 1994, as amended, among the Company and such holders, holders of a majority of the Registrable Shares have the right, until the Company is eligible to file a registration statement on Form S-2 or Form S-3, to request on two occasions that the Company file a registration statement on Form S-1 to register all or a portion of their Registrable Shares. If and when the Company is eligible to file a registration statement on Form S-2 or Form S-3, holders of at least 25% of the Registrable Shares have the right to request on an unlimited number of occasions that the Company file a registration statement on Form S-2 or Form S-3 to register all or a portion of their Registrable Shares. In addition, one holder of 937,521 Registrable Shares has the right, which may be exercised at any time, to request on two occasions that the Company file a registration statement on any available form to register all or a portion of its Registrable Shares; and a second holder of 461,028 Registrable Shares has the right, which may be exercised at any time after completion of this Offering, to request on one occasion that the Company file a registration statement on any available form to register all or a portion of its Registrable Shares. If the Company proposes at any time to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, all holders of Registrable Shares are entitled to notice of the proposed registration and may request all or a portion of their Registrable Shares to be included in the registration. In general, the Company is required to pay all of the expenses in connection with any registration of Registrable Shares, including the fees and expenses of one counsel for the selling holder or holders of Registrable Shares but excluding underwriting discounts and commissions. The rights of holders of Registrable Shares are subject to certain conditions and limitations, including (i) a prohibition on the registration of any Registrable Shares within six months after the effective date of any prior registration of Registrable Shares and (ii) in the case of any proposed registration of the Company's securities which are to be sold in an underwritten public offering, the right of the underwriters to limit the number of Registrable Shares that may be included in the registration.

LIMITED REDEMPTION RIGHTS OF ONE HOLDER


    Under the Company's alliance agreement with Baxter, Baxter has the right, solely until the expiration of its 180-day "lock-up" agreement with the Managing Underwriters, to require the Company to redeem all of Baxter's 461,028 shares of Common Stock if the Company willfully breaches or defaults under the alliance agreement, a competitor of Baxter's acquires control of the Company, the Company sells or distributes hospital or medical products or services as part of a program like Baxter's procedure-based delivery system, or the Company enters into an agreement with a third party to provide regulated medical waste management services to its customers in connection with a program by the third party like Baxter's procedure-based delivery system. The redemption price has not yet been renegotiated to take into account intervening changes in the character of Baxter's equity investment in the Company. There can be no assurance that the redemption price in the event of any such redemption will not be substantially in excess of the initial public offering price or the fair market value of the Common Stock at the time of redemption. See "Business -- Marketing and Sales -- Core Generators" and "Shares Eligible for Future Sale."


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on Nasdaq, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, with three exceptions: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding for purposes of determining the number of shares outstanding the shares owned by persons who are both directors and officers of the corporation and the shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date that the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not pursuant to written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation, excluding voting stock owned by the interested stockholder. The restrictions in Section 203 also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation

(for example, a proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock) which is approved or not opposed by a majority of the corporation's directors then in office and which is with or by a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the corporation's board of directors.

    Section 203 defines a "business combination" as, in general: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, transfer, pledge or other disposition to the interested stockholder of 10% or more of the corporation's assets; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation to the interested stockholder of any stock of the corporation; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series, or of securities convertible into the stock of any class or series, which is beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. Section 203 defines an "interested stockholder" as, in general, any person or entity who or which directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the corporation and any person or entity affiliated or associated with or controlling or controlled by that person or entity.

    The provisions of Section 203 could operate to delay or prevent the removal of incumbent directors of the Company or a change in control of the Company. They also could discourage, impede or prevent a merger, tender offer or proxy contest involving the Company, even if such an event would be favorable to the interests of the Company's stockholders generally. By adopting an amendment to the Company's certificate of incorporation or by-laws, the Company's stockholders may elect not to have Section 203 apply to the Company effective 12 months after the adoption of the amendment. Neither the Company's Certificate of Incorporation nor its By-Laws currently exclude the Company from the restrictions imposed by Section 203.

1995 RECAPITALIZATION

    In order to simplify the Company's capital structure and align stockholder interests, the Board of Directors adopted a plan of recapitalization in August 1995 which was approved by the Company's stockholders in September 1995. Pursuant to the plan of recapitalization, the Company authorized the issuance of Class A and Class B common stock and reclassified its outstanding preferred stock, consisting of nine classes, as shares of Class A common stock using a reclassification formula for each class reflecting the conversion rate for that class and certain other adjustments. The Company also reclassified its outstanding common stock as a like number of shares of Class A common stock. The new Class B common stock could be issued only pursuant to the exercise of options granted and restricted stock awarded under the 1995 Stock Plan. The Class B common stock was subject to certain first refusal rights in the event of any proposed sale or transfer at the lower of the original exercise or purchase price or the price to be paid by the proposed purchaser or transferee.

REVERSE STOCK SPLIT

    Prior to completion of this Offering, the Company will effect a 1-for-5.3089 reverse stock split pursuant to which each outstanding share of Class A and Class B common stock will become 0.1884 shares, and the number of shares and exercise price of each outstanding option will be adjusted accordingly. All of the Company's outstanding warrants will be similarly adjusted in accordance with their terms. Also prior to completion of this Offering, all of the Company's outstanding shares of Class A and Class B common stock and outstanding options to purchase shares of Class A or Class B common stock will be redesignated as a like number of shares of Common Stock or options to purchase a like number of shares of Common Stock, as the case may be.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of Common Stock. Aside from the 3,000,000 shares sold in this Offering, only a limited number of shares will be available for sale immediately following completion of this Offering because of certain contractual and legal restrictions on resale

(as described below). Accordingly, sales of substantial amounts of Common Stock of the Company in the public market after these restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


    Upon completion of this Offering, the Company will have outstanding an aggregate of 9,218,455 shares of Common Stock, after giving effect to the issuance of 98,001 shares of Common Stock in partial payment of the Safe Way Note upon completion of this Offering, and assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding stock options and warrants. Of these outstanding shares of Common Stock, the 3,000,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act.


    The remaining 6,218,455 shares of Common Stock held by existing stockholders (the "Restricted Shares") will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Restricted Shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act (which is summarized below). Sales of the Restricted Shares in the public market, or the availability of the Restricted Shares for sale, could adversely affect the market price of the Common Stock.


    Certain stockholders of the Company, including all executive officers and directors and the individuals and entities named in the table under "Principal Stockholders," who will beneficially own in the aggregate 5,407,728 Restricted Shares after the Offering, have entered into "lock-up" agreements with the Managing Underwriters pursuant to which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their Restricted Shares, or any shares of Common Stock that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 180 days from the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. on behalf of the Managing Underwriters. As a result of these contractual restrictions, shares of Common Stock subject to the lock-up agreements are restricted from sale until the lock-up agreements expire, notwithstanding that they otherwise may be eligible for sale under Rule 144. Upon the expiration of the lock-up agreements, shares will be eligible for sale pursuant to Rule 144.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are required to be aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior beneficial owner except an affiliate of the Company) would be entitled to sell during any three-month period a number of Restricted Shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale on Form 144. Sales of
Restricted Shares under Rule 144 are also subject to compliance with certain conditions relating to the manner of sale, the requirement to file notice of the sale with the Securities and Exchange Commission on Form 144 and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the
Restricted Shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), may sell the Restricted Shares under Rule 144 without regard to any volume limitation or other conditions or requirements of the rule. Accordingly, unless otherwise restricted, holders of Restricted Shares who are eligible to use Rule 144(k) may sell their shares immediately upon completion of this Offering.


    As of June 1, 1996, there were outstanding options under the 1995 Stock Plan to purchase 696,962 shares of Common Stock, of which options for 397,555 shares were exercisable within 60 days of June 1, 1996. Of the options exercisable within 60 days of June 1, 1996, options for 286,769 shares were held by officers and directors of the Company subject to the lock-up agreements described above. Shortly after completion of this Offering, the Company intends to file a registration statement on Form S-8 to register the 1,500,000 shares of Common Stock issued or issuable under the 1995 Stock Plan and the 285,000 shares of Common Stock issuable under the Directors Plan. This registration statement will become effective automatically upon filing. Accordingly, shares registered under this registration statement will be available for sale in the public market, subject to the volume limitations under Rule 144 in the case of sales by affiliates of the Company, except to the extent that the shares are subject to contractual restrictions on sale under the lock-up agreements described above.

    As of June 1, 1996, there were also other options outstanding to purchase 21,481 shares of Common Stock, of which options for 16,475 shares were exercisable within 60 days of June 1, 1996.


    As of June 1, 1996, there were outstanding warrants to purchase 409,246 shares of Common Stock, all of which were then exercisable. Holders of warrants to purchase 387,829 shares of Common Stock are subject to the lock-up agreements described above.

                                  UNDERWRITING

    The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock that each of them has agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

UNDERWRITERS                                                                 NUMBER OF SHARES
- ---------------------------------------------------------------------------  -----------------
Dillon, Read & Co. Inc.....................................................
Salomon Brothers Inc.......................................................
William Blair & Company L.L.C..............................................
                                                                                   --------
      Total................................................................       3,000,000
                                                                                   --------
                                                                                   --------

    The Managing Underwriters are Dillon, Read & Co. Inc., Salomon Brothers Inc and William Blair & Company L.L.C.

    If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

    The Common Stock offered hereby is being initially offered severally by the Underwriters for sale at the price set forth on the cover page of this Prospectus, or at such price less a concession not to exceed $ per share on sales to certain dealers. The Underwriters may allow, and such dealers may
reallow, a concession not to exceed $       per share on sales to certain  other
dealers. The offering of shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the initial public offering, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

    The Company has granted to the Underwriters an over-allotment option to purchase up to an aggregate of 450,000 shares of Common Stock. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the aggregate shares to be purchased as the number of shares to be purchased by it shown in the above table bears to 3,000,000. The Underwriters may exercise such option on or before the thirtieth day from the date of the Underwriting Agreement and only to cover over-allotments made of the shares in connection with this Offering.

    The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company and certain of its officers, directors and stockholders prior to this Offering have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or securities convertible into or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock, or permit the registration of any shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior consent of Dillon, Read & Co. Inc. acting on behalf of the Managing Underwriters.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price was determined by negotiation between the Company and the Managing Underwriters. Factors considered in determining this price included, among other things, prevailing market conditions, the state of the Company's development, the future prospects of the Company and its industry, market valuations of securities of companies engaged in activities deemed by the Managing Underwriters to be similar to those of the Company, and other factors deemed relevant. Consideration was also given to the general state of the securities market, the market conditions for new issues of securities and the demand for similar securities of comparable companies. The Common Stock has been approved for quotation on Nasdaq under the symbol "SRCL," subject to notice of issuance.

    The Underwriters do not expect to confirm sales to accounts over which they exercise discretionary authority.

    At the request of the Company, the Underwriters have reserved up to 150,000 shares of Common Stock for sale at the initial offering price to employees of the Company and certain other parties. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares not so purchased will be released for sale by the Underwriters to the general public no later than the closing date of this Offering (which is expected to be three business days after the date of this Prospectus) on the same terms as the other shares offered hereby. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws, be available for resale following this Offering.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Johnson and Colmar, Chicago, Illinois and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    The consolidated financial statements of Stericycle, Inc. and subsidiaries at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto, appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    This Prospectus forms part of a Registration Statement on Form S-1 (the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act. In accordance with the Commission's rules and regulations, this Prospectus omits certain of the information in the Registration Statement and all of its exhibits, and reference is made to the Registration Statement and its exhibits for further information relating to the Company and the Common Stock offered hereby. Copies of the Registration Statement and its exhibits may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site on the World Wide Web, and copies of the Registration Statement and its exhibits may be accessed at this Web site (http://www.sec.gov). Statements in this Prospectus concerning the provisions of any contract or document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the relevant contract or document filed as an exhibit to the Registration Statement.

                       STERICYCLE, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
REPORT OF INDEPENDENT AUDITORS.............................................................................         F-2
CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1994 AND 1995..................................................         F-3
CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31,
 1995......................................................................................................         F-4
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) FOR EACH OF THE YEARS
 IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1995..........................................................         F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31,
 1995......................................................................................................         F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         F-7
CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 1996 (UNAUDITED)..........................................        F-16
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
 (UNAUDITED)...............................................................................................        F-17
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 1996
 (UNAUDITED)...............................................................................................        F-18
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
 (UNAUDITED)...............................................................................................        F-19
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)...........................................        F-20

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Stericycle, Inc.

    We have audited the accompanying consolidated balance sheets of Stericycle, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity (net capital deficiency), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stericycle, Inc. and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

Chicago, Illinois
March 20, 1996,
except for the first paragraph of Note 7,
as to which the date is      , 1996

- --------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed when the reverse stock split, decrease in authorized common stock and redesignation of the Class A and Class B common stock as a like number of shares of common stock all become effective prior to completion of an initial public offering as described in the first paragraph of Note 7 to the financial statements.

                                             ERNST & YOUNG LLP


Chicago, Illinois
August 2, 1996

                       STERICYCLE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                            ----------------
                                                                                             1994     1995
                                                                                            -------  -------
                                                                                             (IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents.................................................................  $ 1,206  $   138
Accounts receivable, less allowance for doubtful accounts
 of $150 in 1994 and $138 in 1995.........................................................    4,817    3,731
Parts and supplies........................................................................      603      468
Prepaid expenses..........................................................................      405      431
Other current assets......................................................................      657      424
                                                                                            -------  -------
  Total current assets....................................................................    7,688    5,192
Property, plant and equipment:
Land......................................................................................       90       90
Buildings and improvements................................................................    5,348    5,394
Machinery and equipment...................................................................    7,240    7,644
Office equipment and furniture............................................................      390      406
Construction in progress..................................................................      784      281
                                                                                            -------  -------
                                                                                             13,852   13,815
Less accumulated depreciation and amortization............................................   (2,219)  (3,587)
                                                                                            -------  -------
  Property, plant and equipment-net.......................................................   11,633   10,228
                                                                                            -------  -------
Other assets:
Organization costs, net...................................................................       75       32
Goodwill, less accumulated amortization
 of $97 in 1994 and $417 in 1995..........................................................    7,782    7,517
Other.....................................................................................      631      522
                                                                                            -------  -------
  Total other assets......................................................................    8,488    8,071
                                                                                            -------  -------
    Total assets..........................................................................  $27,809  $23,491
                                                                                            -------  -------
                                                                                            -------  -------

LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
Current portion of long-term debt.........................................................  $   603  $   297
Accounts payable..........................................................................    1,291    1,868
Accrued liabilities.......................................................................    2,655    1,956
Deferred revenue..........................................................................      629      632
                                                                                            -------  -------
    Total current liabilities.............................................................    5,178    4,753
                                                                                            -------  -------
Long-term debt:
Industrial development revenue bonds and other............................................    2,358    2,284
Note payable to bank......................................................................       --      858
Note payable..............................................................................    2,480    2,480
                                                                                            -------  -------
    Total long-term debt..................................................................    4,838    5,622
                                                                                            -------  -------
Other liabilities.........................................................................      247      542
Convertible redeemable preferred stock (par value $.01 per share; 550,200 shares authorized,
 489,079 issued and outstanding in 1994; none in 1995)....................................   62,909       --
Shareholders' Equity (net capital deficiency):
Common stock (par value $.01 per share, 30,000,000 shares authorized, 369,808 issued and
 outstanding in 1994, 5,582,385 issued and outstanding in 1995)...........................        4       55
Additional paid-in capital................................................................      811   49,621
Accumulated dividends on convertible redeemable preferred stock...........................  (13,001)      --
Notes receivable for common stock purchases...............................................     (619)      --
Accumulated deficit.......................................................................  (32,558) (37,102)
                                                                                            -------  -------
  Total shareholders' equity (net capital deficiency).....................................  (45,363)  12,574
                                                                                            -------  -------
    Total liabilities and shareholders' equity (net capital deficiency)...................  $27,809  $23,491
                                                                                            -------  -------
                                                                                            -------  -------

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1993        1994        1995
                                                                              ----------  ----------  ----------
Revenues....................................................................  $    9,141  $   16,141  $   21,339
Costs and expenses:
Cost of revenues............................................................       9,137      13,922      17,478
Selling, general and administrative expenses................................       5,988       7,927       8,137
                                                                              ----------  ----------  ----------
  Total costs and expenses..................................................      15,125      21,849      25,615
                                                                              ----------  ----------  ----------
Loss from operations........................................................      (5,984)     (5,708)     (4,276)
Other income (expense):
Interest income.............................................................         201         156           9
Interest expense............................................................        (245)       (260)       (277)
                                                                              ----------  ----------  ----------
  Total other income (expense)..............................................         (44)       (104)       (268)
                                                                              ----------  ----------  ----------
Net loss....................................................................      (6,028)     (5,812)     (4,544)
Less cumulative preferred dividends.........................................      (3,733)     (4,481)         --
                                                                              ----------  ----------  ----------
Loss applicable to common stock.............................................  $   (9,761) $  (10,293) $   (4,544)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Net loss per common share...................................................  $    (4.51) $    (4.76) $    (0.65)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Weighted average number of common shares outstanding........................   2,162,611   2,162,988   7,029,441
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------


   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)
                                  COMMON STOCK


                                                                              ACCUMULATED
                                                                              DIVIDENDS
                                                                                  ON         NOTES                        TOTAL
                                                                              CONVERTIBLE  RECEIVABLE                 SHAREHOLDERS'
                                          ISSUED AND             ADDITIONAL   REDEEMABLE   FOR COMMON                  EQUITY (NET
                                          OUTSTANDING             PAID-IN     PREFERRED      STOCK      ACCUMULATED      CAPITAL
                                            SHARES      AMOUNT    CAPITAL       STOCK      PURCHASES      DEFICIT      DEFICIENCY)
                                          -----------   ------   ----------   ----------   ----------   -----------   -------------
BALANCES AT DECEMBER 31, 1992...........       372       $  4     $   813     $ (4,787)      $(974)      $(20,718)      $(25,662)
Issuance of common stock................         6                     35                       (4)                           31
Shares repurchased and retired..........        (9)                   (37)                      46                             9
Accumulated dividends...................                                        (3,733)                                   (3,733)
Principal payments under notes
 receivable.............................                                                       277                           277
Net loss for the year ended December 31,
 1993...................................                                                                   (6,028)        (6,028)
                                             -----      ------   ----------   ----------     -----      -----------   -------------
BALANCES AT DECEMBER 31, 1993...........       369       $  4     $   811     $ (8,520)      $(655)      $(26,746)      $(35,106)
Issuance of common stock................         1
Accumulated dividends...................                                        (4,481)                                   (4,481)
Principal payments under notes
 receivable.............................                                                        36                            36
Net loss for the year ended December 31,
 1994...................................                                                                   (5,812)        (5,812)
                                             -----      ------   ----------   ----------     -----      -----------   -------------
BALANCES AT DECEMBER 31, 1994...........       370       $  4     $   811     $(13,001)      $(619)      $(32,558)      $(45,363)
Common stock issued in exchange for
 preferred stock........................     5,043         50      49,439                                                 49,489
Common stock issued -- $.01 per share...       350          3                                                                  3
Accumulated dividends canceled..........                                        13,001                                    13,001
Notes receivable canceled...............      (181)        (2)       (629)                     619                           (12)
Net loss for the year ended December 31,
 1995...................................                                                                   (4,544)        (4,544)
                                             -----      ------   ----------   ----------     -----      -----------   -------------
BALANCES AT DECEMBER 31, 1995...........     5,582       $ 55     $49,621     $     --       $  --       $(37,102)      $ 12,574
                                             -----      ------   ----------   ----------     -----      -----------   -------------
                                             -----      ------   ----------   ----------     -----      -----------   -------------

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss........................................................................  $  (6,028) $  (5,812) $  (4,544)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation and amortization...................................................        869      1,306      1,916
  Settlement with regulatory agency...............................................         --         --        273
  Other, net......................................................................        100         --        129
Change in net operating assets, net of
 effect of acquisitions and divestitures:
  Accounts receivable.............................................................       (800)    (3,126)       866
  Parts and supplies..............................................................        (84)      (241)       135
  Prepaid expenses and other current assets.......................................       (174)      (486)       196
  Other assets....................................................................       (185)      (278)       128
  Accounts payable................................................................       (464)       879        570
  Accrued liabilities.............................................................     (1,026)       766       (838)
  Deferred revenue and other liabilities..........................................          2        280        298
                                                                                    ---------  ---------  ---------
Net cash used in operating activities.............................................     (7,790)    (6,712)      (871)
                                                                                    ---------  ---------  ---------
INVESTING ACTIVITIES:
  Capital expenditures............................................................     (3,368)    (1,910)      (726)
  Payments for acquisitions, net of cash acquired.................................         --     (1,530)      (459)
  Proceeds from divestitures......................................................         --         --        792
  Restricted certificate of deposit...............................................        285         --         --
                                                                                    ---------  ---------  ---------
Net cash used in investing activities.............................................     (3,083)    (3,440)      (393)
                                                                                    ---------  ---------  ---------
FINANCING ACTIVITIES:
  Repayment of long-term debt.....................................................       (220)       (79)      (171)
  Net proceeds from note payable to bank..........................................         --         --        858
  Proceeds from sale and leaseback of equipment...................................         --        882         --
  Principal payments under capital lease obligations..............................       (586)      (629)      (482)
  Proceeds from issuance of convertible redeemable preferred stock................      8,000      3,458         --
  Repurchase of preferred stock...................................................         (8)        --         --
  Principal payments on notes receivable for common stock purchases...............        319         36         --
  Issuance of common stock........................................................         --         --         18
  Other...........................................................................         --         --        (27)
                                                                                    ---------  ---------  ---------
Net cash provided by financing activities.........................................      7,505      3,668        196
                                                                                    ---------  ---------  ---------
  Net decrease in cash and cash equivalents.......................................     (3,368)    (6,484)    (1,068)
Cash and cash equivalents at beginning of year....................................     11,058      7,690      1,206
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $   7,690  $   1,206  $     138
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1 -- DESCRIPTION OF BUSINESS
    Stericycle, Inc. (the "Company") was incorporated in Delaware in March 1989 for the purpose of providing collection, transportation, treatment, disposal, reduction, reuse and recycling services for regulated medical waste to hospitals and other healthcare providers in the United States and Canada.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of Stericycle, Inc. and its wholly-owned subsidiaries, Stericycle of Arkansas, Inc., Stericycle of Washington, Inc. and SWD Acquisition Corporation. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION:

    The Company recognizes revenue when the treatment of the infectious medical waste is completed on-site or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment.

    CASH EQUIVALENTS:

    The Company considers all highly liquid instruments with a maturity of less than three months when purchased to be cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets as follows:

       Buildings and Improvements -- 10 to 30 years
       Machinery and Equipment -- 3 to 10 years
       Office Equipment and Furniture -- 5 to 10 years.

    ORGANIZATION COSTS:

    Organization costs are amortized using the straight-line method over five years. Accumulated amortization at December 31, 1994 and 1995 was $141,000 and $184,000, respectively.

    GOODWILL:

    Goodwill is amortized using the straight-line method over 15 to 25 years. The Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition which would indicate that the future useful life or carrying value of goodwill should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

    NEW PLANT DEVELOPMENT AND PERMITTING COSTS:

    The Company expenses costs associated with the operations of new plants prior to the commencement of services to customers and all initial and on-going costs related to permitting.

    STOCK OPTIONS:

    The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, as the exercise price of the Company's employee stock options equals the fair value, as determined by the Company's Board of Directors, of the underlying stock on the date of grant, no compensation expense is recorded.

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT COSTS:

    The Company expenses costs associated with research and development as incurred. Research and development expense for 1993, 1994, and 1995 was $231,000, $1,082,000, and $975,000, respectively.

    INCOME TAXES:

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    LONG-LIVED ASSETS:

    In March 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FAS 121 in 1996, the effect of which was not material to the Company's financial position or results of operations.

    FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable and payable and long-term debt. The fair values of these financial instruments were not materially different from their carrying values, except for long-term debt as discussed in Note 5. Financial instruments which potentially subject the Company to concentrations of credit risk consist
principally  of  accounts  receivable.  The  Company  performs  ongoing   credit
evaluations of its customers and maintains allowances for potential credit losses. These losses, when incurred, have been within the range of management's expectations.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    EARNINGS PER SHARE:

    Earnings per share computations are based on the weighted average number of shares of common stock outstanding and include the dilutive effect of stock options and warrants using the treasury stock method. The computations also reflect the effect of the stock split and the redesignation of Class A common stock and Class B common stock as common stock as discussed in Note 7.

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted by the Company during the 12 months immediately preceding the initial filing of a registration statement have been included as common stock equivalents as if they were outstanding for all periods presented, whether or not dilutive, because the sale or option price per share was below the initial public offering price per share.

NOTE 3 -- INCOME TAXES
    At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $36,493,000, expiring beginning in 2004. Based on the Internal Revenue Code of 1986, as amended, and changes in the ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations, which could significantly restrict or partially eliminate the utilization of the net operating losses.

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 3 -- INCOME TAXES (CONTINUED)
    The Company's deferred tax liabilities and assets as of December 31, 1994 and 1995 are as follows:

                                                                     1994            1995
                                                                --------------  --------------
Deferred tax liabilities:
  Property, plant, and equipment..............................  $     (280,000) $     (319,000)
  Goodwill....................................................         (42,000)       (122,000)
                                                                --------------  --------------
Total deferred tax liabilities................................        (322,000)       (441,000)
Deferred tax assets:
  Accrued liabilities.........................................         395,000         298,000
  Capital lease obligations...................................         146,000              --
  Research and development costs..............................              --         324,000
  Other.......................................................          60,000         190,000
  Net operating tax loss carryforward.........................      13,214,000      14,597,000
                                                                --------------  --------------
Total deferred tax assets.....................................      13,815,000      15,409,000
                                                                --------------  --------------
Net deferred tax assets.......................................      13,493,000      14,968,000
Valuation allowance...........................................     (13,493,000)    (14,968,000)
                                                                --------------  --------------
  Net deferred tax assets.....................................  $           --  $           --
                                                                --------------  --------------
                                                                --------------  --------------

NOTE 4 -- ACQUISITIONS AND DIVESTITURES
    In January 1996, the Company purchased the customer list and certain other assets of WMI Medical Services of New England, Inc. for $100,000 in cash and $492,000 in notes payable issued to sellers.

    In July 1995, the Company sold selected customer lists and related assets for $248,000. The Company recognized a gain of $50,000 on this transaction, which is included in the 1995 Consolidated Statement of Operations as Selling, General and Administrative Expense.

    In June 1995 the Company purchased the customer list and transportation equipment and assumed certain contract obligations of Safetech Health Care for $160,000.

    In April 1995, the Company sold the St. Louis portion of its business to a competitor. The Company received $544,000 as payment for the customer list and concurrently agreed to resolve an anti-trust lawsuit brought against this competitor by the Company. The Company recognized a gain on this transaction of $408,000, which is included in the 1995 Consolidated Statement of Operations as Selling, General and Administrative Expense.

    In September 1994, SWD Acquisition Corporation, a wholly owned subsidiary of the Company, purchased selected assets and assumed certain liabilities of Safe Way Disposal Systems, Inc. ("Safe Way"). The assets purchased consisted of the customer list, containers, transportation equipment and office equipment. The Company issued a $2,480,000 note and 25,228 shares of preferred stock with a liquidation value of $100 per share. The Company assumed liabilities of $2,271,000 related to this acquisition. The note payable and stock are held in escrow (see Note 5). As part of the agreement, the Company agreed to pay up to $575,000 of certain current liabilities of Safe Way upon its request. In consideration for these payments, the preferred stock issued under such agreement would be reduced. As of December 31, 1995, the Company has paid $468,000 of additional liabilities.

    As a result of the Company's 1995 recapitalization, the 25,228 shares of preferred stock issued in connection with the Safe Way acquisition were reclassified as 130,003 shares of common stock. See further discussion in Note 7.

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 4 -- ACQUISITIONS AND DIVESTITURES (CONTINUED)
    In March 1994, the Company purchased the customer list, containers and transportation equipment of Recovery Corporation of Illinois for $630,000 in cash and 5,000 shares of preferred stock with a liquidation value of $100 per share.

    For financial reporting purposes, each acquisition was accounted for as a purchase, and the purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of acquisition. The excess of the purchase price over fair market value of net assets acquired is reflected in the accompanying consolidated balance sheets as goodwill. The results of operations of these acquired businesses are included in the consolidated statements of operations from the date of acquisition. The effect of these acquisitions would not have a significant effect on the Company's operations, except for the Safe Way acquisition.

    Based on unaudited data, the following table presents selected financial information for the Company and its subsidiaries on a pro forma basis, assuming the Company and Safe Way had been combined since January 1, 1993:


                                                               YEAR ENDED           YEAR ENDED
                                                            DECEMBER 31, 1993    DECEMBER 31, 1994
                                                           -------------------  -------------------
Revenues.................................................      $    16,655          $    20,494
Loss applicable to common stock..........................          (10,604)             (10,597)
Net loss per common share................................      $     (4.90)         $     (4.90)


    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the Safe Way acquisition been made as of January 1, 1993.

NOTE 5 -- LONG-TERM DEBT
    Long-term debt consists of the following at December 31:

                                                                               1994       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Industrial development revenue bonds.......................................  $   1,753  $   1,633
Obligations under capital leases...........................................        970        488
Note payable to bank.......................................................         --        858
Note payable...............................................................      2,480      2,480
Mortgage payable and other.................................................        238        460
                                                                             ---------  ---------
                                                                                 5,441      5,919
Less: Current portion......................................................        603        297
                                                                             ---------  ---------
    TOTAL..................................................................  $   4,838  $   5,622
                                                                             ---------  ---------
                                                                             ---------  ---------

    On October 31, 1995, the Company entered into a revolving line of credit with Silicon Valley Bank. To secure this line of credit, the Company granted the bank a lien on all of the Company's assets. Borrowings under the line of credit are limited to the lesser of $2,500,000 or a specified percentage of the Company's eligible receivables, as defined in the loan and security agreement. Outstanding borrowings bear interest at the bank's prime rate (8.5% at December 31, 1995), plus 3.0%. At December 31, 1995, the outstanding loan balance was $858,000 and the Company had unused borrowing capacity of $821,000. This agreement has a maturity date of October 31, 1997 and is subject to automatic renewal for additional one year periods, unless 60 days written notice is provided by either party in advance of the maturity date. Under the terms of the loan and security agreement, the Company is, among other things, restricted from paying dividends and is required to maintain minimum levels of tangible net worth and debt to tangible net worth.

    In 1995, an agreement was reached with the Rhode Island Department of Environmental Management regarding two notices of violation issued in 1994 and 1995. Although the Company believed that the allegations

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 5 -- LONG-TERM DEBT (CONTINUED)
were meritless, the agreement was entered into in order to resolve the matter in the best interests of the Company and its customers in a timely manner. The Company agreed to pay $35,000 each year from 1995 to 1998, $50,000 in 1999, $60,000 in 2000 and $150,000 in 2001 to the Rhode Island Air and Water Protection Fund. In addition, the Company agreed to perform community services and conduct seminars over a five-year period. The Company recorded this obligation based on the discounted cash flows expected to be paid over the term of agreement, using a discount rate of 11.75%. The recorded obligation of $240,000 at December 31, 1995 has been included in mortgage payable and other long-term debt. An expense of $458,000 is included in the 1995 Consolidated Statement of Operations as Selling, General and Administrative Expense. This amount reflects the recorded obligation and legal fees incurred in the settlement.

    In 1994, a non-interest bearing note in the amount of $2,480,000 was issued as part of the purchase of the net assets of Safe Way. Upon maturity, a portion of the note is payable in 98,001 shares of common stock (see Note 7) and a portion is payable in cash. The note will mature on the earlier of June 25, 1997 or an initial public offering, as defined in the purchase agreement between the Company and Safe Way.

    During 1992 the Company entered into certain obligations to finance the development of its Woonsocket, Rhode Island and Morton, Washington facilities. The development and purchase of substantially all of the property and equipment for the Woonsocket, Rhode Island facility was financed from the issuance of industrial development revenue bonds. The bonds are due in various amounts through 2017 at fixed interest rates ranging from 5.75% to 7.375% and are collateralized by the property and equipment at the Woonsocket, Rhode Island facility. The terms of an agreement entered into in connection with the issuance of the bonds contain, among other provisions, requirements for maintaining defined levels of working capital and various financial ratios including debt to net worth.

    As part of the development of the Company's Morton, Washington facility, the Company entered into a loan agreement with a bank for $255,000. The Company is required to make monthly payments of $2,361 for principal and interest through 2007. Interest paid is based upon a specified index plus 4.5%. The interest rate was 9.54% and 9.78% at December 31, 1994 and 1995, respectively. The loan is collateralized by the property and equipment at the Morton, Washington facility.

    Payments due on long-term debt, excluding capital lease obligations, during each of the five years subsequent to December 31, 1995 are as follows:

                                                                      (IN THOUSANDS)
1996................................................................     $     159
1997................................................................         3,514
1998................................................................           182
1999................................................................           208
2000................................................................           223

    The Company paid interest of $282,000, $271,000 and $262,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    The fair value of the Company's long term debt was estimated using a discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1995 the fair value of the Company's debt was approximately $4,275,000.

    CAPITAL LEASES:

    In February 1994, the Company entered into a sale and leaseback transaction for equipment acquisitions at the Yorkville, Wisconsin facility in the amount of $882,000. No gain or loss was recognized on the sale and leaseback.

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 5 -- LONG-TERM DEBT (CONTINUED)
The lease arrangement has a term of 60 months and at the end of the lease, the Company will have the option to renew the lease, return the equipment or purchase the equipment at a fair market value not to exceed 11% of the original purchase price.

    The Company is the lessee of machinery and equipment under capital leases expiring in 1999. At December 31, property under capital leases included with Property, Plant and Equipment in the accompanying Consolidated Balance Sheets is as follows:

                                                                              1994       1995
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Machinery and equipment...................................................  $   1,880  $     882
Less-Accumulated depreciation and amortization............................       (345)      (169)
                                                                            ---------        ---
                                                                            $   1,535  $     713
                                                                            ---------        ---
                                                                            ---------        ---

    Minimum future lease payments under capital leases are as follows:

                                                                       (IN THOUSANDS)
1996................................................................      $     176
1997................................................................            176
1998................................................................            176
1999................................................................             26
                                                                              -----
Total minimum lease payments........................................            554
Less -- Amounts representing interest...............................            (66)
                                                                              -----
Present value of net minimum lease payment..........................            488
Less -- Current portion.............................................           (138)
                                                                              -----
Long-term obligations under capital leases..........................      $     350
                                                                              -----
                                                                              -----

NOTE 6 -- LEASE COMMITMENTS
    The Company leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under operating lease agreements which expire at various dates over the next seven years. The leases for most of the properties contain renewal provisions.

    Rent expense  for  1993,  1994  and  1995  was  $1,930,000,  $1,643,000  and
$1,739,000, respectively.

    Minimum future rental payments under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1995 for each of the next five years and in the aggregate are as follows:

                                                                      (IN THOUSANDS)
1996................................................................     $   1,324
1997................................................................         1,132
1998................................................................           985
1999................................................................           591
2000................................................................           442
Thereafter..........................................................           462
                                                                            ------
    Total minimum rental payments...................................     $   4,936
                                                                            ------
                                                                            ------

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 7 -- COMMON AND PREFERRED STOCK
    STOCK SPLIT:

    In June 1996, the Company's Board of Directors authorized a 1-for-5.3089 reverse stock split, to be effective prior to completion of an initial public offering of the Company's common stock. Also prior to completion of an initial public offering, 5,236,209 shares of Class A common stock and 346,176 shares of Class B common stock will be redesignated as a like number of shares of common stock. In July 1996, the Company's Board of Directors and shareholders authorized a decrease in the number of authorized shares of common stock from 58,000,000 shares to 30,000,000 shares prior to completion of an initial public offering. All common shares, per share, weighted average shares outstanding and stock option data have been adjusted to reflect this reverse stock split, redesignation of the Class A and Class B common stock as common stock and decrease in authorized common stock.

    The following table details the convertible redeemable preferred stock activities for each of the years in the three-year period ended December 31, 1995:

                                                                         SHARES
                                                                       -----------      AMOUNT
                                                                                    --------------
                                                                                    (IN THOUSANDS)
Balances at December 31, 1992........................................         356     $   40,353
  Issuance of Class E preferred stock................................          70          8,000
  Shares retired.....................................................          --             (8)
  Accumulated dividends..............................................          --          3,733
                                                                            -----        -------
Balances at December 31, 1993........................................         426     $   52,078
  Issuance of Classes F, G, H & I preferred stock....................          63          6,350
  Accumulated dividends..............................................          --          4,481
                                                                            -----        -------
Balances at December 31, 1994........................................         489     $   62,909
  Canceled shares of preferred stock.................................          (4)          (419)
  Common stock issued in exchange for preferred stock................        (485)       (62,490)
                                                                            -----        -------
Balances at December 31, 1995........................................   $      --     $       --
                                                                            -----        -------
                                                                            -----        -------

    In August 1995 the Board of Directors adopted a plan of recapitalization which was approved by the Company's stockholders in September 1995, pursuant to which the Company reclassified its outstanding convertible redeemable preferred stock as 5,043,418 shares of common stock and increased the authorized common stock to 57,000,000 shares from 9,400,000 shares and in April 1996 authorized a further increase in the authorized common stock to 58,000,000 (see Note 8).

    Shares of the Company's common stock have been reserved for issuance upon conversion of the Safe Way note payable (see Note 5) and the exercise of warrants and options. These shares have been reserved as follows at December 31, 1995:

Safe Way note payable............................................     98,001
1993 Plan options................................................      9,943
1995 Plan options................................................    923,292
Warrants.........................................................    242,396
                                                                   ---------
    Total shares reserved........................................  1,273,632
                                                                   ---------
                                                                   ---------

    As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock. The liquidation preference of the preferred stock as of December 31, 1994 was $61,909,112 and was canceled by the plan of recapitalization.

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 8 -- STOCK OPTIONS AND WARRANTS

    STOCK OPTIONS:

    In September 1993, the Company's shareholders approved an amended and restated stock option plan (the "1993 Plan"), which provided for the granting of options to purchase up to 113,018 shares of common stock. In November 1995, the outstanding options of all current employees were canceled in conjunction with the Company's recapitalization (see Note 7).

    The following table summarizes option activity through December 31, 1995:

                                                                            OPTION PRICE    # SHARES    EXERCISABLE
                                                                           --------------  -----------  -----------
Outstanding at December 31, 1992.........................................  $  5.31-$42.47      35,412        5,274
Granted..................................................................  $         5.84      45,961
Granted..................................................................  $         6.90       1,130
                                                                                           -----------
Outstanding at December 31, 1993.........................................  $  5.31-$42.47      82,503       15,626
Granted..................................................................  $         5.84         377
Granted..................................................................  $         6.90      29,254
Canceled.................................................................                      (2,405)
                                                                                           -----------
Outstanding at December 31, 1994.........................................  $  5.31-$42.47     109,729       39,864
Canceled.................................................................                     (99,786)
                                                                                           -----------
Outstanding at December 31, 1995.........................................  $  5.31-$42.47       9,943        4,938
                                                                                           -----------
                                                                                           -----------

    In 1995, the Company's Board of Directors and shareholders approved an Incentive Compensation Plan (the "1995 Plan"), which provides for the granting of additional shares of common stock in the form of stock options and restricted stock to employees, officers, directors and consultants of the Company. The exercise price of options granted under the 1995 Plan must be at least equal to the fair market value of the common stock on the date of grant. The sale or transfer of outstanding shares of common stock is subject to the right of first refusal by the Company. As of December 31, 1995, options to purchase 923,292 shares of common stock at an exercise price of $0.53 per share had been granted and were outstanding, of which 537,682 were exercisable.

    WARRANTS:

    The Company, in conjunction with a lease financing agreement, issued the lessor warrants to purchase up to 15,064 shares of common stock at $18.58 per share. At December 31, 1995, all of these warrants were outstanding and expire on March 3, 1998.

    The Company, in connection with the issuance of preferred stock, which was subsequently reclassified as common stock (see Note 7), issued warrants to purchase up to 6,773 shares of common stock at an exercise price of $69.02 per share. At December 31, 1995, warrants to purchase 6,773 shares at $69.02 per share were issued and outstanding. These warrants expire on March 16, 1999.

    During 1995, several of the Company's shareholders and directors provided a bridge loan to the Company. The loan totaled $830,000 with interest at prime plus 3%. In addition to the interest, the lenders received warrants to purchase 220,559 shares of common stock at $1.59 per share. These warrants expire on July 31, 2000. The bridge loan was repaid in November 1995 with proceeds from the Company's revolving line of credit.

NOTE 9 -- REGISTRATION AGREEMENT
    The Company is a party to a Registration Agreement which gives certain shareholders of the Company registration rights for their shares. The parties to the Registration Agreement are the original holders of the Company's prior Class A, B, C, D, E, F, H, and I preferred stock. After the Company's 1995 recapitalization, the

                       STERICYCLE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

NOTE 9 -- REGISTRATION AGREEMENT (CONTINUED)
Registration Agreement was amended to provide that the registration rights applied to the shares of common stock that the parties to the Registration Agreement received pursuant to the recapitalization, shares issuable under certain warrants issued to purchasers of the Company's prior Class F preferred stock and the common stock to be delivered by the Company in payment of the Safe Way Note. According to the Registration Agreement (i) at any time, the holders of a majority of the shares which are subject to the registration rights can request registration of their shares on Form S-1 (a "Long-Form Registration") and the holders of at least 25% of these shares can request registration of their shares on Form S-2 or S-3, (ii) at any time after either an initial public offering or July 10,1996, one shareholder who is a party to the Registration Agreement may request a Long Form registration, (iii) at any time after an initial public offering, another shareholder who is a party to the Registration Agreement can request a Long Form registration, and (iv) the parties to the
Registration Agreement have the right to include their shares in any registration which is requested or in any other registration that the Company may otherwise undertake. If any registration is requested, the Company will use its best efforts to effect the requested registration at its own expense.

NOTE 10 -- EMPLOYEE BENEFIT PLAN
    The Company has a defined contribution retirement savings plan covering substantially all employees of the Company. Each participant may elect to defer a portion of his or her compensation subject to certain limitations. The Company may match up to 30% of the first $1,000 contributed to the retirement savings plan by each employee. The Company's contributions for the years ended December 31, 1993, 1994 and 1995 were approximately $9,000, $13,000 and $14,000, respectively.

NOTE 11 -- RELATED PARTIES
    In October 1993, the Company entered into an Alliance Agreement ("Alliance") with an investor in the Company. The purpose of the Alliance was to develop new technologies and procedures for recycling regulated medical waste. The Company devoted resources to the Alliance research and development program during the first 18 months of the Alliance. The investor has rights with respect to the development of any Alliance technology as part of the research and development program. During the initial 18 months of the Alliance, the Company provided for $1 million of research and development costs under this agreement. A license agreement is effective upon the non-renewal of the Alliance and grants the investor a license to use the Alliance technology subject to certain conditions.


    The Alliance also gives the investor the right under certain circumstances to require the Company to redeem the investor's 461,028 shares of the Company's common stock. The redemption price upon any such redemption is currently not defined as the Company and the investor are negotiating the price. This redemption right terminates 180 days from the date of the Company's initial public offering of common stock.


    Under  the  Alliance,  the  investor   and  the  Company  have  an   ongoing
relationship to provide services and products to the healthcare market place.

                       STERICYCLE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)



                                                                                             JUNE 30,
                                                                                               1996
                                                                                          --------------
                                                                                          (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.............................................................    $       40
  Accounts receivable, less allowance for doubtful accounts of $157.....................         4,521
  Parts and supplies....................................................................           457
  Prepaid expenses......................................................................           486
  Other current assets..................................................................           419
                                                                                          --------------
    Total current assets................................................................         5,923
Property, Plant and Equipment:
  Land..................................................................................            90
  Buildings and improvements............................................................         5,407
  Machinery and equipment...............................................................         8,445
  Office equipment and furniture........................................................           431
  Construction in progress..............................................................           281
                                                                                          --------------
                                                                                                14,654
Less accumulated depreciation and amortization..........................................        (4,347)
                                                                                          --------------
    Property, plant and equipment -- Net................................................        10,307
Other Assets:
  Organization costs, net...............................................................            10
  Goodwill, less accumulated amortization of $596.......................................         9,064
  Other.................................................................................           530
                                                                                          --------------
    Total other assets..................................................................         9,604
                                                                                          --------------
      Total assets......................................................................    $   25,834
                                                                                          --------------
                                                                                          --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....................................................    $    4,306
  Accounts payable......................................................................         1,508
  Accrued liabilities...................................................................         2,547
  Deferred revenue......................................................................           594
                                                                                          --------------
    Total current liabilities...........................................................         8,955
Long-Term Debt:
  Industrial development revenue bonds and other........................................         3,051
  Note payable to bank..................................................................         1,348
                                                                                          --------------
    Total long-term debt................................................................         4,399
Other Liabilities.......................................................................           569
Shareholders' Equity:
  Common stock (par value $.01 per share; 30,000,000 shares authorized, 6,155,940 issued
   and outstanding).....................................................................            62
  Additional paid-in capital............................................................        50,075
  Notes receivable for common stock purchases...........................................           (30)
  Accumulated deficit...................................................................       (38,196)
                                                                                          --------------
    Total shareholders' equity..........................................................        11,911
                                                                                          --------------
      Total liabilities and shareholders' equity........................................    $   25,834
                                                                                          --------------
                                                                                          --------------


   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                               FOR THE SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                              --------------------------
                                                                                  1995          1996
                                                                              ------------  ------------
                                                                                (IN THOUSANDS, EXCEPT
                                                                              SHARE AND PER SHARE DATA)

Revenues....................................................................  $     10,756  $     11,616

Costs and expenses:
  Cost of revenues..........................................................         8,872         9,189
  Selling, general and administrative.......................................         4,663         3,315
                                                                              ------------  ------------
    Total costs and expenses................................................        13,535        12,504
                                                                              ------------  ------------

Loss from operations........................................................        (2,779)         (888)

Other income (expense):
  Interest income...........................................................             6            --
  Interest expense..........................................................          (103)         (206)
                                                                              ------------  ------------
    Total other income (expense)............................................           (97)         (206)
                                                                              ------------  ------------
Net loss....................................................................        (2,876)       (1,094)
Less cumulative preferred dividends.........................................        (3,146)           --
                                                                              ------------  ------------
Loss applicable to common stock.............................................  $     (6,022) $     (1,094)
                                                                              ------------  ------------
                                                                              ------------  ------------
Net loss per common share...................................................  $      (2.78) $      (0.15)
                                                                              ------------  ------------
                                                                              ------------  ------------
Weighted average number of common shares outstanding........................     2,162,988     7,074,440
                                                                              ------------  ------------
                                                                              ------------  ------------


   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)
                                  COMMON STOCK



                                                                                NOTES
                                                                              RECEIVABLE
                                          ISSUED AND             ADDITIONAL   FOR COMMON                     TOTAL
                                          OUTSTANDING             PAID-IN       STOCK      ACCUMULATED   SHAREHOLDERS'
                                            SHARES      AMOUNT    CAPITAL     PURCHASES      DEFICIT        EQUITY
                                          -----------   ------   ----------   ----------   -----------   -------------
BALANCES AT DECEMBER 31, 1995...........     5,582       $ 55     $49,621       $  --       $(37,102)      $ 12,574
Common stock issued -- $.01 per share...       574          7         454         (30)                          431
Net loss for the six months ended June
 30, 1996...............................                                                      (1,094)        (1,094)
                                             -----      ------   ----------     -----      -----------   -------------
BALANCES AT JUNE 30, 1996...............     6,156       $ 62     $50,075       $ (30)      $(38,196)      $ 11,911
                                             -----      ------   ----------     -----      -----------   -------------
                                             -----      ------   ----------     -----      -----------   -------------


   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                      FOR THE SIX MONTHS
                                                                                        ENDED JUNE 30,
                                                                                     --------------------
                                                                                       1995       1996
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss.........................................................................  $  (2,876) $  (1,094)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization..................................................        945        976
    Asset write down...............................................................        503         --
    Gain on divestiture............................................................       (408)        --
  Change in net operating assets,
   net of effect of acquisitions and divestitures:
    Accounts receivable............................................................        910       (319)
    Parts and supplies.............................................................         62         47
    Prepaid expenses and other.....................................................        (79)       (49)
    Other assets...................................................................       (145)         6
    Accounts payable...............................................................        554       (430)
    Accrued liabilities............................................................       (719)       600
    Deferred revenue and other liabilities.........................................        286        (12)
                                                                                     ---------  ---------
Net cash used in operating activities..............................................       (967)      (275)
                                                                                     ---------  ---------
INVESTING ACTIVITIES:
  Capital expenditures.............................................................       (153)      (235)
  Proceeds from divestiture........................................................        544         --
  Payments for acquisitions, net of cash acquired..................................       (119)    (1,068)
                                                                                     ---------  ---------
Net cash provided by (used in) investing activities................................        272     (1,303)
                                                                                     ---------  ---------
FINANCING ACTIVITIES:
  Repayment of long-term debt......................................................        (71)      (264)
  Issuance of common stock.........................................................         --        431
  Proceeds from bridge loan........................................................         --      1,000
  Net proceeds from note payable to bank...........................................         --        490
  Principal payments under capital lease obligations...............................       (263)      (177)
                                                                                     ---------  ---------
Net cash (used in) provided by financing activities................................       (334)     1,480
                                                                                     ---------  ---------
  Net decrease in cash and cash equivalents........................................     (1,029)       (98)
Cash and cash equivalents at beginning of period...................................      1,206        138
                                                                                     ---------  ---------
Cash and cash equivalents at end of period.........................................  $     177  $      40
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Supplementary disclosure of cash flow information -- acquisition of machinery and
 equipment financed with a capital lease...........................................  $      --  $     364
                                                                                     ---------  ---------
                                                                                     ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1996


NOTE 1 -- BASIS OF PRESENTATION

    The accompanying 1995 and 1996 unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes these disclosures are adequate to make the information presented not misleading. During the six months ended June 30, 1995, the Company recorded a write-down in the carrying value of a project to utilize treated regulated medical waste as an alternative fuel in the production of cement. The Company realized that the viability and completion of the project were doubtful and that, if the project were completed, the economic cost would not permit the Company to recover its investment. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and, with the exception of the asset write-down during the six months ended June 30, 1995, are of a normal recurring nature. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the three years ended December 31, 1995. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1996.


NOTE 2 -- ACQUISITIONS

    On April 30, 1996, the Company purchased the customer list and certain other assets, totaling approximately $200,000, of Sharps Incinerator of Fort, Inc. for $757,000 in cash of which $562,000 was payable at closing and the balance plus interest (prime plus 1%) is due on November 1, 1996. This transaction was accounted for using the purchase method of accounting.



    On May 1, 1996, the Company purchased the customer list and certain other assets of Doctors Environmental Control, Inc. for $400,000 in cash and notes payable issued for $600,000, which are payable on May 1, 1998. In addition, the Company assumed two vehicle leases totaling $77,000 and delivered four option agreements to shareholders of the seller giving them an option to purchase up to a total of 53,816 shares of the Company's common stock. The price for the purchase of the common stock upon exercise of each option is (i) the surrender and cancellation of the note payable, or (ii) in the event that any payments have been made under the notes payable, the surrender and cancellation of the note payable and payment of cash such that the cash payment and the outstanding balance of principal and interest on the note payable together equal the balance of the note as if no payments had been made on the note payable. The transaction was accounted for using the purchase method of accounting.



    These acquisitions are not significant to results of operations for the six months ended June 30, 1996.


NOTE 3 -- BRIDGE LOAN
    In May 1996, the Company obtained a $1,000,000 bridge loan from certain shareholders, directors and officers to provide working capital and to finance additional acquisitions. The notes are subordinated to bank debt and bear interest at the rate of 7% per annum unless repaid prior to January 1997. The notes are due in May 1997 or within 30 days after completion of an initial public offering in which the Company raises at least $20,000,000. In connection with this loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of common stock at $7.96 per share. The warrants expire in May 2001.

NOTE 4 -- STOCK OPTIONS
    During the quarter ended March 31, 1996 the Board of Directors granted options to purchase 49,073 shares of common stock to key employees. The options will vest over 12 to 36 months at an exercise price of $0.53 per share.

    Additionally, during the first quarter the Board approved the options to purchase 30,826 shares of common stock by various consultants to the Company. The options carry an exercise price of $2.12 per share.

                       STERICYCLE, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                 JUNE 30, 1996


NOTE 4 -- STOCK OPTIONS (CONTINUED)

    In April 1996, the Board of Directors granted options to purchase 149,984 shares of common stock to employees. The options will vest over 12 to 48 months and carry an exercise price of $1.99 per share.


    In June 1996, the Company's Board of Directors adopted a Directors Stock Option Plan. The plan authorizes stock options for a total of 285,000 shares of common stock to be granted to eligible directors of the Company, consisting of directors who are neither officers nor employees of the Company. Under such plan, each incumbent eligible director will automatically receive an option as of the date of closing of an initial public offering of the Company's common stock for a number of shares of common stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the average of the closing bid and asked prices of a share of common stock (the "closing price") on the date of grant. As of each annual meeting of the Company's stockholders after the date of such an initial public offering, each incumbent eligible director who is re-elected as a director at the annual meeting will automatically receive an option for a number of shares of common stock determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting, and each eligible director who is elected as a director for the first time will automatically receive an option for a number of shares of Common Stock determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or to a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case an eligible director who is elected as a director for the first time at an annual meeting). In addition, each eligible director who is elected as a director for the first time other than at an annual meeting of the Company's stockholders will automatically receive, as of the date of his or her election, an option for a number of shares of common stock equal to three times the number of shares of common stock for which each incumbent eligible director received an option as of the last annual meeting. The exercise price of each option will be the closing price on the date of grant. The term of each option will be six years from the date of grant and will vest in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director. With the approval of the Company's Board of Directors, the holder of an option may pay the exercise price by delivering other shares of common stock, by surrendering exercisable options having a fair market value on the date of exercise equal to the exercise price, or by directing the Company to withhold shares of common stock otherwise issuable upon exercise of the option having a fair market value on the date of exercise equal to the exercise price, or by a combination of these methods.

NOTE 5 -- STOCK ISSUANCES
    In May 1996, warrants to purchase 59,128 shares of common stock were exercised at a price of $1.59 per share. In May and June 1996, options to purchase 24,233 shares and 459,844 shares of common stock, respectively, were exercised at prices of $2.12 per share and $0.53 per share, respectively.

NOTE 6 -- INCOME TAXES

    The Company incurred a net operating loss for the six months ended June 30, 1995 and 1996. Any tax benefit resulting from these net operating losses has been offset by a valuation allowance.


NOTE 7 -- EMPLOYEE STOCK PURCHASE PLAN
    Under a plan approved by the Board of Directors, employees of Stericycle may purchase shares of common stock at a price of $2.12 per share. Under terms of the plan employees are allowed to purchase shares by December 31, 1995 and pay for the stock during 1996. Employees elected to purchase a total of 30,232 shares of common stock.

                       STERICYCLE, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                 JUNE 30, 1996


NOTE 8 -- STOCK SPLIT
    STOCK SPLIT:


    In June 1996, the Company's Board of Directors authorized a 1-for-5.3089 reverse stock split, to be effective prior to completion of an initial public offering of the Company's common stock. Prior to completion of an initial public offering, 5,353,836 shares of Class A common stock and 802,104 shares of Class B common stock will be redesignated as a like number of shares of common stock. In July 1996, the Company's Board of Directors and shareholders authorized a decrease in the number of authorized shares of common stock from 58,000,000 shares to 30,000,000 shares prior to completion of an initial public offering of the Company's common stock. All common shares, per share, weighted average shares outstanding and stock option data have been adjusted to reflect this reverse stock split, redesignation of the Class A and Class B common stock as common stock and decrease in authorized common stock.



NOTE 9 -- RELATED PARTIES


    In October 1993, the Company entered into an Alliance Agreement ("Alliance") with an investor in the Company. The Alliance gives the investor the right under certain circumstances to require the Company to redeem the investor's 461,028 shares of the Company's common stock. The redemption price upon any such redemption is currently not defined as the Company and the investor are negotiating the price. This redemption right terminates 180 days from the date of the Company's initial public offering of common stock.

                               [Logo] Stericycle
Stericycle currently has treatment facilities in California, Rhode Island, Washington and Wisconsin. The Stericycle ETD treatment process produces no liquid effluents or regulated air emissions.

      [Picture of exterior of one of the Company's treatment facilities.]

      [Picture of interior of one of the Company's treatment facilities.]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of hereof or that the information contained herein is correct as of any time subsequent to its date.

                              -------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Dilution....................................................   16
Capitalization..............................................   17
Selected Consolidated Financial Data........................   18
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..................................   19
Business....................................................   25
Management..................................................   42
Certain Transactions........................................   50
Principal Stockholders......................................   51
Description of Capital Stock................................   53
Shares Eligible for Future Sale.............................   55
Underwriting................................................   58
Legal Matters...............................................   59
Experts.....................................................   59
Additional Information......................................   59
Index to Consolidated Financial Statements..................  F-1


                              -------------------

    Until             , 1996  (25 days after  the date of  this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                              -------------------

                                3,000,000 SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                                            , 1996

                            ------------------------

                            DILLON, READ & CO. INC.

                              SALOMON BROTHERS INC

                            WILLIAM BLAIR & COMPANY

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application and listing fee. All of these expenses will be paid by the Registrant.

SEC registration fee...........................................  $15,465.00
NASD filing fee................................................    4,985.00
Nasdaq National Market application and listing fee.............   43,500.00
Legal fees and expenses........................................  250,000.00
Accounting fees and expenses...................................  160,000.00
Printing and engraving expenses................................   80,000.00
Blue sky fees and expenses.....................................   20,000.00
Transfer agent fees............................................   10,000.00
Directors' and officers' liability insurance...................  150,000.00
Miscellaneous..................................................   66,050.00
                                                                 ----------
    Total......................................................  $800,000.00
                                                                 ----------
                                                                 ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, the person must also not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

    Article Fifth of the Registrant's By-Laws requires the Company to indemnify its directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article Fifth also requires the Registrant to advance the litigation expenses of a director or officer on receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care. Such a provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

    Article Ninth of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the fullest extent permitted by Section 102(b)(7).

    The Registrant intends to obtain directors' and officers' liability insurance to insure the Registrant's directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

    The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities relating to this Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    In October 1993, the Registrant sold 750.75 shares of Class B preferred stock and 21,450 shares of common stock to 27 employees for $235,953 and $23,595, respectively.


    In October 1993, the Registrant sold 70,000 shares of Class E preferred stock to one investor for $8,000,000.

    In February 1994, the Registrant issued 4,500 shares of common stock to a temporary employee for services rendered to the Registrant.

    In March 1994, the Registrant sold 9,350 shares of Class F preferred stock and warrants to purchase 35,959 shares of the Registrant's common stock to 10 investors, including Peter Vardy, a director of the Registrant, for $935,360.

    In March 1994, the Registrant issued 5,000 shares of Class G preferred stock, having a value of $500,000, to Recovery Corporation of Illinois ("RCI") in connection with the Registrant's purchase of certain of RCI's assets.

    In September 1994, the Registrant issued 25,227.71 shares of Class H preferred stock, having an aggregate value of $2,522,700, and delivered a note for $2,480,000, payable, in part, by delivery of 14,880 shares of Class H preferred Stock, to Safe Way Disposal Systems, Inc. ("Safe Way") in connection with the Registrant's purchase of certain of Safe Way's assets.

    In October 1994, the Registrant sold 25,225 shares of Class I preferred stock for $2,522,500 to 26 investors, including Jack W. Schuler, Peter Vardy and Mark C. Miller, directors of the Registrant (and in Mr. Miller's case, its President and Chief Executive Officer).

    In July 1994, the Registrant issued 532 shares of common stock pursuant to the exercise of an option granted to a consultant for services rendered to the Registrant.

    In July 1994, the Registrant issued 673 shares of common stock to a consultant who rendered services to the Registrant.

    In August 1994, the Registrant sold 604.5 shares of Class F preferred stock for $60,450, and 4,650 shares of common stock for $6,045, to 15 of its employees.

    In July 1995, the Registrant issued warrants to purchase 1,170,926 shares of Class A common stock, at an exercise price of $0.299 per share, to members of a group of lenders, including Jack W. Schuler, John Patience and Peter Vardy, directors of the Registrant. In May 1996, Mr. Patience exercised his warrant and acquired 133,088 shares of Class A common stock and Mr. Vardy exercised his warrant and acquired 180,814 shares of Class A common stock.

    In September 1995, the Registrant issued 22,000 shares of common stock in connection with an agreement to settle a dispute with a consultant.

    In November 1995, the Registrant issued 505 shares of Class A common stock to a vendor for services rendered to the Registrant.

    In November 1995, the Registrant issued 1,211.5 shares of Class A common stock to each of two consultants for services rendered to the Registrant.

    In December 1995, the Registrant sold 35,750 shares of Class A common stock for $14,300 to seven employees.

    In January 1996, the Registrant sold 160,500 shares of Class A common stock for $64,200 to 11 of its employees.

    In May 1996, the Registrant issued 102,400 shares of Class A common stock to seven consultants, including Peter Vardy, a director of the Company, pursuant to the exercise of options exercisable at a price of $0.40 per share.

    In May 1996, the Registrant issued 2,239,435 shares of Class B common stock to Mark C. Miller, the Registrant's President and Chief Executive Officer, pursuant to the exercise of an option exercisable at a price of $0.10 per share.
    In May 1996, the Registrant issued 18,900 shares of Class B common stock to Peter Vardy, a director of the Registrant, pursuant to the exercise of an option exercisable at a price of $0.10 per share.
    In June 1996, the Registrant issued warrants to purchase 1,200,000 shares of Class A common stock, at an exercise price of $1.50 per share, to members of a group of lenders, including Jack W. Schuler, John Patience and Peter Vardy, directors of the Registrant, and Mark C. Miller and James F. Polark, the
Registrant's President and Chief Executive Officer and its Vice President, Finance and Chief Financial Officer, respectively.


    In June 1996, the Registrant issued 162,141 shares of Class B common stock to Patrick F. Graham, a director of the Registrant, pursuant to the exercise of an option exercisable at a price of $0.10 per share.


    In June 1996, the Registrant issued 20,971 shares of Class B common stock to an employee pursuant to the exercise of an option exercisable at a price of $0.10 per share.
    The sales of these securities were considered to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2), or Regulation D thereunder, as transactions by an issuer not involving a public offering. The recipients of these securities represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any further distribution, and appropriate legends were affixed to the stock certificates and instruments issued to the recipients.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.
   3.1*    Certificate of Incorporation of the Registrant, as currently in effect.
   3.5*    By-Laws of the Registrant, as currently in effect.
   4.1**   Specimen Common Stock Certificate.
   4.2*    Form of Common Stock Purchase Warrant in connection with July 1995 line of credit.
   4.3*    Form of Common Stock Purchase Warrant in connection with May 1996 short-term loan.
   4.4*    Amended and Restated Registration Agreement dated October 19, 1994 between the Registrant and certain of its stockholders, and related First Amendment dated September 30, 1995 and Second Amendment dated
            July 1, 1996.
   5.1**   Opinion of Johnson and Colmar.
  10.1*    Amended and Restated Incentive Compensation Plan.
  10.2*    Directors Stock Option Plan.
  10.3*    Loan and Security Agreement dated October 31, 1995 between the Registrant and Silicon Valley Bank, and related Amendments dated March 12, 1996 and June 4, 1996.
  10.4*    Guaranty Agreement dated June 1, 1992 among the Registrant, Fleet National Bank, as Trustee, and
            Rhode Island Industrial-Recreational Building Authority, and related Regulatory Agreement dated June
            1, 1992 between the Registrant and the Rhode Island Industrial-Recreational Building Authority.
  10.5*+   Radio-Frequency Heating Technology License Agreement dated November 10, 1995 between the Registrant and IIT Research Institute.
  10.6*+   Alliance Agreement dated October 12, 1993 between the Registrant and Baxter Healthcare Corporation.

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
  10.7*+   Agreement dated May 6, 1994 between the Registrant and SAGE Products, Inc., and related letter agreement dated November 7, 1995.
  10.8*    Office Lease dated December 26, 1991 between the Registrant and American National Bank and Trust
            Company of Chicago, as Trustee under Trust No. 57661, relating to the Registrant's Deerfield,
            Illinois office space.
  10.9*    Standard Form Industrial Lease dated October 1, 1991 between the Registrant and General American Life
            Insurance Registrant, relating to the Registrant's Loma Linda, California treatment facility.
  10.10*   Lease dated June 1, 1992 between the Registrant and Rhode Island Industrial Facilities Corporation,
            relating to the Registrant's Woonsocket, Rhode Island treatment facility.
  10.11*   Lease dated February 25, 1992 between the Registrant and EML Associates, relating to the Registrant's
            San Leandro, California transfer station.
  10.12*   Master Lease Agreement dated February 11, 1994 between the Registrant and Ziegler Leasing
            Corporation, relating to the machinery and equipment at the Registrant's Yorkville, Wisconsin treatment facility
  10.13*   Master Lease Agreement dated March 14, 1991 between the Registrant and LINC Venture Lease Partners
            II, L.P., and related Equipment Schedule dated January 1, 1996, relating to the machinery and equipment at the Registrant's West Memphis, Arkansas recycling and research development facility, its San Leandro, California transfer station, and its Morton, Washington treatment facility.
  10.14*   State of Rhode Island and Providence Plantations Consent Agreement dated August 22, 1995 between the
            Registrant and the Rhode Island Department of Environmental Management.
  10.15*+  Interim Agreement dated June 28, 1996 between the Registrant and a Brazilian company.
   11      Statement Re Computation of Per Share Earnings (revised).
  21.1*    Subsidiaries.
  23.1     Consent of Ernst & Young LLP.
  23.2**   Consent of Johnson and Colmar (to be filed as part of Exhibit 5.1).
  24.1*    Power of Attorney.


- ------------------------
 * Previously filed.
** To be filed by amendment.
 + Confidential treatment requested.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on August 2, 1996.


                                        STERICYCLE, INC.

                                        By:          /s/ MARK C. MILLER
                                           -------------------------------------
                                                      Mark C. Miller
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                         NAME                                            TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------

                                     *
     -------------------------------------------        Chairman of the Board of Directors        August 2, 1996
                   Jack W. Schuler

                  /s/ MARK C. MILLER                    President, Chief Executive Officer and
     -------------------------------------------         a Director (Principal Executive          August 2, 1996
                    Mark C. Miller                       Officer)

                                     *                  Vice President, Finance and Chief
     -------------------------------------------         Financial Officer (Principal Financial   August 2, 1996
                   James F. Polark                       and Accounting Officer)

                                     *
     -------------------------------------------        Director                                  August 2, 1996
                  Patrick F. Graham

                                     *
     -------------------------------------------        Director                                  August 2, 1996
                    John Patience

                                     *
     -------------------------------------------        Director                                  August 2, 1996
                    Lloyd D. Ruth

                                     *
     -------------------------------------------        Director                                  August 2, 1996
               L. John Wilkerson, Ph.D.

                                     *
     -------------------------------------------        Director                                  August 2, 1996
                     Peter Vardy

*By            /s/ MARK C. MILLER
               ---------------------------------------
                      Mark C. Miller
                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.
   3.1*    Certificate of Incorporation of the Registrant, as currently in effect.
   3.5*    By-Laws of the Registrant, as currently in effect.
   4.1**   Specimen Common Stock Certificate.
   4.2*    Form of Common Stock Purchase Warrant in connection with July 1995 line of credit.
   4.3*    Form of Common Stock Purchase Warrant in connection with May 1996 short-term loan.
   4.4*    Amended and Restated Registration Agreement dated October 19, 1994 between the Registrant and certain of its stockholders, and related First Amendment dated September 30, 1995 and Second Amendment dated
            July 1, 1996.
   5.1**   Opinion of Johnson and Colmar.
  10.1*    Amended and Restated Incentive Compensation Plan.
  10.2*    Directors Stock Option Plan.
  10.3*    Loan and Security Agreement dated October 31, 1995 between the Registrant and Silicon Valley Bank, and related Amendments dated March 12, 1996 and June 4, 1996.
  10.4*    Guaranty Agreement dated June 1, 1992 among the Registrant, Fleet National Bank, as Trustee, and
            Rhode Island Industrial-Recreational Building Authority, and related Regulatory Agreement dated June
            1, 1992 between the Registrant and the Rhode Island Industrial-Recreational Building Authority.
  10.5*+   Radio-Frequency Heating Technology License Agreement dated November 10, 1995 between the Registrant and IIT Research Institute.
  10.6*+   Alliance Agreement dated October 12, 1993 between the Registrant and Baxter Healthcare Corporation.
  10.7*+   Agreement dated May 6, 1994 between the Registrant and SAGE Products, Inc., and related letter agreement dated November 7, 1995.
  10.8*    Office Lease dated December 26, 1991 between the Registrant and American National Bank and Trust
            Company of Chicago, as Trustee under Trust No. 57661, relating to the Registrant's Deerfield,
            Illinois office space.
  10.9*    Standard Form Industrial Lease dated October 1, 1991 between the Registrant and General American Life
            Insurance Registrant, relating to the Registrant's Loma Linda, California treatment facility.
  10.10*   Lease dated June 1, 1992 between the Registrant and Rhode Island Industrial Facilities Corporation,
            relating to the Registrant's Woonsocket, Rhode Island treatment facility.
  10.11*   Lease dated February 25, 1992 between the Registrant and EML Associates, relating to the Registrant's
            San Leandro, California transfer station.
  10.12*   Master Lease Agreement dated February 11, 1994 between the Registrant and Ziegler Leasing
            Corporation, relating to the machinery and equipment at the Registrant's Yorkville, Wisconsin treatment facility
  10.13*   Master Lease Agreement dated March 14, 1991 between the Registrant and LINC Venture Lease Partners
            II, L.P., and related Equipment Schedule dated January 1, 1996, relating to the machinery and equipment at the Registrant's West Memphis, Arkansas recycling and research development facility, its San Leandro, California transfer station, and its Morton, Washington treatment facility.
  10.14*   State of Rhode Island and Providence Plantations Consent Agreement dated August 22, 1995 between the
            Registrant and the Rhode Island Department of Environmental Management.

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
  10.15*+  Interim Agreement dated June 28, 1996 between the Registrant and a Brazilian company.
  11       Statement Re Computation of Per Share Earnings (revised).
  21.1*    Subsidiaries.
  23.1     Consent of Ernst & Young LLP.
  23.2**   Consent of Johnson and Colmar (to be filed as part of Exhibit 5.1).
  24.1*    Power of Attorney.


- ------------------------
 * Previously filed.
** To be filed by amendment.
 + Confidential treatment requested.